As filed with the Securities and Exchange Commission on September 16, 2011

Registration No. 333-171928

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AIVTECH INTERNATIONAL GROUP CO.
(Exact name of registrant as specified in its charter)

Nevada	3651	N/A
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

1305 East, Hightech Plaza, Phase 2, Tian’an Cyber Park
Futian District, Shenzhen City, Guangdong Province, China
Telephone: +86 (139) 2349-3889
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Val-U-Corp Services, Inc.
1802 North Carson Street. Suite 108
Carson City, NV 89701
Tel. No.: (800) 555-9141
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Gregg E. Jaclin, Esq.
Sichenzia Ross Friedman Ference Anslow LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (5)

Common Stock, $0.001 par value per share	2,513,334	(1)	$3.00	$7,540,002	$875.39

Common Stock, $0.001 par value per share, issuable upon exercise of investor warrants	251,334	(3)	$4.00	$1,005,336	$116.72

Common Stock, $0.001 par value per share, issuable upon exercise of placement agent warrants	50,267	(4)	$4.00	$201,068	$23.34

Total	2,814,935			$8,746,404	$1,015.54

(1) Represents the total number of common shares issued to certain accredited investors in the registrant’s private placement of 2,513,334 units. Each unit consists of (i) one share of the Registrant’s common stock, $0.001 par value per share, and (ii) one warrant to purchase one-tenth (1/10) share of common stock at an exercise price of $4.00 per share.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The proposed maximum offering price is determined by the offering price of the common shares in the private placement completed on December 29, 2010.

(3) Represents the number of common shares issuable upon the exercise of the investor warrants at an exercise price of $4.00 per share.

(4) Represents the number of common shares issuable upon the exercise of the placement agent warrants at an exercise price of $4.00 per share.

(5) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2011

2,814,935 Common Shares

AIVTECH INTERNATIONAL GROUP CO.

This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 2,814,935 shares (the “Shares”) of our common stock, par value $0.001 per share, including (i) 2,513,334 shares of our common stock issued in the private placement, (ii) 251,334 shares of common stock issuable upon exercise of the investor warrants, at an exercise price of $4.00 per share (the “Investor Warrants”), and (iii) 50,267 shares of our common stock issuable upon exercise of the placement agent warrants (the “Placement Agent Warrants,” and collectively, the “Warrants”). The Shares were issued to the selling stockholders in a private placement transaction which was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

We completed a $7,540,000 private placement of our securities to accredited investors at $3.00 per unit, with each unit consisting of (i) one share of the our common stock, $0.001 par value per share, and (ii) one warrant to purchase one-tenth share of our common stock at an exercise price of $4.00 per share. The placement agent received compensation of: (i) a cash fee equal to two percent (2%) of the gross proceeds received by us in connection with the Private Placement, (ii) five-year warrants to purchase shares of our common stock equal to two percent (2%) of the shares of common stock issued in the Private Placement (the “Placement Agent Warrants”), and (iii) reasonable expenses relating to the Private Placement. Our net proceeds, after payment of the placement agent fees and expenses, were approximately $7.4 million.

The selling stockholders may offer all or part of their Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The common stock trades on the Over-the-Counter Bulletin Board under the symbol “ECOH”. The stock has very limited trading activity; however, the last trade occurred on September 15, 2011 where 500 shares were sold at $.40 per share. We will not receive any of the proceeds from the Shares by the selling stockholders, but we will receive funds from the exercise of the Warrants if and when those Warrants are exercised on a cash exercise basis. We are paying all of the registration expenses incurred in connection with the registration of the Shares, but we will not pay any of the selling commissions, brokerage fees and related expenses. No liquid public market currently exists for our Common Stock and there can be no assurance that an active trading market will develop, or if an active market does develop, that it will continue.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMITTEE NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus Is:  _____________, 2011

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision.

Business Overview

AIVtech International Group Co. (“we,” “us,” “our,” “AIVtech,” or the “Company”) was incorporated pursuant to the laws of Nevada on December 18, 2007 under the name of Ecochild Inc. On May 12, 2010, pursuant to a share exchange agreement (the “Exchange Agreement”), we completed the acquisition of AIVtech Holding (Hong Kong) Limited (“AIVtech-HK”).

AIVtech-HK is a holding company incorporated under the laws of Hong Kong on November 4, 2005 with subsidiaries engaged in manufacturing casual furniture audio series, multimedia speakers, and LED. Shenzhen AIV Electronics Company Limited (“AIVtech-Shenzhen”) was incorporated on October 26, 2004 under the laws of the People’s Republic of China, which we refer to as China or the PRC. Dongguan AIV Electronics Company Limited (“AIVtech-Dongguan”) was incorporated on December 25, 2009 under the laws of the PRC. AIVtech, through AIVtech-Shenzhen and AIVtech-Dongguan, engages in the business of designing, manufacturing and selling electronic furniture, digital/ multimedia speakers, and LCD/LED television under its own products brand – AIV, which stands for Audio and Interactive Video. Besides its own AIV brand, AIVtech also specializes in both Original Equipment Manufacturing (“OEM”) and Original Design Manufacturing (“ODM”) services. We integrate two traditional industries, which are electronics industry and furniture industry, into a new industry – electronic furniture industry.

We generate revenues mainly from the sales of electronic furniture and digital/multimedia speakers. The production of LCD/LED television started in late April 2010. Our net sales revenues for the year ended December 31, 2010 was approximately $68.3 million, representing a 77.6% growth from the year ended December 31, 2009 with net sales revenues of approximately $38.5 million. Our net income for the year ended December 31, 2010 was approximately $11.3 million, an increase of 52%, comparing to our net income of approximately $7.5 million for the year ended December 31, 2009.

On December 29, 2010, we entered into a subscription agreement with certain accredited investors for the issuance and sale in a private placement of investment units, each unit consisting of one share of the Company’s common stock, $.001 par value per share and a warrant to purchase one-tenth of a share of common stock, for aggregate gross proceeds of $7,540,000. The purchase price per unit was $3.00. In the aggregate, we issued to the investors a total of 2,513,334 shares of common stock and five-year Investor Warrants to purchase up to an additional 251,334 shares of common stock at an exercise price of $4.00. We also paid to the placement agent a fee of $150,800 and issued to the Placement Agent a five-year Placement Agent Warrant to purchase a total of 50,267 shares of common stock at an exercise price of $4.00 per share.

On March 30, 2011, our subsidiary AIVtech-Shenzhen incorporated Henan AIVtech Technology Company, Ltd., or AIVtech-Henan, as a limited liability company in China, with a registered capital of RMB 50 million, or approximately $7.6 million. As of March 31, 2011, a total capital contribution of RMB 10 million, or approximately $1.5 million, was contributed to AIVtech-Henan, of which RMB 6 million was contributed by AIVtech-Shenzhen and RMB 4 million was contributed by Mr. Jinlin Guo, our chief executive officer and chairman of the board of directors. As of June 30, 2010, we paid RMB 30 million to local government as land use right deposit. AIVtech-Henan currently has no operations but will start to construct a manufacturing plant in Henan province once local government approves the land use right, which is expected by the end of January 2012.

On May 10, 2011, we entered into an agreement with the former shareholders of our wholly-owned subsidiary AIVtech-HK, pursuant to which extends the due date of an aggregate cash payment of $3,948,125 from May 12, 2011 to May 12, 2012. The amount was owed to these former shareholders in the form of a promissory note dated May 12, 2010.

Effective May 16, 2011, our ticker symbol as quoted on the OTC Bulletin Board was changed from “ECOH” to “AIVI.”

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” beginning on page 3, including for example:

●	The effects of the recent global economic slowdown may continue to have a negative impact on our business, results of operations or financial condition;

●	Our results of operations are cyclical and could be adversely affected by fluctuations in the raw material;

●
Our management has limited experience in managing and operating a public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition;

●	Our business could be materially adversely affected if we are unable to respond to rapid technological change and improve our products and services;

●	Exchange rate volatility could adversely affect our financial condition;

●	If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations;

●	Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights or if we are sued for intellectual property infringement; and

●	Our failure to comply with increasingly stringent environmental regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our securities involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our securities.

Where You Can Find Us

Our principal executive office is located at 1305 East, Hightech Plaza, Phase 2, Tian’an Cyber Park, Futian District, Shenzhen City, Guangdong Province, China. Our telephone number is +86 (139) 2349-3889. Our corporate website is www.aivtechgroup.com. Information contained on, or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

The Offering

Common stock offered by selling security holders
2,814,935 shares of common stock. This includes (i) 2,513,334 shares of common stock issued in the Private Placement; (ii) 251,334 shares of common stock issuable upon exercise of outstanding Investor Warrants; and (iii) 50,267 shares of common stock issuable upon exercise of outstanding Placement Agent Warrants.

Common stock outstanding before the offering	22,515,334 shares of common stock.

Common stock outstanding after the offering (on a fully diluted basis, assuming full exercise of all the Investor Warrants and Placement Agent Warrants)	22,816,935 shares of common stock

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Use of Proceeds
We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering. However, we will receive funds from the exercise of the Warrants if and when those Warrants are exercised on a cash basis. The proceeds from the cash exercise of such Warrants, if any, will be used by us for working capital and other general corporate purposes.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

The effects of the recent global economic slowdown may continue to have a negative impact on our business, results of operations or financial condition.

The recent global economic slowdown has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and declining consumer and business confidence, which has led to decreased levels of consumer spending. These macroeconomic developments have and could continue to negatively impact our business, which depends on the general economic environment and levels of consumer spending in the PRC and other parts of the world that affect not only the ultimate consumer, but also retailers, who are our primary direct customers. As a result, we may not be able to maintain or increase our sales to existing customers, make sales to new customers, or maintain or improve our earnings from operations as a percentage of net sales. If the global economic slowdown continues for a significant period or continues to worsen, our results of operations, financial condition, and cash flows could be materially adversely affected.

Our results of operations are cyclical and could be adversely affected by fluctuations in the raw material.

We are largely dependent on the cost and supply of raw materials such as electronic accessories and the selling price of our products, which are determined by constantly changing and volatile market forces of supply and demand as well as other factors over which we have little or no control. These other factors include:

•	competing demand for the raw materials,

•	environmental and conservation regulations, and

•	economic conditions,

We cannot assure you that all or part of any increased costs experienced by us from time to time can be passed along to consumers of our products, in a timely manner or at all.

Substantially all of our business, assets and operations are located in the PRC.

Substantially all of our business, assets and operations are located in PRC. The economy of PRC differs from the economies of most developed countries in many respects. The economy of PRC has been transitioning from a planned economy to a market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures benefit the overall economy of PRC, but may have a negative effect on us.

Our management has limited experience in managing and operating a public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management has limited experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including its attorneys and accountants. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in achieving the development of an active and liquid trading market for our stock.

Additionally, we rely upon an outside consultant to prepare our financial statements in accordance with US GAAP. We currently do not have any internal financial staff that is familiar with US GAAP and neither does our financial expert on the audit committee has any US GAAP experience. Our management believes that our current internal controls and procedures contain material weakness such as: insufficient monitoring controls to determine the adequacy of our internal control over financial reporting and related policies and procedures; lack of competent financial management personnel with appropriate accounting knowledge and training; insufficient controls over our period-end financial close and reporting processes; and ineffective controls over the accounting for acquisitions. There is no assurance that we will be able to improve our internal staff so that the staff will become familiar with US GAAP and we will be able to establish effective internal controls. Our inability to cure the above material weakness could have a material negative impact to our internal control and our ability to file our report with the Securities and Exchange Commission on a timely basis.

Our business and the success of our products could be harmed if we are unable to maintain our brand image.

Our success to date has been due in large part to the strength of the AIV brand, and to a lesser degree, the reputation of our brand. If we are unable to timely and appropriately respond to changing consumer demand, our brand name and brand image may be impaired. Even if we react appropriately to changes in consumer preferences, consumers may consider our brand image to be outdated and affect our business.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue at levels we expect.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our producing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We cannot assure you that our growth strategy will be successful which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to establish our own flagship stores in main cities. However, many obstacles to entering such new markets exist including, but not limited to, established companies in such existing markets in the PRC. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our production lines and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States (although we may be able to obtain funding in the PRC) and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the units. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Need for additional employees.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in our industries is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights or if we are sued for intellectual property infringement.

We believe that our product brand and trademark, AIV, and other proprietary rights are important to our success and our competitive position. We use trademarks on some of our products and believe that having distinctive marks that are readily identifiable is an important factor in creating a market for our goods, in identifying us and in distinguishing our goods from the goods of others. We consider our trademarks to be among our most valuable assets. We believe that our trademarks are generally sufficient to permit us to carry on our business as presently conducted. While we vigorously protect our trademarks against infringement, we cannot assure you that we will be able to secure patents or trademark protection for our intellectual property in the future or that protection will be adequate for future products.

In addition, the laws of foreign countries where we source and distribute our products may not protect intellectual property rights to the same extent as do the laws of the PRC. We cannot assure you that the actions we have taken to establish and protect our trademarks and other intellectual property rights outside the PRC will be adequate to prevent imitation of our products by others or, if necessary, successfully challenge another party’s counterfeit products or products that otherwise infringe on our intellectual property rights on the basis of trademark infringement. Continued sales of these products could adversely affect our sales and our brand and result in the shift of consumer preference away from our products. We may face significant expenses and liability in connection with the protection of our intellectual property rights outside the PRC, and if we are unable to successfully protect our rights or resolve intellectual property conflicts with others, our business or financial condition could be adversely affected.

Our failure to comply with increasingly stringent environmental regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.

In recent years, the government of China has become increasingly concerned with the degradation of China’s environment that has accompanied the country’s rapid economic growth.  In the future, we expect that our operations and properties will be subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity.  We cannot assure you that additional environmental issues will not require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

We will incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We anticipate there will be additional costs associated with being a public company. Among other costs, we expect to incur approximately $171,600 in consultation/implementation costs to improve our overall internal control process in order to meet the requirements under the Sarbanes-Oxley Act of 2002 for a public company. We also estimate to incur approximately $206,000 in other legal and professional costs annually related to our periodic regulatory filings.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent registered public accounting firm attest to our financial controls, this exemption does not affect the requirement that we include a report of management on our internal control over financial reporting and does not affect the requirement to include the independent registered public accounting firm’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

The loss of the services of our key employees, particularly the services rendered by Jinlin Guo, our CEO and Chairman and Yilin Shi, our CFO and director, could harm our business.

Our success depends to a significant degree on the services rendered to us by our key employees.  If we fail to attract, train and retain sufficient numbers of these qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. In particular, we are heavily dependent on the continued services of Jinlin Guo, our CEO and Chairman and Yilin Shi, our CFO and director. The loss of any key employees, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business.

Risks Relating to Our Industry

The lack of core technologies is constraining the development of the PRC digital appliances industry which would adversely affect the competitiveness of our products in the market.

The manufacture of a significant number of digital products in the PRC still relies on core technologies held by other countries through patent licenses or other categories of contractual arrangements. The lack of independent core technologies will impose extra license fees and other costs and expenses for the PRC manufacturers, and therefore will adversely affect the competitiveness, profitability and the upgrade of the whole digital appliance industry in the PRC. If the PRC manufacturers fail to invest significantly on the research and development, their market share of digital products in the PRC might be reduced and our sales and business operations will be adversely affected as well.

If we are unable to respond to rapid technological change and improve our products and services, our business could be materially adversely affected.

The household digital appliance industry is characterized by technological advances, changes in customer requirements, frequent new product introductions and enhancements and evolving industry standards in computer hardware and software technology.  As a result, we must continually change and improve our products in response to changes in operating systems, application software, sound control systems and programming tools.  The introduction of products embodying new technologies and the emergence of new industry standards may render existing products obsolete or unmarketable. Our future operating results will depend upon our ability to enhance our current product and to develop and introduce new products on a timely basis that address the increasingly sophisticated needs of our customers and that keep pace with technological developments, new competitive product offerings and emerging industry standards.  If we do not respond adequately to the need to develop and introduce new products or enhancements of our existing product in a timely manner in response to changing market conditions or customer requirements, our operating results may be materially diminished.

If the household digital appliances market in the PRC does not grow as we expect, our results of operations and financial condition will be adversely affected.

We believe household digital appliances have strong growth potential in the PRC and, accordingly, we have continuously increased our production and sales of such digital products. However, the market for household digital appliances in the PRC has grown in recent years due to the increased wealth of the average resident of China, which has been the result of double-digit annual growth in the Chinese economy.  Due to the worldwide recession, the growth of the Chinese economy has slowed.  If the digital appliances market in the PRC does not grow as we expect, our business will be harmed, we will need to adjust our growth strategy, and our results of operation will be adversely affected.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could require us to suspend some or all of our production or distribution operations.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business. Such licenses and permits include the business license, organization code certificate, approval certificate for establishment of enterprises with investment of Taiwan, Hong Kong, Macao and overseas Chinese in the People’s Republic of China, various product certificates and various tax registration certificates. We are in compliance with applicable PRC standards in relation to our production processes. None of the above licenses or permit has ever been revoked or declared ineffective by any regulatory authority. However, we are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. We passed all the inspections so far, such as environmental protection, security and fire safety check, and we did not receive any negative feedback from the government agencies. However, there is no assurance that we will be able to pass the inspections in the future. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

Risks Relating to the People’s Republic of China

Certain political and economic considerations relating to the PRC could adversely affect our company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion in addition to those described below.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Currency conversion could adversely affect our financial condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can it be freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, Foreign Invested Enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Renminbi into foreign exchange by Foreign Invested Enterprises for recurring items, including the distribution of dividends to foreign investors, is permissible. The conversion of Renminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Exchange rate volatility could adversely affect our financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions as well as economic policies of the PRC. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy has resulted in an approximately 16.4% appreciation of the RMB against the U.S. dollar between July 21, 2005 and July 15, 2010, and as of November 23, 2010, the exchange rate was RMB 6.63 to $1.00. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. In June 2010, the PRC government indicated that it would make the foreign exchange rate of the RMB more flexible, which increases the possibility of sharp fluctuations in RMB value in the near future and thus unpredictability associated with RMB exchange rates.

Substantially all of our revenues and costs are denominated in the RMB, and a significant portion of our financial assets is also denominated in the RMB. Further, we rely principally on dividends and other distributions paid by our operating subsidiaries in China. Any significant revaluation of the RMB could materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable with respect to, our shares in U.S. dollars. Any fluctuations of the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Since our assets are located in the PRC, any dividends of proceeds from liquidation are subject to the approval of the relevant Chinese government agencies.

Our operating assets are located inside the PRC. Under the laws governing Foreign Invested Enterprises in the PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. The principal laws, rules and regulations governing dividends paid by our PRC subsidiaries include the Company Law of the PRC (1993), as amended in 2006, the Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and the Wholly Foreign Owned Enterprise Law Implementing Rules (1990), as amended in 2001. Pursuant to these laws and rules, each of our PRC subsidiaries is required to allocate at least 10% of its after-tax profit each year to its statutory capital reserve fund until the accumulative amount of such reserve reaches 50% of its respective registered capital. Furthermore, each of our PRC subsidiaries may allocate its after-tax profits, the portion of which shall be determined by such subsidiary’s shareholders meeting, to its discretionary funds. Neither statutory nor discretionary reserves are distributable as cash dividends. Since any dividend payment will be subject to the decision of the board of directors and subject to the abovementioned foreign exchange rules governing such repatriation, there will be additional risk for our investors in case of dividend payment and liquidation.

It may be difficult to affect service of process and enforcement of legal judgments upon our company and our officers and directors because they reside outside the United States.

As our operations are presently based in the PRC and our director and officer resides in the PRC, service of process on our company and such director and officer may be difficult to effect within the United States. Also, our main assets are located in the PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

Under the PRC laws on the distribution of dividends by our PRC Operating Companies, we may not be able to pay dividends to our stockholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to allocate at least 10% of its after-tax profit each year to its statutory capital reserve fund until the accumulative amount of such reserve reaches 50% of its respective registered capital. Furthermore, each of the wholly foreign owned enterprises may allocate its after-tax profits, the portion of which shall be determined by such enterprise’s shareholders meeting, to its discretionary funds. Neither statutory nor discretionary reserves are distributable as cash dividends. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits.

AIVtech-Shenzhen is a wholly-owned subsidiary of AIVtech-HK and a wholly foreign owned enterprise in the PRC. Its permitted business purpose includes designing, manufacturing and selling electronic furniture, digital/multimedia speakers, and LCD/LED television under the “AIV” brand.

Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations, we may be unable to pay dividends on our common stock.

PRC regulation of direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds from the financing to make additional capital contributions to our PRC subsidiaries.

On August 29, 2008, State Administration of Foreign Exchange, or SAFE, promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into Renminbi by restricting how the converted Renminbi may be used. SAFE Circular 142 provides that the Renminbi capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC, unless it is provided for otherwise. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from foreign currency registered capital of a foreign-invested company. The use of such Renminbi capital may not be altered without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. If we raise any funds in the United States in the further, we expect that if we convert the net proceeds into Renminbi pursuant to SAFE Circular 142, our use of Renminbi funds will be for purposes within the approved business scope of our PRC subsidiaries. Such business scope permits our PRC subsidiaries to provide technical and operational support to our consolidated entities. However, we may not be able to use such Renminbi funds to make equity investments in the PRC through our PRC subsidiaries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Risks Relating to Our Securities

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our securities outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our securities have not been registered under the Securities Act, and cannot be sold without registration under the Securities Act or any exemption from registration.

Our securities should be considered a long-term, illiquid investment. Our securities have not been registered under the Securities Act, and cannot be sold without registration under the Securities Act or any exemption from registration. In addition, our securities are not registered under any state securities laws that would permit their transfer. Because of these restrictions and the absence of an active trading market for the securities, a shareholder will likely be unable to liquidate an investment even though other personal financial circumstances would dictate such liquidation.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from our PRC operating subsidiary may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

We may be subject to the penny stock rules which will make our securities more difficult to sell.

If we are able to obtain a listing of our securities on a national securities exchange, we may be subject in the future to the SEC’s “penny stock” rules if our securities sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our securities. As long as our securities are subject to the penny stock rules, the holders of such securities may find it more difficult to sell their securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling shareholders. The selling shareholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus. To the extent that the selling shareholders exercise, for cash, all of the warrants covering the 301,601 shares of common stock registered for resale under this prospectus, we would receive approximately $1,206,404 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

DETERMINATION OF OFFERING PRICE

Our common stock is quoted on the OTCBB under the symbol “ECOH.”  There is very limited and sporadic trading of our common stock and the last trade was completed on September 15, 2011 where 500 shares were sold at $0.40 per share. The existence of these limited and sporadic quotations is not deemed to constitute an “established public trading market.”

There are 22,515,334 shares of common stock issued and outstanding as of the date hereof, among which 2,513,334 shares were issued in the private placement. The 2,513,334 shares of common stock are being registered in this prospectus. There are also Investor Warrants to purchase 251,334 shares of common stock and Placement Agent Warrants to purchase 50,267 shares of common stock at an exercise price of $4.00 per share that were issued in the private placement. The 301,601 shares underlying the Warrants are also being registered in this Registration Statement. There are no other options or warrants to purchase, or securities convertible into, common equity.
The selling stockholders may offer all or part of their Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The price of $3.00 per unit that the selling stockholders paid for the Shares in the private placement does not reflect market forces, and it should not be regarded as an indicator of any future market price of our securities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is thinly traded on the OTCBB under the symbol ECOH. There can be no assurance that a liquid market for our securities will ever develop. Transfer of our common stock may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

The following table sets forth, for the periods indicated, the high and low bid prices for our common stock on the OTC Bulletin Board as reported by various OTCBB market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

Quarter Ended	High Bid ($)	Low Bid ($)
Fourth Quarter ended December 31, 2010	$5.25	$4.00
First Quarter ended March 31, 2011	4.07	2.00
Second Quarter ended June 30, 2011	3.00	0.55
Third Quarter until September 15, 2011	0.47	0.36

Holders of Our Common Stock

As of the date of this registration statement, we had 463 shareholders of our common stock.

Dividends

We have paid dividends in the amount of $4,400,634 for the nine months ended September 30, 2010. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Transfer Agent and Registrar

Island Stock Transfer Company is currently the transfer agent and registrar for our common stock. Its address is 100 Second Avenue South, Suite 705S, St. Petersburg, FL 33701. Its phone number is (727) 289-0010.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our stockholders to do so.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
AND RESULTS OF OPERATIONS

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

COMPANY OVERVIEW

AIVtech, through its PRC subsidiaries, engages in the business of designing, manufacturing and selling electronic furniture, digital/ multimedia speakers, and LCD/LED television under its own products brand – AIV, which stands for Audio & Interactive Video. Besides its own AIV brand, AIVtech also specializes in both Original Equipment Manufacturing (“OEM”) and Original Design Manufacturing (“ODM”) services. We integrate two traditional industries, which are electronics industry and furniture industry, into a new industry – electronic furniture industry.

On March 30, 2011, our subsidiary AIVtech-Shenzhen incorporated AIVtech-Henan as a limited liability company in China, with a registered capital of RMB 50 million, or approximately $7.6 million. As of March 31, 2011, a total capital contribution of RMB 10 million, or approximately $1.5 million, was contributed to AIVtech-Henan, of which RMB 6 million was contributed by AIVtech-Shenzhen and RMB 4 million was contributed by Mr. Jinlin Guo, our chief executive officer and chairman of the board of directors. AIVtech-Henan currently has no operations. We plan to start to construct a manufacturing plant in Henan province once local government approves the land use right, which is expected to be in June 2011.  Accordingly, there were no operating activities reported for AIVtech-Henan for the quarter ended March 31, 2011.

Restatement of previous issued financial statements

We have reclassified and restated certain line items on the 2009 consolidated financial statements. The restatement has no impact on the 2009 consolidated statement of income and comprehensive income.  However, as a result of the restatements, the corresponding line items on the consolidated statements of cash flows have been restated.

RESULTS OF OPERATIONS

Results of operations for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010

The following table presents certain information from the condensed consolidated statement of operations for the three months ended June 30, 2011 and 2010.

	2011	2010	change	%change
Net sales	$22,336,122	$9,587,142	12,748,980	132.98%
Cost of sales	(17,427,583)	(7,193,019)	(10,234,564)	142.28%
Gross profit	4,908,539	2,394,123	2,514,416	105.02%

Operating expenses
Selling expense	(210,376)	(119,839)	(90,537)	75.55%
General administrative expenses	(645,613)	(358,142)	(260,467)	72.73%
Total operating expenses	(828,985)	(477,981)	(351,004)	73.43%

Income from Operations	4,079,554	1,916,142	2,163,412	112.90%

Other income (expenses)
Change in fair value of warrants liability	(131,694)	-	(131,694)	100.00%
Interest income	14,451	7,209	7,242	174.16%
Interest expenses	(17,346)	(6,327)	(11,019)	174.16%
Total other income	(134,589)	882	(135,471)	-15359.52%

Income before income tax	3,944,965	1,917,024	2,027,941	105.79%
Provision for Income taxes	(645,613)	(240,538)	(405,075)	168.40%
Net income	3,299,352	1,676,486	1,622,866	96.80%

The following table sets forth the breakdown of our revenue, cost of sales, and gross profit by product category for the three months ended June 30, 2011 and 2010, respectively:

	For the three months ended
	June 30, 2011				June 30, 2010				Increase(decrease)
Product categories	Revenue	Cost of sales	Gross profit	Gross profit %	Revenue	Cost of sales	Gross profit	Gross profit %	Revenue		Cost of sales		Gross profit		Gross profit %
									Amount	%	Amount	%	Amount	%	%

Furniture audio	10,658,473	8,217,491	2,440,982	23%	7,033,304	4,902,960	2,130,344	30%	3,625,169	52%	3,314,531	68%	310,638	15%	-7%
Multi-media speaker	5,172,565	3,692,882	1,479,683	29%	1,368,717	1,232,486	136,232	10%	3,803,848	278%	2,460,396	200%	1,343,451	986%	19%
LED TV	6,505,084	5,517,210	987,874	15%	1,185,121	1057573	127,548	11%	5,319,963	449%	4,459,637	422%	860,326	675%	4%

Total	22,336,122	17,427,583	4,908,539	22%	9,587,142	7,193,019	2,394,123	25%	12,748,980	133%	10,234,564	142%	2,514,416	105%	-3%

The Company’s products can be divided into three categories: casual furniture audio, multi-media speakers and LEDTV. Furniture audio is the leading selling product of the Company, which accounted for about 47.7% of total sales for the three months ended June 30, 2011. In addition, sales of TV product increased significantly during the quarter as compared to three months ended June 30, 2010. As a result, total sales for the three months ended June 30, 2011 was $22,336,122 compared to $9,587,142 for the same period in 2010, representing an increase of $12,748,980 or approximately 133%. The increase in sales revenue was contributed by more sales orders from customer than the same period last year.  We sell our products primarily through distributors who distribute our products to end users.  We have been trying to establish and maintain a long-term cooperative relationship with our major distributors.  During the three months ended June 30, 2011, several of these distributors switched their orders from our competitors to us and accordingly we received larger sales orders from these distributors. Total increase in sales orders from these distributors approximate $10 million during the quarter ended June 30, 2011.  In terms of units sold during the period, total 1,417,642 units of three category products were sold during the quarter, representing of 637,545 units or 81.7% increase as compared to prior comparative period.

Sales on furniture audio products increased 3.6 million, or approximately 52%, in the second quarter this year compared to the same quarter last year.  In terms of units sold during the period, 895,374 units of furniture audio were sold during the quarter, representing of 280,218 units or 45.6% increase as compared to prior comparative period. The increase is mostly contributed by increased sales orders and volume due to our high product quality, more variety of product choice to target different customers and relatively stable unit sales price.

Sales on Multi-media speaker product increased 3.8 million, or approximately 278%, in the second quarter this year compared to the same quarter last year. This is associated with increased orders from one of our major distributors. In terms of units sold during the period, 480,130 units of Multi-media speakers were sold during the quarter, representing of 323,189 units or 205.9% increase as compared to prior comparative period.

Sales on TV product increased significantly 5.3 million, or approximately 499%, in the second quarter this year compared to the same quarter last year. The significant increase is associated with sales to a major customer Guangdong Guanghong Import and Export Company, who has the exclusive right to distribute our TV product to overseas market. Lower sales in the same quarter last year was the result of the Company commencing the TV production in May 2010. In terms of units sold during the period, 42,138 units of TV were sold during the quarter, representing of 34,138 units or 426.7% increase as compared to prior comparative period.

Cost of Sales

Total costs of sales for the three months ended June 30, 2010 was $17,427,585 compared to $7,193,019 for the same quarter in 2010, an increase of $10,234,564, or approximately 142%. The Company's cost of goods sold primarily consisted of raw materials costs, direct labor costs and overhead costs. These costs are accumulated in a cost pool allocating to finished goods.  Cost of sales on multi-media speakers increased from $1,232,486 in 2010 to $3,692,882 for the quarter ended June 30, 2011, representing a 11% increase; costs of sales on furniture audio products increased from $4.9 million in 2010 to $8.2 million for the quarter ended June 30, 2011, representing 67.6% increase; costs of sales on TV products increased from $1.05 million in 2010 to $5.5 million for the quarter ended June 30, 2011, representing $4.45 million or 421.6% increase. The increase in our cost of sales is in line with the increase of our sales revenue for the periods.

Gross Profit

Total gross profit for the three months ended June 30, 2011 was $4,908,539 (or 22% of revenue) as compared to $2,394,123 (or 25% of revenue) for the same quarter in 2010, an increase of $2,514,416, or approximately 105%.  The increase our gross profit was attributable to the overall increase in our sales revenue. The gross profit margin on multi-media speaker is higher than other product category due to low unit cost and relatively high sales price of this kind of product. In the second quarter of 2011, total of 480,130 units of multi-media speakers have been sold as compared to 156,941 units sold in the same quarter of 2010. As a result, gross profit margin on this product increased $1.34 million or 986%.

The following table sets forth our gross margin by product for the three months ended June 30, 2011 and 2010:

	For the three months ended
	June 30,
Gross profit	2011	2010	Increase (Decrease)	% change
Multi-media speaker	1,479,683	136,232	1,343,451	986%
Furniture audio	2,440,982	2,130,344	310,638	15%
TV product	986,876	127,548	860,328	675%

Total	4,908,541	2,394,123	2,514,418	105%

Selling, General and Administrative Expense

Our selling and distribution expenses included advertising and promotion expenses, such as billboard and other physical advertising cost, and costs associated with our showroom or exhibits; salary and commission paid to sales representatives, and shipping fees incurred to deliver the sales orders to customers

Selling expense for the three months ended June 30, 2011 was $210,376 compared to $119,839 for the same period in 2010, an increase of $90,537, or approximately 75.5%. The increase is associated with higher advertising expense to promote the sales of our TV products than in prior comparative period. Total advertising and promotion expense amounted to $109,426 for the three months ended June 30, 2011.

General and administrative expense for the three months ended June 30, 2011was $618,609 compared to $358,142 for the same period in 2010, an increase of $260,467, or approximately 72.73%. The increase in our general and administrative expense is due to increased management expenses incurred on forming our new subsidiary AIVtech-Henan, plus the increased professional fees (such as legal, accounting fees) in connection with S-1 filing and amendment in the second quarter. The increase in our general and administrative expense was also affected by $76,865 settlement payment to be paid to CCG Investor Group for service provided during prior year. On August 1, 2011, the Company entered into a settlement agreement with CCG and agreed to pay $76,865 to CCG immediately in order for CCG to withdraw the lawsuit filed with the Court. As of June 30, 2011, the settlement amount has been accrued. As of the date of this report, the Company has not paid CCG such amount.

Interest Income and Interest Expense

The interest income and interest expenses for the three months ended June 30, 2011 were $14,451 and $17,346, compared to $7,209 and $6,327 for the same quarter last year, an increase $7,242 and $11,019, or approximately 100.5% and 174%, respectively. The increased interest expenses is primarily due to our short term borrowing from Shenzhen Top Finance Guaranty Investment Inc of RMB 6 million (approximate to $913,385) in order to pay the registered capital of our newly formed subsidiary AIVtech-Henan. The loan term is three months from March 25, 2011 until June 25, 2011, and bears average bank interest floating upward 20%. AIVtech-Shenzhen repaid the loan in full with interest expenses amounted $16,838 on June 27, 2011.

Change in Fair Value of Warrants

The Company issued warrants to investors and placement agents in connection with the private placement offering on December 29, 2010. These warrants are marked to market at each reporting period. The Company determined the fair value of the warrants at December 29, 2010, the date of the issuance was $1.40 per share. At December 31, 2010, the warrants were valued at $0.99 per share. The Company determined the fair value of the warrants at June 30, 2011 was $1.02 per share. Since the fair value of the warrants liability increased, we recorded a loss of $131,694 to reflect the change in the fair value of the warrants for the three months ended June 30, 2011. There were no warrants issued or outstanding for the same period in 2010.

Income Taxes

Income tax expense for the three months ended June 30, 2011 was $645,413 as compared to $240,538 for the same quarter last year, an increase of $405,075 or 168%. The increase was mainly due to the increased sales revenue and taxable income for the periods indicated.

Net Income

Net income for the three months ended June 30, 2011 was $3,299,352 as compared to $1,676,486 for the same quarter last year, an increase of $1.6 million, or 96.8%. The increase in net income was primarily due to increased sales in the second quarter of 2011.

Results of operations for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010

The following table presents certain information from the condensed consolidated statement of operations of AIVtech International Group Co. for the six months ended June 30, 2011 and 2010.

	For the six months ended June 30,
	2011	2010
Net sales	$33,758,666	$28,624,615	$5,134,051	17.94%
Cost of sales	(26,280,628)	(21,169,179)	(5,111,449)	24.15%
Gross profit	7,478,038	7,455,436	22,602	0.30%

Operating expenses
Selling expense	(428,482)	(293,194)	(135,288)	46.14%
General administrative expenses	(1,102,962)	(859,642)	(243,320)	28.3%
Total operating expenses	(1,531,444)	(1,152,836)	(378,608)	32.84%

Income from Operations	5,964,594	6,302,600	(356,006)	-5.65%

Other income (expenses)
Change in fair value of warrants liability	(8,547)	-	(8,547)	100.00%
Interest income	25,891	7,209	18,682	259.15%
Interest expenses	(22,476)	(6,327)	(16,149)	255.24%
Total other income (expense)	(5,132)	882	(6,014)	-681.86%

Income before income tax	5,941,462	6,303,482	(362,020)	-5.74%
Provision for Income taxes	(939,546)	(750,976)	(188,570)	25.11%
Net income	5,001,916	5,552,506	(550,590)	-9.92%

The following table sets forth the breakdown of our revenue, cost of sales, and gross profit by product category for the six months ended June 30, 2011 and 2010, respectively:

	For the six months ended
	June 30, 2011				June 30, 2010				Increase(decrease)
Product categories	Revenue	Cost of sales	Gross profit	Gross profit %	Revenue	Cost of sales	Gross profit	Gross profit %	Revenue		Cost of sales		Gross profit		Gross profit %
									Amount	%	Amount	%	Amount	%	%
	$	$		$	$	$		$		$		$			$
Furniture audio	16,012,552	12,233,044	3,779,508	24%	23,035,424	16,754,083	6,281,341	27%	(7,022,872)	-30%	(4,521,039)	-27%	(2,501,833)	-40%	-4%
Multi-media speaker	8,320,851	6,047,724	2,273,127	27%	4,404,070	3,357,523	1,046,547	24%	3,916,781	89%	2,690,201	80%	1,226,580	117%	4%
LED TV	9,425,263	7,999,860	1,425,403	15%	1,185,121	1057573	127,548	11%	8,240,142	695%	6,942,287	656%	1,297,855	1018%	4%

Total	33,758,666	26,280,628	7,478,038	22%	28,624,615	21,169,179	7,455,436	26%	5,134,051	18%	5,111,449	24%	22,602	0.30%	-4%

The Company’s products can be divided into three categories: casual furniture audio, multi-media speakers and LEDTV. Furniture audio is the leading selling product of the Company, which accounted for about 47% of total sales for the six months ended June 30, 2011. For the six months ended June 30, 2011, sales from our TV product also increased significantly as compared to prior comparative period. As a result, total sales for the six months ended June 30, 2011 was $33,758,666 compared to $28,624,615 for the same period in 2010, an increase of $5,134,051 or approximately 18%. In terms of units sold during the period, total 2,155,430 units of three category products were sold during the six months ended June 30, 2011, representing a decrease of 397,430 units sold or 15.8% decrease as compared to prior comparative period. The decrease in total units sold was primarily due to decrease units sold for furniture audio, offset by increase in units sold for multi-media speakers and TV products.

Sales on Furniture audio product for the six months ended June 30, 2011 decreased 7.0 million, or approximately 30%, compared to the same period last year. The decrease is primarily associated with timing of sales order received. For the six months ended June 30, 2010, furniture audio was the major product category of the Company to target the customers. As a result, the Company focused on development and sales of this kind of products during that period of time and accordingly sales orders and sales revenue on furniture audio was higher for the six months ended June 30, 2010 than in the same period of 2011. In addition, the decrease in sales orders on furniture audio products for the six months ended June 30, 2011 was also affected by the timing of the sales order received. The Company actually received about RMB 67 million sales orders in June 2011, among which 50% are orders on furniture audio which was still under manufacturing as of June 30, 2011 and the Company has subsequently delivered these products to customers in late July. Due to the timing difference, as of June 30, 2011, such orders have not been fulfilled and could not be recognized as revenue.  Due the factors discussed above, revenue from furniture audio decreased significantly during the six months ended June 30, 2011. In terms of units sold, total of 1,333,164 units of furniture audio have been sold, as compared to 2.06 million units sold for the same period of 2010.  Units sold for furniture audio decreased 35.4% for the period indicated.

Sales on Multi-media speaker product for the six months ended June 30, 2011 increased 3.9 million, or approximately 89%, compared to the same period last year. The increase is contributed by increased orders form one of our major distributors. In terms of units sold during the period, 760,978 units of Multi-media speakers were sold during the six months ended June 30, 2011, representing of 280,360 units or 58.3% increase as compared to prior comparative period.

Sales on TV product for the six months ended June 30, 2011 increased significantly 8.2 million, or approximately 695%, compared to the same period last year. The significant increase is associated with the big sales to a major customer Guangdong Guanghong Import and Export Company, who has the exclusive right to distribute our TV product to overseas market and lower sales in the same period last year due to the new product period, which commenced in May 2010. In terms of units sold during the period, 61,288 units of TV products were sold during the six months ended June 30, 2011, representing of 53,288 units or 666.1% increase as compared to prior comparative period.

We believe the overall sales will stable and growth in the foreseeable future due to our high product quality, more variety of product choice to target different customers and relatively stable unit sales price.

Cost of Sales

Total costs of sales for the six months ended June 30, 2010 was $26,280,626 compared to $21,169,179 for the same period in 2010, an increase of $5,111,447, or approximately 24%. The Company's cost of goods sold primarily consisted of raw materials costs, direct labor costs and overhead costs. The increase in cost of revenue was primarily affected by increased TV product which normally has higher cost and lower profit margin than the Company’s other product categories. To be specific, cost of sales on multi-media speakers increased from $3.3 million in 2010 to $6 million for the six months ended June 30, 2011, representing a 80% increase; costs of sales on furniture audio products decreased from $16.7 million in 2010 to $12.2 million for the six months ended June 30, 2011, representing 27% decrease due to decreased sales; costs of sales on TV products increased from $1.05 million in 2010 to $7.9 million for the six months ended June 30, 2011, representing $6.9 million or 656% increase. The overall increase in our cost of sales for the six months ended June 30, 2011 reflected the combined effects as discussed above.

Gross Profit

Total gross profit for the six months ended June 30, 2011 was $7,478,040 (or 22% of revenue) as compared to $7,455,436 (or 26% of revenue) for the same period in 2010, an increase of $22,604, or approximately 0.3%.  The increase is associated with the overall increase in sales revenue and increased sales on TV products with lower profit margin. For the six months ended June 30, 2011, total of 61,288 units of TV products have been sold as compared to only 8,000 units sold in the same period of 2010. The company began to produce TV from June 2010, the production cost for TV product are higher than other product categories and  gross profit margin for this new product is lower than other mature products, which resulted an offset to the overall gross profit margin.

The following table sets forth our gross margin by product for the six months ended June 30, 2011 and 2010:

	For the six months ended
	June 30,
Gross profit	2011	2010	Increase (Decrease)	% change
Multi-media speaker	2,273,127	1,046,547	1,226,580	117%
Furniture audio	3,779,508	6,281,341	(2,501,833)	(40)%
TV product	1,425,405	127,548	1,297,857	1018%

Total	7,478,040	7,455,436	22,604	0.3%

Selling, General and Administrative Expense

Our selling and distribution expenses included advertising and promotion expenses, such as billboard and other physical advertising cost, and costs associated with our showroom or exhibits; salary and commission paid to sales representatives, and shipping fees incurred to deliver the sales orders to customers

Selling expense for the six months ended June 30, 2011 was $428,482 as compared to $293,194 for the same period in 2010, an increase of $135,288, or approximately 46.1%. The increase is associated with higher advertising expense to promote the sales of our TV products than in prior comparative period. Total advertising and promotion expense amounted to $148,060 for the six months ended June 30, 2011.

General and administrative expense for the six months ended June 30, 2011 was $1,102,962 as compared to $859,642 for the same period in 2010, an increase of $243,320, or approximately 28.3%. The increase is associated with the general and administrative expenses incurred on our newly formed subsidiary AIVtech-Henan, plus increased legal and accounting fees in connection with S1 filing and amendment. The increase in our general and administrative expense was also affected by $76,865 settlement payment to be paid to CCG Investor Group for service provided during prior year. On August 1, 2011, the Company entered into a settlement agreement with CCG and agreed to pay $76,865 to CCG immediately in order for CCG to withdraw the lawsuit filed with the Court. As of June 30, 2011, the settlement amount has been accrued. As of the date of this report, the Company has not paid CCG such amount.

Interest Income and Interest Expense

The interest income and interest expenses for the six months ended June 30, 2011 were $25,891 and $22,476, compared to $7,209 and $6,327 for the same quarter last year, an increase $18,682 and $16,149, or approximately 259% and 255%, respectively. The increased interest expenses is mainly due to our short term borrowing of RMB 6 million (approximate to $913,385) from Shenzhen Top Finance Guaranty Investment Inc in order to pay the registered capital of newly formed subsidiary AIVtech-Henan. The loan term is three months from March 25, 2011 until June 25, 2011, and bears average interest floating upward 20%. AIVtech-Shenzhen repaid the loan in full with interest expenses amounted $16,838 on June 27, 2011.

Change in Fair Value of Warrants

The issued warrants to investors and placement agents in connection with the private placement offering on December 29, 2010. These warrants are marked to market at each reporting period. The Company determined the fair value of the warrants at December 29, 2010, the date of the issuance was $1.40 per share. At December 31, 2010, the warrants were valued at $0.99 per share. The Company determined the fair value of the warrants at June 30, 2011 was $1.02 per share. Since the fair value of the warrants liability increased, we recorded a loss of $8,547 to reflect the change in the fair value of the warrants in earnings for the six months ended June 30, 2011. There were no warrants issued or outstanding for the same period in 2010.

Income Taxes

Income tax expense for the six months ended June 30, 2011 was $939,546 compared to $750,976 for the same period last year, a decrease of $188,570 or approximately 25.1%. The decrease was mostly due to the increased sales revenue and taxable income during the first half year of 2011.

Net Income

Net income was $5,001,916 for the six months ended June 30, 2011 as compared to $5,552,506 for the same period in 2010, a decrease of $550,590, or approximately 9.92%. The decrease in net income was primarily due to increased cost of sales and increased operating expenses for the period indicated.

Results of operations for the year ended December 31, 2010 as compared to the year ended December 31, 2009

The following table presents certain information from the consolidated statement of operations of AIVtech International Group Co. for the year ended December 31, 2010 and 2009.

	2010	2009	Change	%Change
Net sales	$68,334,543	$38,469,185	29,865,358	78%
Cost of sales	(52,459,912)	(28,064,339)	(24,395,573)	87%
Gross profit	15,874,631	10,404,846	5,469,785	53%

Operating expenses
Selling expense	(741,738)	(644,757)	(96,982)	15%
General administrative expenses	(2,146,465)	(1,433,254)	(713,211)	50%
Total operating expenses	(2,888,203)	(2,078,011)	(810,192)	39%

Income from Operations	12,986,428	8,326,835	4,659,593	56%

Other income ( expenses)
Change in warrants liability	122,795	-	122,795	100%
Interest income(expense), net	1,147	(20,245)	21,392	-106%
Total other income (expense)	123,943	(20,245)	144,188	712%

Income before income tax	13, 110,371	8,306,590	4,803,781	58%

Provision for Income taxes	(1,715,218)	(830,659)	(884,559)	106%

Net income	11,395,153	7,475,931	3,919,222	52%

Sales

The following table sets forth the breakdown of our revenue, cost of sales, and gross profit by product category for the years ended December 31, 2010 and 2009, respectively:

	For the year ended
	December 31,2010				December 31,2009				Increase(decrease)
Product categories	Revenue	Cost of sales	Gross profit	Gross profit%	Revenue	Cost of sales	Gross profit	Gross profit %	Revenue		Cost of sales		Gross profit		Gross profit %
									Amount	%	Amount	%	Amount	%	%
Furniture audio	41,417,493	30,516,391	10,901,102	26%	30,829,105	22,427,587	8,401,518	27%	10,588,388	34%	8,088,803	36%	2,499,585	30%	-1%
Multi-media speaker	9,117,387	6,790,569	2,326,818	26%	7,640,080	5,636,752	2,003,328	26%	1,477,307	19%	1,153,818	20%	323,489	16%	0%
LED TV	17,799,663	15,152,952	2,646,711	15%	—		—		17,799,663	100%	15,152,952	100%	2,646,711	100%	15%

Total	68,334,543	52,459,912	15,874,631	23%	38,469,185	28,064,339	10,404,846	27%	29,865,358	78%	24,395,573	87%	5,469,785	53%	-4%

The Company’s products can be divided into three categories: casual furniture audio, multi-media speakers and LEDTV. And furniture audio is the leading selling product of the Company, which accounted for about 61% of total sales for the year ended December 31, 2010. Sales for the year ended December 31, 2010 totaled $68,334,543 compared to $38,469,185 for the year ended December 31, 2009, an increase of $29,865,358 or approximately 78%. The increase in sales revenue was attributable to the following reasons:

1)
The Company strengthened its advertising and sales promotions activities during the year of 2010. Through participating various exhibits and trade shows in Europe and North America, the Company’s products have been accepted by more customers steadily, which helped the sales increase. During 2010, the Company has developed five new customers or distributors, who helped to distribute the Company’s products to previously unaddressed markets, such as Southeast Asia and Eastern Europe. Among total sales, approximately $7,350,590 or 10.7% are generated by these five new customers.

2)
The Company has newly developed LED/LED TV and entered the market in June 2010. This new product has broadened the Company’s product lines and the TV has been sold to various end users through one exclusive distributor Guangdong Guanghong Import and Export Co. Ltd. during the year. TV sales accounted for $17.8 million or 26% of the total sales for the year ended December 31, 2010. In addition, the Company has constantly improved its video gaming furniture and audio products which exposed the Company to more sales opportunities;

3)
The establishment of AIVtech-Dongguan manufacturing plant in December 2009 has also ensured the sales orders can be produced and fulfilled on a timely basis. As the production capacity increased in Dongguan AIV plant, the company became able to get some larger sales orders than in prior year.

Cost of Sales

Total costs of sales was $52,459,912 for the year ended December 31, 2010 as compared to $28,064,339 for the year ended December 31, 2009, an increase of  $24.4 million or 87%. The overall increase in cost of sales primarily attributable to the increase in material costs and labor costs in connection with establishing the production line as well as sales of our newly developed TV product. As indicated in the table above, the significant increase in cost of sales in current year attributable to the production costs associated with the LED TV. The increase in cost of sales for furniture audio and multi-media was comparable to the similar increase in sales for these products.

Gross Profit

Total gross profit for the year ended December 31, 2010 was $15,874,631 (or 23% of revenue) as compared to $10,404,846 (or 27% of revenue) for the year ended December 31, 2009, an increase of $5,469,785 or 53%. The increase in our gross profit was in line with the increased sales revenue. However, gross profit as a percentage of revenue decreased 4% compared with prior year. The decrease is primarily due to the higher production cost of TV with lower gross margin. Our furniture audio and multi-media speaker has an average gross profit of 26% to 27%, but the TV product only has gross profit of 15% due to higher costs incurred. As a result, total gross profit percentage decreased from 27% in 2009 to 23% in 2010. Due to the low profit margin on LED TV, we are currently in the process of assessing the alternative business plan for this product.

Selling, General and Administrative Expense

Our selling and distribution expenses include: (1) Advertising and promotion expenses, such as billboard and other physical advertising cost, and costs associated with our showroom or exhibits; (2) salary and commission paid to sales representatives (3) shipping fees incurred to deliver the sales orders to customers

Selling expense was $741,738 for the year ended December 31, 2010 as compared to $644,757 for the year ended December 31, 2009, an increase of $96,982, or approximately 15%. During 2010, the Company incurred advertising and promotion expense of $234,354 in order to promote the sales of the newly developed TV products. In addition, salary paid to sales representatives increased $200,853 in line with the revenue growing.

General and administrative expense was $2,146,465 for the year ended December 31, 2010 as compared to $1,433,254 for the year ended December 31, 2009, representing an increase of $713,211, or approximately 50%.  The increase is primarily due to the expenses incurred in connection with the company’s going public. The Company became a public company in May 2010 and incurred approximately $453,460 related to consulting, legal, and other professional fees. In addition, the increase in general and administrative expense in 2010 was also affected by increased payroll expense of approximately $190,836 paid to administrative staff in connection with the expansion of our business.

Interest expense

Interest expense was $19,607 for the year ended December 31, 2010 as compared to $-0- for the year ended December 31, 2009, an increase of 100%. On January 5, 2010, we entered into a loan agreement with a third-party Dongguan Shilong Industrial Company and borrowed RMB 5 million (approximately to $757,311) for three years with annual interest rate of 2.7%. The loan was borrowed to be used as our working capital fund.  No loans were outstanding in the prior comparable period.

Change in Fair Value of Warrants

The Company issued warrants to investors and placement agents in connection with the private placement offering on December 29, 2010.  These warrants are considered a liability and measured at fair value at each reporting period. The Company determined the fair value of the warrants liability at December 29, 2010, the date of the issuance was $1.40 per share, totaling $422,287.   The Company determined the fair value of the warrants at December 31, 2010 was $0.99 per share, totaling $299,492.  As a result, we recorded a gain of $122,795 in changes in the fair value of the warrants liability in profit or loss for the year ended December 31, 2010.  There were no warrants issued or outstanding in 2009.

Income Taxes

Income tax expense was $1,715,218 for the year ended December 31, 2010 as compared to $830,659 for the year ended December 31, 2009, an increase of $884,558 or 106%. The increase in income tax expenses was primarily due to increased in taxable income. As a percentage of net income, income tax expenses was 13.1% for the year ended December 31, 2010 as compared to $10% for the year ended December 31, 2009.  The increase was attributable to income tax paid on net income generated from AIVtech-Dongguan, which is at the statutory tax rate of 25%.  AIVtech-Dongguan was formed in December 2009 and generated no income in prior year. AIVtech-Shenzhen enjoys a favorable income tax rate of 10% as granted by the local tax authorities for the years ended December 31, 2010 and 2009.

Net Income

Net income was $11,395,153 for the year ended December 31, 2010 as compared to $7,475,931 for the year ended December 31, 2009, an increase of $3.9 million, or 52.4%. This improvement reflects the increased revenue in current year.

LIQUIDITY AND CAPITAL RESOURCES

Our U.S. based parent company is a holding company and does not have any operations of its own.  The Company’s liquidity and capital resources are primarily obtained through our operating subsidiaries located in PRC. The operating subsidiaries conduct all business transactions in PRC.  From time to time funds are transferred among operating subsidiaries in PRC for operational needs without the requirement of obtaining third party approval.  Although management does not expect to repatriate any of its earnings generated from the PRC operating subsidiaries to United States in the foreseeable future, there is no restriction as to transferring assets from our subsidiaries in PRC to our U.S. parent company.  Since our operation is conducted primarily through our subsidiaries and they hold a majority of our operating assets, any significant transfer of net assets from the operating subsidiaries to the parent company would have a potential impact on the scope and the nature of our operation taken as whole.

At June 30, 2011 and 2010, cash was $13,602,172 and $7,079,221. Our principal sources of liquidity were cash generated from our operating activities, short-term borrowings, and cash received from the equity financing under private placement. Our working capital as of June 30, 2011 was approximately $16,808,864, current assets totaled $28,586,526 and current liabilities were $11,777,662. The components of the $6,522,951 increase of cash and cash equivalents are reflected below.

	For the six months ended June 30,
	2011	2010
Net cash provided by operating activities	$3,937,884	$4,089,522
Net cash used in investing activities	(3,984,271)	(138,619)
Net cash provided by (used in) financing activities	6,408,188	(3,648,597)
Effects of exchange rates on cash	161,150	20,008
Net change in cash	$6,522,951	$322,314

Net Cash provided by Operating Activities

For the six months ended June 30, 2011, our net cash provided by operating activities was $3,937,884, including the following:

1)
The increase in accounts payable of $5.5 million primarily due to increased purchasing of materials on account for the period indicated. During the six months ended June 30, 2011, in order to fulfill several large sales orders to be delivered to our customers in July 2011, we increased our purchased of $5.5 million in order to fulfill three sales orders to be delivered to customers in July 2011. This was in line with the increase in inventory of $5 million.

2)	Tax payable increased $98,550, representing a temporary unpaid liability to local government.

Net Cash used in Investing Activities

Cash used in investing activities for the six months ended June 30, 2011 amounted to $3,984,271 compared to $138,619 for the same period in 2010. During the six months ended June 30, 2011, we received RMB 4 million cash (approximate to $608,923) contributed by a minority shareholder and invested this amount to pay the registered capital for our new subsidiary AIVtech-Henan, located in Henan province of China. Our new subsidiary AIVtech-Henan was formed by AIVtech-Shenzhen and minority shareholder Mr. Guo Jinlin, with total paid-in capital of RMB 10 million, of which 60% was contributed by AIVtech-Shenzhen. As of June 30, 2011, we have paid RMB 30 million (approximate to $4,588,359) to local government as land use right deposit. AIVtech-Henan currently has no operations but will start to construct a manufacturing plant in Henan province once local government approves the land use right, which is expected by January 2012.

Net Cash provided by Financing Activities

Our net cash provided by financing activities for the six months ended June 30, 2011 amounted to $6,408,188. We received $7.4 million net proceeds in January 2011 from a private placement offering that closed on December 29, 2010. In addition, we borrowed RMB 6 million (approximate to $0.9 million) from a related party Shenzhen Top financing Company and used the amount to invest in AIVtech-Henan as 60% paid-in capital on March 25, 2011and repaid all amounts on June 27, 2011. We also repaid RMB 2 million short-term borrowings from the related party Shenzhen Top financing Company when the loan expired on February 25, 2011. Also, on June 30, 2011, we repaid RMB 5 million (equivalent to $764,726) to a third party Dongguan Shilong Industrial Company. As a result, as of June 30, 2011, we did not have any long-term loan outstanding.

Cash used in financing activities for the six months ended June 30, 2010 amounted to $3,648,597, which primarily included $734,822 loan proceeds from a third party with an applicable annual interest rate of 2.7% and $4,392,463 (RMB 30 million) dividend payable to former AIVtech shareholder prior to the reserve merger.

We anticipate that our available funds and cash flows generated from operations will be sufficient to meet our anticipated on-going operating needs for the next twelve months.

Our operating subsidiaries are primarily operated in PRC.

As of June 30, 2011 and December 31, 2010, our loan arrangements are indicated as follows:

	June 30, 2011	December 31, 2010
Long-term loan	-	757,311
Due to related parties	225,287	529,166
Total	$225,287	$1,286,477

On January 5, 2010, we obtained a loan from a third-party Dongguan Shilong Industrial Company for RMB 5 million (approximately to $757,311) for the purpose of working capital needs. The loan has been repaid on March 31, 2011.

During the normal course of the business, from time to time, we temporarily borrow money from principal shareholders or officers to finance our working capital as needed. The amounts are usually unsecured, non-interest bearing and due on demand.

On March 25, 2011, AIVtech-Dongguan entered into an loan agreement with Shenzhen Top Finance Guaranty Investment Inc., to borrow RMB 6 million (approximate to $913,385) in order to AIVtech-Shenzhen to pay the registered capital of newly formed subsidiary AIVtech-Henan. The loan term was three months from March 25, 2011 until June 25, 2011, and bears average bank interest floating upward 20%. Shenzhen Top Finance Guaranty Investment Inc. is one of the major shareholders of the Company, and owns 10.38% of the total issued and outstanding common shares of the Company. On June 27, 2011, we paid the short term in full amount. As of June 30, 2011, total related party borrowings from Shenzhen Top Finance Guaranty Investment Inc. amounted to $220,907.

The Company has been able to maintain a virtuous cycle of capital chain by ensuring the continuation of capital, i.e. the average accounts receivable collection period is less than the average accounts payable period, during the materials purchase process. Set forth below is a chart with descriptions of this process:

CRITICAL ACCOUNTING POLICY

Principals of Consolidation

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The condensed consolidated financial statements include the financial statements of the Company and its subsidiaries, AIVtech Holding (H.K.) Limited, Shenzhen AIV Electronics Co., Ltd., and Dongguan AIV Electronics Co., Ltd, All significant inter-company balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S.GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the consolidated financial statements. Estimates are used for, but not limited to, the selection of the useful lives and residual values of property and equipment, provision for doubtful accounts, provision necessary for contingent liabilities, fair values, revenue recognition, and other similar charges. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The Company adopted the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 – Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 – Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 – Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, other receivables, accounts payable, long-term loan, taxes payable, other payables and accrued liabilities, approximate their fair value due the short-term nature of these items. The carrying amount of long-term loan approximates the fair value based on the Company’s expected borrowing rate with similar remaining maturities and comparable risk in market. The warrants liability is measured at fair value on a recurring basis as discussed below.

Revenue Recognition

The Company recognizes revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured.  Revenue is not recognized until title and risk of loss is transferred to the customer, which occurs upon delivery of goods, and objective evidence exists that customer acceptance provisions have been met.

The Company sells its products to customers who have passed the Company’s credit check. Sales agreements are signed with each customer. The purchase price of products is fixed in the agreement. The Company makes custom products based on sales agreements, so no sales returns are allowed. The Company accepts returns one year from the date of shipment only in the event of defects. Historically, the Company has not experienced significant defects, and replacements for defects have been minimal. For the years ended December 31, 2010 and 2009, no sales returns and allowances have been recorded. Should returns increase in the future it would be necessary to adjust estimates, in which case recognition of revenues could be delayed.

In the PRC, value added tax (VAT) of 17% of the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Accounts Receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts.

The Company does periodical reviews as to whether the carrying values of accounts have become impaired. The assets are considered to be impaired if the collectability of the balances become doubtful, accordingly, the management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be recorded as a change in allowance for doubtful accounts. Usually, the credit term is within 90 days. If amount with aging is over 90 days, then allowance for doubtful accounts may be estimated and recorded. If we were to apply a hypothetical increase of 5% in estimating allowance for doubtful accounts for the years ended December 31, 2010 and 2009, respectively, the provision for bad debt expense would be increased by $359,635and $102,004, respectively.

Inventories

Inventories are stated at the lower of cost or market value using planned cost, and the cost variances are adjusted the planned cost into the actual cost quarterly. Management compares the cost of inventories with the market value and allowances are made for writing down their inventories to market value, if lower.

Warrants Liability

Our warrants are measured at fair value at each reporting period.  We use the Black-Scholes valuation model to determine the fair value of warrants.  The inputs for the Black-Scholes model require the use of significant assumptions, including 1) the expected term the warrants will be held before exercise, 2) discount rates, 3) volatility calculated based on the closing prices of our common stock traded in the open market.  Changes in the daily closing prices of our common stock could have a material impact on the volatility calculations which could result in significant changes in the fair value of warrant liability.   For example, the volatility was calculated to be 8.65% based on the daily closing prices of our common stock in a range of $4.95 - $5.00 as of December 29, 2010, the date the warrants were issued.  Volatility was 23.06% based on the daily closing prices of our common stock in a range of $4.02 - $5.00 as of December 31, 2010, the re-measurement date.  The following are the assumptions used in the Black-Scholes model to calculate the fair value of warrants:

	12/29/2010	12/31/2010

Stock Price	$5.0000	$4.0200
Exercise Price	$4.0000	$4.0000
Term	5.00	5.00
Volatility	8.65%	23.06%
Annual Rate of quarterly dividend	0.00%	0.00%
Discount rate - bond equivalent rate	2.030%	2.010%

Fair value per warrant	$1.4002	$0.9930

Changes in one or more of the above assumptions can materially affect fair value of the warrants on the consolidated balance sheets, the changes in fair value of warrants would result in income or expenses on the consolidated statements of income and comprehensive income. We consider the inputs used to determine the fair value to be level 2 inputs within the fair value hierarchy established by GAAP.

Income Taxes

The Company is governed by the Income Tax Law of PRC governing privately run enterprises, which are generally subject to a statutory tax rate of 25% after appropriate tax adjustments. Shenzhen AIVtech was formed on May 18, 2006 in a special economic zone in Shenzhen and has been granted a favorable tax treatment by local tax authority which stipulated a 100% income tax exemption for the first two years and 50% income tax exemption for the following consecutive three years. Consequently, for the three months ended March 31, 2011 and 2010, Shenzhen AIVtech enjoyed a favorable tax exemption policy and the effective income tax rate for Shenzhen AIVtech assessed by local tax authority was 11% and 10% for the three months ended March 31, 2011 and 2010, respectively. Dongguan AIVtech is now subject to 25% statutory income tax rate.  The favorable income tax rate is assessed and reviewed by the local tax authority on a periodic basis. Until December 2011, Shenzhen AIVtech enjoys a favorable tax exemption policy and the effective tax rate for Shenzhen AIVtech assessed by local tax authority is 11%. From January 1, 2012, the tax rate will be 25%.

Recent Accounting Pronouncements

On June 16, 2011, FASB issued Accounting Standards Update 2011-05 (“ASU 2011-05”), Comprehensive Income (Topic 220)-Presentation of Comprehensive Income. ASU 2011-05 eliminates the current option to report other comprehensive income and its components in the statement of changes in equity, and requires that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in ASU 2011-05 should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this accounting standard is not expected to have a material effect on the Company’s condensed consolidated financial statements.

On May 12, 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-04 (“ASU 2011-04”), Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 completes a major project of the boards’ joint work to improve IFRS and US GAAP and to bring about their convergence. For US GAAP, ASU 2011-04 will supersede most of the guidance in Topic 820, although many of the changes are clarifications of existing guidance or wording changes to align with IFRS 13. It also reflects the FASB’s consideration of the different characteristics of public and non-public entities and the needs of users of their financial statements. ASU 2011-04 will be effective for public entities for interim and annual periods beginning after December 15, 2011, and should be applied prospectively. The adoption of this accounting standard is not expected to have a material effect on the Company’s condensed consolidated financial statements.

In December 2010, the Financial Accounting Standards Board (“FASB”) issued changes to the disclosure of pro forma information for business combinations. These changes clarify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. Also, the existing supplemental pro forma disclosures were expanded to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. These changes become effective for the Company beginning January 1, 2011. Management has determined these changes will not have an impact on the Consolidated Financial Statements.

In April 2010, the FASB issued changes to the classification of certain employee share-based payment awards. These changes clarify that there is not an indication of a condition that is other than market, performance, or service if an employee share-based payment award’s exercise price is denominated in the currency of a market in which a substantial portion of the entity’s equity securities trade and differs from the functional currency of the employer entity or payroll currency of the employee. An employee share-based payment award is required to be classified as a liability if the award does not contain a market, performance, or service condition. These changes become effective for the Company on January 1, 2011. Management has determined these changes will not have an impact on the Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have never entered into any off-balance sheet financing arrangements and have never established any special purpose entities.

CORPORATE STRUCTURE AND HISTORY

Corporate History

We were incorporated pursuant to the laws of Nevada on December 18, 2007 under the name Ecochild Inc. Our original plan was to build a diverse portfolio of organic, health and wellness grocery products manufactured by small and mid size North American manufacturers and sell them to the European market through a network of local and national distributors.

On July 31, 2009, we completed a private placement whereby we issued 3,625,000 shares of common stock to 29 non-U.S. investors at $0.008 per share raising an aggregate amount of $29,000 under Regulation S of the Securities Act of 1933. On September 16, 2009, we filed an S-1 registration statement to register all of the 3,625,000 shares of common stock issued in the private placement. The S-1 registration statement was declared effective on December 10, 2009.

On April 16, 2010, our majority shareholders entered into certain stock purchase agreements with Jie Zhang, pursuant to which Jie Zhang purchased a total of 5,900,000 shares, which represented 61.3% of our outstanding common stock at the time of the transaction from the majority shareholders, for a total of $29,500. In connection with the change of control and pursuant to the stock purchase agreements, Galina Birca resigned as our president, chief executive officer and director, and Vladimir Enachi resigned as our chief financial officer and director effective immediately. Mr. Jie Zhang was appointed as our sole director and officer effective immediately.

Acquisition of AIVtech-HK

On May 12, 2010, we entered into a share exchange agreement with AIVtech Holding (Hong Kong) Limited, or AIVtech-HK, a company that is in the business of designing, manufacturing and selling electronic furniture, digital/multimedia speakers, and LCD/LED television.  Pursuant to the terms of the share exchange agreement, we acquired all of the outstanding shares of AIVtech-HK from its shareholders. In exchange, we issued to the shareholders of AIVtech-HK, their designees or assigns, an aggregate of 10,375,000 shares or 51.88% of the shares of our common stock at the time of the transaction, at $0.005 per share; and paid cash of $3,948,125 to the AIVtech shareholders in the form of promissory note payable within twelve months of the close of the transaction. Pursuant to the share exchange agreement, AIVtech-HK became our wholly-owned subsidiary.

AIVtech-HK is a holding company incorporated under the laws of Hong Kong on November 4, 2005 with subsidiaries engaged in manufacturing casual furniture audio series, multimedia speakers, and LED. AIVtech-HK owns 100% of AIVtech-Shenzhen, a company incorporated on October 26, 2004 under the laws of the PRC. AIVtech-Shenzhen owns 70% of AIVtech-Dongguan, a company incorporated on December 25, 2009 under the laws of the PRC. AIVtech-Shenzhen was owned by  Jinlin  Guo and Lanbin Ding holding 87.5% and 12.5% of the shares, respectively. On March 30, 2010, Jinlin Guo transferred all the 87.5% interest to AIVtech-HK in exchange for RMB 4,375,000 (or $0.64 million), and Lanbin Ding transferred all the 12.5% interest to AIVtech-HK in exchange for RMB 625,000 ($0.9 million).  AIVtech-Shenzhen became a wholly-owned subsidiary of AIVtech-HK and a wholly foreign owned enterprise in the PRC after the transaction.

As a further condition of the acquisition, Jie Zhang resigned as our sole officer and director, and Jinlin Guo and Yilin Shi were appointed as our directors and Jinlin Guo, Yilin Shi and Teli Liao were appointed as our officers effective immediately.

Simultaneously with the acquisition, we also changed our name from “Ecochild Inc.” to “AIVtech International Group Co.” and changed our fiscal year end from October 31 to December 31.

Subsequent Events and Recent Financing

On September 10, 2010, we amended Section 6(b) of our Bylaws from “Except as otherwise provided in these Bylaws, a quorum is two persons present and being, or representing by proxy, shareholders of the Corporation” to “Except as otherwise provided in these Bylaws, the holders of a majority of the shares of the Corporation issued and outstanding and entitled to vote at any meeting of the shareholders shall constitute a quorum at such meeting for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or series, voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such specified item of business.”

On December 29, 2010, we entered into a subscription agreement with certain accredited investors for the issuance and sale in a private placement of investment units, each unit consisting of one share of our common stock, $.001 par value per share and a warrant to purchase one-tenth of one share of common stock, for aggregate gross proceeds of $7,540,000. The purchase price per unit was $3.00. In the aggregate, we issued to the investors a total of 2,513,334 shares of common stock and five-year Investor Warrants to purchase up to an additional 251,334 shares of common stock at an exercise price of $4.00. We also paid to the placement agent a fee of $150,800 and issued to the Placement Agent a five-year Placement Agent Warrants to purchase a total of 50,267 shares of common stock at an exercise price of $4.00 per share.

Pursuant to the subscription agreement, we agreed to file a registration statement on Form S-1 (or any other applicable form) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale (i) 100% of the shares of common stock sold in the private placement and (ii) 100% of the shares of our common stock underlying the Investor Warrants (collectively, “Registrable Shares”), within 30 calendar days following the closing of the private placement (“Required Filing Date”), and use the Company’s best efforts to have the registration statement declared effective within 180 calendar days after the closing of the private placement (“Required Effective Date”). If a Registration Statement covering the registration of the Registrable Shares is not filed with the SEC by the Required Filing Date or is not declared effective by the Required Effective Date, the Company shall pay to each investor as liquidated damages, a cash payment equal to 2% of the aggregate amount invested by such Investor in the offering on the first business day of each thirty (30) day period (pro rata for any period less than thirty days) until the Registration Statement has been filed or declared effective, or a portion thereof. Such liquidated damages shall not exceed 10% per annum.

In addition, we agreed to issue to the investors an aggregate of 2,513,334 shares of our common stock (the “Make Good Shares”), on a pro rata basis, if the make good targets set forth in the subscription agreement are not met. With respect to the fiscal year ending December 31, 2010, if we do not achieve $0.44 in earnings per share, then one-half of the Make Good Shares will be distributed to the investors on a pro rata basis.  With respect to the fiscal year ending December 31, 2011, if we do not achieve $0.60 in earnings per share, then the other one-half of the Make Good Shares will be distributed to the investors on a pro rata basis.

On June 29, 2011, we entered into agreements with the investors pursuant to which extended the Form S-1 Required Effective Date from June 30, 2010 to September 30, 2011.

Subsequent to June 30, 2011, we entered into agreements with the investors to amend the make good provision in the subscription agreement whereby all parties agreed that the basic earnings per share as make good target for the year ending December 31, 2011 is reduced from $.60 per share to $.40 per share.

Global Hunter Securities, LLC acted as our placement agent in connection with the offering. As compensation for its services provided in this transaction, we (i) paid a cash fee of $150,800 which is equal to two (2%) percent of the aggregate gross proceeds raised in the private placement, (ii) issued five-year warrants to purchase shares of our common stock equal to two (2%) percent of the number of shares of common stock issued in the private placement, exercisable at any time at a price equal to $4.00 per share and (iii)paid expenses relating to the private placement. We also agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act. The Placement Agent Warrants have the same registration rights as the registration rights afforded to the investors in the private placement.

On March 30, 2011, our subsidiary AIVtech-Shenzhen incorporated AIVtech-Henan, as a limited liability company in China, with a registered capital of RMB 50 million, or approximately $7.6 million. As of June 30, 2011, a total capital contribution of RMB 10 million, or approximately $1.5 million, was contributed to AIVtech-Henan, of which RMB 6 million was contributed by AIVtech-Shenzhen and RMB 4 million was contributed by Mr. Jinlin Guo, our chief executive officer and chairman of the board of directors. As of June 30, 2010, the Company has paid RMB 30 million to local government as land use right deposit. AIVtech-Henan currently has no operations but will start to construct a manufacturing plant in Henan province once local government approves the land use right, which is expected by the end of January 2012.

On May 10, 2011, we entered into an agreement with the former shareholders of our wholly-owned subsidiary AIVtech-HK, pursuant to which extends the due date of an aggregate cash payment of $3,948,125 from May 12, 2011 to May 12, 2012. The amount was owed to these former shareholders in the form of a promissory note dated May 12, 2010.

Effective May 16, 2011, our ticker symbol as quoted on the OTC Bulletin Board was changed from “ECOH” to “AIVI.”

Organization & Subsidiaries

The Company’s organizational structure was developed to permit the infusion of foreign capital under the laws of the PRC and to maintain an efficient tax structure, as well as to foster internal organizational efficiencies. The Company’s organization structure is summarized in the figure below:

DESCRIPTION OF BUSINESS

Business Overview

We engage in the business of designing, manufacturing and selling electronic furniture, digital/multimedia speakers, and LCD/LED television under our own product brand – AIV, which stands for Audio & Interactive Video. Besides our own AIV brand, AIVtech also specializes in both Original Equipment Manufacturing (“OEM”) and Original Design Manufacturing (“ODM”) services. We integrate two traditional industries, which are electronics industry and furniture industry, into a new industry – electronic furniture industry.

We generate revenues mainly from the sales of electronic furniture and digital/multimedia speakers. The production of LCD/LED television started in late April 2010. Our net sales revenues for the year ended December 31, 2010 was approximately $68.3 million, representing a 77.6 % growth from the year ended December 31, 2009 with net sales revenues of approximately $38.5 million. Our net income for the year ended December 31, 2010 was approximately $11.3 million, an increase of 52.42%, comparing to our net income of approximately $7.47 million for the year ended December 31, 2009.

Market Summary

International Market

Electronic Furniture:  Audio gaming chair is a popular product in the electronic furniture industry. It targets the audio-visual entertainment, especially the video game markets. In conformity with the need for innovation which is the trend in this industry, the new furniture audios launched by AIV in 2005 incorporate the Video Gaming Chair with Built-in Speakers and Vibration, as well as the Leisure Furniture with Built-in Audio/ Video System. The new product became popular after its debut in the European and the U.S. markets in 2006. The product has also developed a market in China, Australia and Southeast Asia countries. There are still many potential markets waiting to be explored.

Multimedia/Digital Speakers: At present, the global speakers market is dominated by a certain number of manufacturers with large production capacity and leading technologies. These manufacturers mainly based in the United States, Japan and European countries. Many of those companies outsource their manufacturing to China.

LED/LCD Television: According to a conservative estimate by Displaybank, a global authority in market research and consulting for the display and solar industries, the number of LEDs sold in 2008 was around 200,000 units, while the number is expected to increase to more than 32 million units in 2010. The compound annual growth rate (“CAGR”) of a 5-year period from 2008 to 2013 is 272%. The number of global sales of LEDs in 2013 is estimated to be 156 million units. (Source: http://www.jilin.cei.gov.cn/news/viewArticle.html?id=402880a8259f667001260694196e0c60)

Chinese Domestic Market

Furniture audios: The video game especially the online video game industry started late in China but is growing rapidly. Since 2000, its annual growth rate has exceeded 50%. Nowadays, more and more video game companies are entering into the Chinese market with many large companies also establishing branch offices or studios in China.

Multimedia/Digital Speakers: China is the country with the largest production and distribution of multimedia/ digital speakers in the world. The Pearl River Delta region of China is the location of speaker manufacturers which produce 70% of the world’s speakers. Many big multimedia speakers companies outsource their manufacturing to companies in China (Source: Canton and Hong Kong Information Daily. http://finance.sina.com.cn/g/20030801/1501390264.shtml). Most of these manufacturers are original equipment manufacturers with no brands of their own, and they depend solely on exports. The co-existence of genuine and counterfeit products reflects the current real situation of the Chinese speakers industry. However, the speakers market is relatively stable. The innovation of both the products and business model are the key factors to success for the domestic speaker manufacturers.

LED/LCD Television: According to a survey by the Consumption Electronic Products Investigation Office of the China Electronic Chamber of Commerce, 75% of the domestic television consumers pay attention to LED products and 34% of them have plans to purchase LED products in 2010 (Source: 2010-2015 China LCD Television Market Investment Analysis and Forecast Report).

Products

Currently, we classify our products into three main categories: Electronic Furniture, Multimedia/Digital Speaker and LCD/LED Television.

A) Electronic Furniture

Our casual furniture audio has made a creative combination of two traditional industries: electronic audio-visual entertainment industry and furniture industry.  Our electronic furniture not only supplies customers with a super-sensory audio-visual enjoyment, but also brings convenience for home-living. Among the furniture audio field, the product that develops the most rapidly is the exclusive audios for video game chair. This product is mainly for the video game and audio-visual entertainment markets. The video game chair can be easily connected to video game consoles and digital music players etc. The video industry, especially the network video game industry, had a late start in China, but it is an industry that has experienced rapid growth. The annual growth rate has exceeded 50% since the year 2000 (Source: China Securities Journal. http://stock.stockstar.com/GA2006082200299559.shtml). Publishers and developers for video game all over the world are now entering the Chinese market at a fast pace. Many big game publishing companies are establishing branches or studios in China. Because of the huge potential of the video game industry, the company’s exclusive audio for video game chair has a broad market and development space. Moreover, this will also promote the development of furniture audio industry.

a) Video Gaming Chairs with Built-in Speakers and Vibration

Video game lovers are the target customers for this product series. It can be applied to different video game consoles such as XBOX360 and PS3. It has 3D games’ sound and vibration function. This stylish electronic furniture is taking the video game lovers to another level of enjoyment and giving the video game accessories a new fashion.

b) Leisure Furniture with Built-in Audio/Video System

This is a product series for home entertainment and leisure. The existing products include Rocker Chair and Cabinet with Built-in Speakers and Audio System, TV Stands with Built-in Audio/ Video System, etc. Our products are designed for consumers with a preference for modern stylish electronic products.

B) Multimedia/ Digital Speakers

With the popularization of PC and the digitization of the audio-visual entertainment, we believe that the multimedia speaker will become the main media for musical works in the future. Whether the audio track is X.1 or 2.0, the design philosophy of the multimedia speaker is based on the concept that the music should be expressed with high fidelity and transmitting the soul of music to people. As a manufacturer of multimedia speaker, our goal is to produce speaker systems that have comprehensive and balanced sound that maintain the integrity of the music. Under the trend that the global audio-visual entertainment is becoming digital, computerized and miniaturized, we have introduced five main product series, namely “nocturne”, “concerto”, “solo”, “chord” and “symphony”, and are devoted to bringing the music’s true sound to our customers. In the future development of multimedia speaker, we hope that our products’ stylish appearance, excellent performance and ingenious function will be our advantages in the market.

C) LCD/LED Televisions

As an upgraded TV product, we believe that LED TVs will occupy the mainstream market by virtue of its environmental friendly and energy efficient features, as well as its outstanding image quality. In the upcoming future, we believe that the competition in the flatscreen TV industry will focus on the LED TV. Conforming to this trend, we established the LED international business department. Our products consist mainly of LED TVs and PC TVs, both with a small size and thin appearance.

TV Specification

Our TV products support DVB-T, PAL, SECAM, DVB-T standard and MPEG2 decode MP@ML. Our digital TV products support MHEG5 (UK), EPG, SUBTITLE, and the AUDIO Language, and accept analogue and up to 1080P digital HD signals. Our TFT-LCD modules support resolution of up to 1920*1200, HDMI1.2, HDCP1.1, 2D motion video adaptive progressive compartment exchange of up to 1080i. The 2D motion video noise reduction function supports analogue and digital 10 pages teletext. The auto sound detect function supports NICAM/A2, Auto detect and recover between 3:2 and 2:2 format, and auto switch between 4:3 and 16:9 format. With a single common interface, it can decrypt all kinds of encrypted programs. With its software settings, it can choose the TS current either with or without descrambling. With the picture engine function, it can dynamically adjust the picture color, contrast ratio, complexion and definition, etc.

Raw Materials and Suppliers

Electronics components, Wooden Boxes, Modules, Frames, AC converters and other basic components are our main raw materials to produce electronic furniture, multimedia/ digital speakers, and LED/LCD televisions. We purchase all of our other raw materials and component parts from a variety of sources, none of which we believe to be a dominant supplier. Alternative sources of supply are believed to be available to the Company.  Our top five raw material suppliers are listed below:

Top Five Suppliers

Suppliers	Raw Materials Supplied	Percentage of Total Supply in 2010
Guangdong Guanghong Exports & Imports Ltd	LED screen	27.61%
ShenZhen HuiKe Sound Box Co., Ltd.	Wooden boxes	9.89%
ShenZhen YuanMao Electronic Accessories Co., Ltd.	AC converters	9.50%
ShenZhen QuanXin Plastic Cement Products Co., Ltd.	Covers	6.05%
FengShun MingYin Electronics Co., Ltd.	Frames	5.56%
Total		58.61%

Marketing, Sales and Customers

Sales breakdown: The sales of our furniture audio products accounted for approximately 61% and 80% of the total sales in our fiscal years ended December 31, 2010 and 2009, respectively. The sales of our multimedia/digital speakers accounted for approximately 13% and 20% of the total sales in our fiscal years ended December 31, 2010 and 2009, respectively. We started the production of LED products in late April 2010, which accounted for approximately 26% of total sales in fiscal year ended December 31, 2010. The sales of our furniture audio products accounted for approximately 48% and 81.28% of the total sales for the six months ended June 30, 2011 and 2010, respectively. The sales of our multimedia/digital speakers accounted for approximately 25% and 14.59% of the total sales for the six months ended June 30, 2011 and 2010, respectively. The sales of LED products accounted for approximately 27% and 4.13% of total sales for the six months ended June 30, 2011 and 2010.

Marketing Strategies

Our marketing strategy focuses on the products’ innovation and integration of multi-elements. In addition, we have been continuing to improve our products and raise the brand’s market recognition, as we attempt to make the AIV brand a symbol of innovation, value and quality. We are also establishing flagship stores in certain targeted cities.

Sales Strategies

We are making full use of global resources such as Alibaba.com to promote our products. We also take part in various international exhibitions. In addition, we provide multipoint-to-point services to our major customers to ensure the after-sale services of our products.

We are integrating and completing the distribution network, completing the marketing strategy, supporting the main distributors and expanding the domestic market shares gradually.

Moreover, we maintain close cooperation with furniture manufacturers and related enterprises to integrate the advantages of furniture with that of the electronic devices.

Sales Channels and Partners

(A) Sales network of the general agency system. We have built a stable domestic sales network through the previous sales of its traditional products. The sales network includes the general distributors in each province. The general distributors have the rights to choose their own sub-distributors. Due to the high performance-price ratio and good quality of the products, we believe that we have accumulated a group of quality distributors, enhancing our domestic sales network.

(B) Big order ODM customization system. Our main customers are well-known enterprises both domestic and overseas. At present, we have established a group of stable ODM customization customers, which helps us maintain more stable sales.

(C) Project orders. We customize office and entertainment electronic furniture for places such as internet bars, banks, security companies, airport VIP rooms and high-standard clubs.

(D) Global E-commerce platform. We have built a fixed platform for product promotion in E-commerce websites such as Alibaba and Global Resource.  In the future, as the development of the wholesale model, we will establish broader E-commerce sales channels.

Sales Cycle

At present, our accounts receivables term for our main customers are 60 to 120 days, for our key customers 30 to 60 days, and the average term about 90 days.

Pricing strategy

We use the product portfolio pricing strategy which means different prices are applied to different products in the same product series. Some products’ prices are low because the purpose is for cultivating the market and attracting customers. While some median and high-end products and technology innovation products’ prices are high, and these products bring a higher profit margin to the Company.

Top Five Customers

Customers	Percentage of Total Sales Revenue in 2010
DaKang Holding Group Co., Ltd.	29.74%
AnJi ChaoYa Furnitures Co., Ltd.	11.33%
GuangDong GuangHong Import & Export Co., Ltd.	37.65%
BeiJing HuaQi Info-Digit Technology Co., Ltd.	4.80%
AnJi WeiYu Furnitures Co., Ltd.	4.03%
Total	87.55%

Market Shares and Competitors

Our products compete with some branded products within their product category as well as privately labeled products sold by retailers, including some of our OEM/ ODM customers.

Our electronic furniture competes with Pyramat, Actona and other smaller manufacturers.  Our products have held significant international market shares since 2006. In varying degrees, depending on the product category involved, we compete on the basis of style, price, quality, comfort and brand name prestige and recognition, among other considerations.

Our multimedia/digital speakers and LED/ LCD television products compete with numerous international branded products like Sony, Panasonic, Samsung, Phillips and LG, etc. Due to the lower costs and labor expenses in Asia Pacific regions, many international speaker manufacturers are establishing plants in Asia. This allows large manufacturers to compete with local manufacturers in pricing. Right now, we have a global market share of only about 0.3% on multimedia/digital speaker products. We did not start the production of LED/LCD television until late April 2010, and the general availability of contract manufacturers also allows the ease of access by new comers. Many of our competitors are larger in scale, have been in existence for a longer period of time, have achieved greater recognition for their brand names, have captured greater market shares and/or have substantially greater financial, distribution, marketing and other resources than we do. We are not sure whether we can compete against them right now or in the future, or that competitive pressures will have a material adverse effect on our business, financial condition and results of operations.

Business Model

We conduct our quality management in strict compliance with ISO9001 international quality management standard. We believe that quality, cost control and efficiency are the three components to the Company’s competitiveness; that integrity, innovation and values are the three components to the Company’s management philosophy; and that people, environment and technology are the three components to the Company’s design philosophy.  Our goals are to:

1)  Achieve the new integration of electronic and furniture industries, and persist in innovation as the strategy of industry development;

2)  Ensure a steady and healthy expansion or growth of the Company, and build a long lasting well known national brand by setting up flagship stores on main cities;

3)  Create a beneficial-to-all situation among the Company, staff, shareholders, customers, partners and the society by providing quality products with competitive prices.

Growth Strategy

We intend to grow our business by improving our marketing, financial, production and human resource management:

Marketing Management

Management department. We established two decision-making departments, namely the General Manager Office and the Cost Control Committee. The General Manager Office makes decisions regarding the strategic issues such as the Company’s development strategy and operation plan, etc, and also supervises the implementation status. The Cost Control Committee manages the control over all the costs on the premise so that the Company meets its targets.

Incentive and restriction mechanism. We have entered into several employment contracts, confidentiality agreements and restrictive covenants with the management and other employees, the business department and the product R&D department. The employees’ salary and bonus are based on their performance. Also, we have a periodical salary-raise program. We raise staffs’ salary after the testing in April of each year. And every year, we issue special recognition awards and grants special bonus and certificates to outstanding employees.

Promotion and publicity. We believe that the domestic furniture audio market will have a big influence on the domestic IT industry and furniture industry. Electronic furniture products have been widely introduced in the media such as “Brands Shenzhen ”, “Times Entrepreneur”, “ZOL” and “IT168”. We also conduct the promotion via E-commerce platforms such as Alibaba and Global Resource.

Financial Management

Establish a cost control system. We intend to establish a standard cost control system, execute the cost budget management policy and complete the ERP (Enterprise Resource Planning) management system for cost control purposes.

Complete the financing capital chain. With multiple financing channels, we attempt to stabilize our capital chain and to efficiently use our proceeds which improve our business transactions.

Production Management

PMC (Product Material Control) Management.  We believe that the improvement of the material and plan management capacities is the key to a successful management.

•
Production Plan Management: all the elements involved in this management should be precise and detailed, from the origin of the plan information (such as sales and prediction), organization of the plan outline, the relationship between production plan and the amount of time spent, the production cycle to the arrangement of the production period.

•
Plan and Material Control Management: all the elements involved in this management should be managed strictly, from the origin of the MRP (Material Requirement Planning) data, product sheet and material list, the execution and control of the material requirement plan, product material cost management to the material management of production field, to ensure the Company’s material cycle, cost and consumption be always under the ideal condition.

Field Management. We attempt to limit any waste of resources such as material, labor, time, space, energy and transportation. We also adopted effective management systems to control and manage the key processes such as flow-chart, instruction tracing, shipment, field 7S (Seiri, Seiton, Seiso, Shitsuke, Safety, Speed and Saving) and lean production, to ensure the production field is running at full load.

Human Resources Management

We promote the SOP (Standard Operation Procedure) and establish the KPI (Key Performance Indication) check system to make our human capital more valuable. It persists in the principle of benefit sharing and has established scientific incentive mechanisms to attract talents. Through this mechanism, we have put together a team of elites on technology development, market exploration, operation management and quality management.

Intellectual Property

We own and utilize the trademarks, patents and domain name listed below. We continuously look to increase the number of our trademarks and potential design and utility model patents where necessary to protect valuable intellectual property. We regard our trademarks and other intellectual property as valuable assets and believe that they have significant value in the marketing of our products. We vigorously protect our trademarks against infringement, including through the use of cease and desist letters, administrative proceedings and lawsuits.

We rely on trademark, patent, copyright and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce intellectual property rights in our logos, trade names and in the design of our products. In particular, we believe that our future success will largely depend on our ability to maintain and protect the “AIVTECH” trademark. Despite our efforts to safeguard and maintain our intellectual property rights, we cannot be certain that we will be successful in this regard. Furthermore, we cannot be certain that our trademarks, products and promotional materials or other intellectual property rights do not or will not violate the intellectual property rights of others, that our intellectual property would be upheld if challenged, or that we would, in such an event, not be prevented from using our trademarks or other intellectual property rights. Such claims, if proven, could materially and adversely affect our business, financial condition and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to and legal costs associated with litigation or other resolution of future claims concerning trademarks and other intellectual property rights could materially and adversely affect our business, financial condition and results of operations.

The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the PRC. Although we continue to implement protective measures and intend to defend our intellectual property rights vigorously, these efforts may not be successful or the costs associated with protecting our rights in certain jurisdictions may be prohibitive. From time to time we may discover products in the marketplace that are counterfeit reproductions of our products or that otherwise infringe upon intellectual property rights held by us. Actions taken by us to establish and protect our trademarks and other intellectual property rights may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violating trademarks and intellectual property rights. If we are unsuccessful in challenging a third party’s products on the basis of infringement of our intellectual property rights, continued sales of such products by that or any other third party could adversely impact the “AIVTECH” brand, result in the shift of consumer preferences away from our products and generally have a material adverse effect on our business, financial condition and results of operations.

Trademarks

We have registered the following trademark with the Trademark Office, State Administration for Industry and Commerce in the PRC:

No.	Registration No.	Trademark	Registrant	Item Category	Expiration Date
1	6983650	AIV AIVTECH	AIVtech-Shenzhen
Category No. 20:  Furniture, mirrors, picture frames; goods (not included in other classes) of wood, cork, reed, cane, wicker, horn, bone, ivory, whalebone, shell, amber, mother-of-pearl, meerschaum and substitutes for all these materials, or of plastics.
					June 20, 2020

We plan to file for extension with the Trademark Office of the above trademark before the expiration date.

Patents

Through AIVtech-Shenzhen, we have been granted the following design patents by the State Intellectual Property Office, or SIPO, of PRC. We enjoy a ten year protection period starting from each patent application date.

No.	Patent No.	Patent Name	Patent Owner	Application Date	Date of Grant	Type
1	ZL 2008 3 0102656. X	Multi-media Chair with Built-in Speakers (halo3 model)	AIVtech-Shenzhen	03/12/2008	06/03/2009	Design Patent
2	ZL 2009 3 0166242. 8	Sofa with Built-in Speakers (S-360VM)	AIVtech-Shenzhen	06/08/2009	03/24/2010	Design Patent
3	ZL 2009 3 0166238. 1	Speaker (Sofa Built-in Speaker S-306)	AIVtech-Shenzhen	06/05/2009	02/24/2010	Design Patent
4	ZL 2009 3 0166237. 7	Speaker (Sofa Built-in Speaker S-319W)	AIVtech-Shenzhen	06/05/2009	03/24/2010	Design Patent
5	ZL 2009 3 0166241. 3	Speaker (Sofa Built-in Speaker S-362V)	AIVtech-Shenzhen	06/08/2009	05/19/2010	Design Patent
6	ZL 2006 3 0154134. 5	Beach Music Chair	AIVtech-Shenzhen	10/26/2006	10/24/2007	Design Patent
7	ZL 2008 3 0102015. 4	Digital Speaker for Video & Audio Chatting	AIVtech-Shenzhen	02/22/2008	04/01/2009	Design Patent
8	ZL 2009 3 0166487. 0	Speaker (AD-101)	AIVtech-Shenzhen	06/04/2009	05/19/2010	Design Patent
9	ZL 2008 2 0092183. 4	A Digital Speaker for Video & Audio Chatting	AIVtech-Shenzhen	02/22/2008	01/21/2009	Utility Model Patent
10	ZL 2006 2 0013949. 6	A Multi-media Chair with Built-in Speakers	AIVtech-Shenzhen	05/22/2006	07/11/2007	Utility Model Patent

Domain Names

AIVtech International Group Co., Ltd. owns the domain name www.aivtechgroup.com.

Environmental Protection

Compliance with national, provincial or local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment have not had, nor are they expected to have, any material effect on the capital expenditures, earnings or competitive position of the Company. The Company uses and generates certain substances and wastes that are or can be regulated or may be deemed hazardous under certain national, provincial or local regulations with respect to the environment.

Properties

Our corporate headquarter is located at Suite A1305, 13th Floor, East Building Phase II, High-Tech Plaza, Tian’an Cyber Park, Futian District, Shenzhen, China. The corporate headquarter office is approximately 371 square meters, and is leased from the individual owner of the property for RMB 22,268, or approximately USD 3,275, per month, for a term of three years from May 1, 2011 to April 30, 2014.

Our manufacturing factory is located at AIV Industrial Park, No.78, Wenquan South Road, Xihu District, Shilong town, Dongguan, China. The factory building is approximately 21509 square meters, and is leased from DongGuan Mei Da Decorating & Design Works Company Limited for RMB 222,587, or approximately USD 32,733, per month until April 3, 2015.

The post-merger assets of the Company and its subsidiaries on a consolidated basis include cash, accounts receivable from customers, inventories, equipments and dues from related parties.

Employees

As of the date hereof, we have approximately 693 full-time employees. The breakdown of our employees is as follows:

Management Staff	90
R&D Staff	51
Sales Staff	22
Manufacturing Staff	530
Total	693

Litigation

On June 7, 2011, the Company and its subsidiary AIVtech-Shenzhen were served with a Summons and Complaint filed by CCG Investor Relations, a California corporation, in the Court of Beverly Hills of the State of California against the Company and AIVtech-Shenzhen for breach of contract, seeking total damages of $116,865.83, including $79,865.83 for services rendered, $12,000 interest and $25,000 for attorney’s fees.  The Company entered into a settlement agreement with CCG Investor Relations and paid a total of $76,865 in September 2011 to settle the lawsuit.  Other than stated above, currently there are no legal proceedings pending or threatened against the Company or its subsidiaries.

Governmental Regulation

This section sets forth a summary of the most significant Chinese regulations or requirements that may affect our business activities in China or our shareholders’ right to receive dividends and other distributions of profits from the PRC subsidiaries.

Industry Regulations

We have all necessary licenses and permits to operate our business. We are also subject to regular inspections by the regulatory authorities for compliance with applicable regulations with respect to our environmental protection, security and fire safety, etc.  We passed all the inspections so far and we did not receive any negative feedback from the government agencies.

Business licenses of AIVtech-HK, AIVtech-Shenzhen, AIVtech-Dongguan and AIVtech- Henan:

Name of Subsidiary	Date and Place of Incorporation	License Name and Number	Valid Period	Current Status	Issuing Agency
AIVtech-HK	November 4, 2005. Hong Kong	Hong Kong Business/Branch Registration Certificate. Certificate Number: 36172801-000-11-10-A	November 4, 2010 to November 3, 2011	Effective	Hong Kong Business Registration Office
AIVtech- Shenzhen	October 26, 2004. People’s Republic of China	PRC Business License. License Number: 1066717	October 26, 2004 to September 30, 2020	Effective	The Market Supervision Administration of Shenzhen Municipality
AIVtech- Dongguan	December 25, 2009. People’s Republic of China	PRC Business License. License Number: 441900000705281	December 25, 2009 to Indefinite	Effective	The Industrial and Commercial Bureau of Dongguan City
AIVtech- Henan	March 30, 2011. People’s Republic of China	PRC Business License. License Number: 411593000000672	March 30, 2011 to March 29, 2021	Effective	The Industrial and Commercial Bureau of Xinyang City

Organizational Code Certificates of AIVtech-Shenzhen, AIVtech-Dongguan and AIVtech-Henan, as applicable:

Name of Subsidiary	Organizational Code	Certificate Registration Number	Valid Period	Current Status	Issuing Agency
AIVtech- Shenzhen	76757863-3	440304-065409-1	May 25, 2010 to May 24, 2014	Effective	The Market Supervision Administration of Shenzhen Municipality
AIVtech- Dongguan	69818701-3	441900-305224	December 29, 2009 to December 29, 2013	Effective	Bureau of Quality and Technology Supervision of Dongguan City
AIVtech- Henan	57104748-6	411500-012858-1	March 30, 2011 to March 30, 2015	Effective	Bureau of Quality and Technology Supervision of Xinyang City

Product Certificates of AIVtech-Shenzhen and AIVtech-Dongguan, as applicable:

Name of Subsidiary	Name of Certificate	Current Status	Issuing Agency
AIVtech-Shenzhen	Certificate for China Compulsory Product Certification (“AKAI” trademark)	Effective	China Quality Certification Centre
AIVtech-Shenzhen	Certificate for China Compulsory Product Certification (“NEC” trademark)	Effective	China Quality Certification Centre
AIVtech-Shenzhen	Certificates of Conformity	Effective	Shenzhen EMTEK Co., Ltd. (“EMTEK”)
AIVtech-Shenzhen	Certificates of Compliance	Effective	Shenzhen Academy of Metrology and Quality Inspection-Guangdong EMC Compliance Testing Center (“SMQ”)
AIVtech-Shenzhen	Anbotek Certificate of Conformity	Effective	Shenzhen Anbotek Services Co., Ltd.
AIVtech-Shenzhen	ATC Certificate of Conformity	Effective	Accurate Technology Co., Ltd.
AIVtech-Shenzhen	EC Declaration of Conformity	Effective	Hong Kong Standards and Testing Centre
AIVtech-Shenzhen	FCC-series Certificates	Effective	EMTEK, SMQ and Anbotek
AIVtech-Shenzhen	ICES Certificates	Effective	EMTEK and SMQ
AIVtech- Dongguan	Certificate for China Compulsory Product Certification	Effective	China Quality Certification Centre

In order to produce electronic furniture, digital/multimedia speakers, and LCD/LED televisions, we must obtain China Compulsory Product Certification, or CCC authentication, for all our products. CCC authentication is a product conformity assessment system that is executed by the Chinese government based on the WTO agreement and the international prevailing rules, with the purpose to protect consumers, personal and animal life safety, protect the environment and the national security. The CCC products must be tested by the authorized organizations. And the products can be exported, imported and sold only after they pass the tests. All of our products are with the CCC authentication.

Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises

On August 29, 2008, State Administration of Foreign Exchange, or SAFE, promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into Renminbi by restricting how the converted Renminbi may be used. SAFE Circular 142 provides that the Renminbi capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC, unless it is provided for otherwise. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from foreign currency registered capital of a foreign-invested company. The use of such Renminbi capital may not be altered without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. If we raise any funds in the United States in the further, we expect that if we convert the net proceeds into Renminbi pursuant to SAFE Circular 142, our use of Renminbi funds will be for purposes within the approved business scope of our PRC subsidiaries. Such business scope permits our PRC subsidiaries to provide technical and operational support to our consolidated entities. However, we may not be able to use such Renminbi funds to make equity investments in the PRC through our PRC subsidiaries.

Export Laws and Regulations

We are subject to various governmental regulations related to exportation. The major export regulations applicable to us include:

•	the Customs Law of the PRC;

•	the Regulation of the PRC on the Administration of The Import And Export of Goods.

These laws and regulations set out standards and requirements for various aspects of export and import of goods, custom registration, sanitary registration and inspection. Failure to comply with these laws and regulations may result in confiscation of our products and proceeds from the sales of non-compliant products, warn, order for correction, fines, revocation of licenses, and, in extreme cases, criminal liability.  We have obtained all permits and licenses required for export of our products and believe we are in material compliance with all applicable laws and regulations.

Laws and Regulations of Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including patents, copyrights and trademarks. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the WTO in December 2001.

Patents

The “Patent Law of the People’s Republic of China” promulgated by the Standing Committee of the National People’s Congress in 1984 and revised in 1992, 2000 and 2008, protects registered patents. The State Intellectual Property Office of PRC, or SIPO, handles granting patent right.

When a patent infringement dispute arises, the patent holder or an interested party who believes the patent is being infringed may either file a civil lawsuit or file an administrative complaint with a provincial or municipal office of SIPO. A PRC court may grant the patent holder’s or the interested party’s request for a preliminary injunction before or during the legal proceeding. Damages for infringement are calculated as the actual loss suffered by the patent holder or the interested party due to the infringement, or if such actual loss is difficult to ascertain, the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be determined by using a reasonable multiple of the license fee under a contractual license in addition to reasonable expenses of the patent holder’s or the interested party’s efforts in stopping the infringement.

The PRC is also a signatory to all major intellectual property conventions, including the Paris Convention for the Protection of Industrial Property, Madrid Agreement on the International Registration of Marks and Madrid Protocol, Patent Cooperation Treaty, Budapest Treaty on the International Recognition of the Deposit of Microorganisms for the Purposes of Patent Procedure and the Agreement on Trade-Related Aspects of Intellectual Property Rights, or TRIPs.

Although patent rights are national rights, there is a large amount of international co-operation under the Patent Cooperation Treaty, or the PCT, to which China is a signatory. Under the PCT, applicants in one country can seek patent protection for an invention simultaneously in a number of other member countries by filing a single international patent application.

Trademarks

The “Trademark Law of the People’s Republic of China” promulgated by the Standing Committee of the National People’s Congress of PRC, adopted in 1982 and revised in 1993 and 2001, protects registered trademarks. The Trademark Office under the Chinese State Administration for Industry and Commerce handles trademark registrations and grants a term of ten years each time to registered trademarks which are renewable for another ten years after the application to the Trademark Office by the owners of the trademarks. Trademark license agreements must be filed with the Trademark Office for record. China has a “first-to-register” system that requires no evidence of prior use or ownership. We have registered trademarks as described under Business/Intellectual Property of our prospectus. Accordingly, such trademarks are entitled to the protection under the Trademark Law.

Regulation of Work Safety

On June 29, 2002, the Work Safety Law of the PRC was adopted by the Standing Committee of the 9th National People’s Congress and came into effect on November 1, 2002, as amended on August 27, 2009. The Work Safety Law provides general work safety requirements for entities engaging in manufacturing and business activities within the PRC. Additionally, Regulation on Work Safety Licenses, as adopted by the State Council on January 7, 2004 effective on January 13, 2004, requires enterprises engaging in the manufacture of dangerous chemicals to obtain a work safety license with a term of three years. If a work safety license needs to be extended, the enterprise must go through extension procedures with authorities three months prior to its expiration. In addition, on May 17, 2004, the Measures for Implementation of Work Safety Licenses of Dangerous Chemicals Production was promulgated as implementing measures to the Regulation on Work Safety Licenses which provides that entities producing dangerous chemicals are required to obtain work safety licenses pursuant to specific requirements. Without work safety licenses, no entity may engage in the formal manufacture of dangerous chemicals.

The Regulations on the Safety Administration of Dangerous Chemicals was promulgated by the State Council on January 26, 2002, effective as of March 15, 2002. It sets forth general requirements for manufacturing and the storage of dangerous chemicals in China. The Regulations on the Safety Administration of Dangerous Chemicals requires that companies manufacturing dangerous chemicals establish and strengthen their internal regulations and rules on safety control and fulfill the national standards and other relevant provisions of the State. In addition, according to the Regulations on the Safety Administration of Dangerous Chemicals, companies that manufacture, store, transport or use dangerous chemicals shall be required to obtain corresponding approvals or licenses with the State Administration of Work Safety and its local branches and other proper authorities. Companies that manufacture or store dangerous chemicals without approval or registration with the proper authorities can be shut down, ordered to stop manufacturing or ordered to destroy the dangerous chemicals. Such companies can also be subject to fines. If criminal law is violated, the persons chiefly liable, along with other personnel directly responsible for such impropriety, shall be subject to relevant criminal liability.

Regulations on Environmental Protection

According to the Prevention and Control of Water Pollution Law, as adopted by the Standing Committee of the 10th National People’s Congress on February 28, 2008 and effective on June 1, 2008, China adopted a licensing system for pollutant discharge. Companies directly or indirectly responsible for discharge of industrial waste water or medical sewage to waters shall be required to obtain a pollutant discharge license. All companies are prohibited from discharging wastewater and sewage to waters without or in violation of the terms of the pollutant discharge license.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Directors and Executive Officers

Name	Age	Position
Jinlin Guo	40	Chief Executive Officer and Chairman of the Board of Directors

Yilin Shi	36	Chief Financial Officer and Director

Huanchao Zhu	37	Chief Operating Officer

Hu Fan	25	Secretary

Jian Wang	50	Independent Director

Wenbin Wu	49	Independent Director

Set forth below is a brief description of the background and business experience of our executive officers and directors during the past five (5) years.

Jinlin Guo, Age 40, CEO and Chairman

Mr. Guo has been our chief executive officer and chairman of the board of directors since May 2010. He is the founder of AIVtech-HK and used to be the designer of Shenzhen Kairong electronics Co., Ltd and the controller of Shenzhen Sannuo electronic Co., Ltd. Mr. Guo graduated from HuNan University and majored in Machinery Manufacturing, titled as an engineer. We believe that Mr. Guo’s experience in the electronics industry qualifies him as the CEO and Chairman of our Company.

Yilin Shi, Age 36, CFO and Director

Mr. Shi has been our chief financial officer and director since May 2010. He used to be the financial controller of Shenzhen Tonghao electronic motor Co., Ltd and the financial manager of Shanghai Zhenhai handicraft product Co., Ltd. Mr. Shi was appointed as company’s financial controller in 2005. He graduated from Tianjin University of Commerce and majored in Accounting, titled as having a professional title of accountant. We believe that Mr. Shi’s experience in the financial industry and his prior positions as a financial manager and a financial controller qualify him as the CFO and a director of our Company.

Huanchao Zhu, Age 37, Chief Operating Officer

Mr. Zhu has been our chief operating officer since April 2011. He joined the Company in February 2011.  Mr. Zhu has extensive experience in the business operation management industry. He was working in Shenzhen Guoxian Technology Co., Ltd. from April 2010 to February 2011 as the deputy general manager. During his work there, he was responsible in managing and organizing the general business operation of the company, improving the sales performance, conducting the marketing promotion and adopting the internal information management system.  From April 2007 to December 2009, Mr. Zhu was the president of Shenzhen Riyang Technology Co., Ltd.  Under his assistance, the company has substantially improved the competition capacity by developing products under its own brands and had the internal control and management system set up. From April 1999 to November 2006, Mr. Zhu was working at Shenzhen Mingcheng Medical Health Care Products Co., Ltd. as a PMC manager, vice president and the head of integrative department. During the work, he was awarded with honors for his outstanding work performance. In 2002, Mr. Zhu was sent to Japan by the company for business visiting.  From October 1997 to March 1999, Mr. Zhu was the PMC manager of Shenzhen Pinhu Guantong Electronic Company and from April 1995 to October 1997, he was the assistant to the general manager at Dongwan City Baolian Electronic Company.

Mr. Zhu graduated with the associate degree in English in 1994 from Henan University and his second foreign language is Japanese. He possesses the internal reviewer certificates issued under the ISO International Quality Management System ISO9001:2000 and ISO9002:1994.

Hu Fan, Age 25, Secretary

Hu Fan has been our secretary since April 2011. Mr. Fan joined the Company in March 2011. Before that, he was working in Ikon Group as an investment banking manager from August 2010 to March 2011. He has been working in promoting the financial products and services to the Chinese institutional and individual customers and he was in charge of the developing businesses with new clients. Upon joining the Company as the Secretary, Mr. Fan works on expanding the financial market opportunity for the Company for financing related projects and other administrative matters of the Company’s daily operations.  Mr. Fan is familiar with the western accounting and financial knowledge, including accounting and financial concepts, corporate accounting, financial accounting and auditing. He also possesses knowledge in the laws in connection with corporate and taxations.

Jian Wang, Age 50, Independent Director

Mr. Wang has been our director since June 2010. He is a professor and supervisor in Ergonomics in Applied Psychology major of ZheJiang University in China. He is also the director of the Institute of Physical Education and the Health Department at the University of Zhejiang. In addition, Mr. Wang is currently the director of the Ergonomics Society, vice president of Biomechanics, deputy director of Occupational Ergonomics, director of the Chinese Physiological Society, and vice director of Physiology Society of Zhejiang Province. Mr. Wang is engaged in researching health science, furniture engineering and fitness equipment, as well as in the development of innovative products. In 1987, Mr. Wang obtained his master degree in Physiology from University of Hangzhou. He also earned a PhD in Engineering from University of Hangzhou in 1996. We believe that Mr. Wang’s scientific background and corporate experience qualify him to serve as an independent director of the Company.

Wenbin Wu, Age 49, Independent Director

Mr. Wu has been our director since June 2010. He is a financial expert at the China Development Institute (CDI) and possesses extensive experience and expertise in domestic and international economic analysis, corporate restructuring, mergers and acquisitions, securities and capital markets, as well as in financial and taxation standards. Mr. Wu has also been appointed as a senior expert to the Shenzhen Government. In 2004, Mr Wu obtained his MBA in The Queen’s University of Brighton. Mr Wu got his Master Degree in Finance from Tianjin University of Finance and Economy in 1994 and Bachelor Degree in Economy from Nanjing Institute of Aeronautical Technology in 1987. We believe Mr. Wu’s educational background and corporate finance experience qualify him to serve as an independent director of the Company.

Family Relationships

There are no family relationships exist between the directors and executive officers of the Company.

The Board of Directors and Committees

Currently, our board of directors has determined that each of the non-management directors, Jian Wang and Wenbin Wu, is an “independent” director as defined by the listing standards of NASDAQ Global Market currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NASDAQ Global Market rules.

Audit Committee

We established our Audit Committee in September 2010. The Audit Committee consists of Jian Wang and Wenbin Wu, each of whom is an independent director. Wenbin Wu, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

•
Assisting the Board of Directors in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Corporation to the Securities and Exchange Commission (“SEC”), the Corporation’s stockholders or to the general public, and (ii) the Corporation’s internal financial and accounting controls.

•	Overseeing the appointment, compensation, retention and oversight of the work performed by any independent public accountants engaged by the Company.

•	Recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations

The board of directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is posted on our corporate website at: www.aivtechgroup.com.

Compensation Committee

We established our Compensation Committee in September 2010. The Compensation Committee consists of Jian Wang and Wenbin Wu, each of whom is an independent director. Mr. Wenbin Wu is the Chairman of the Compensation Committee. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to chief executive officer and senior management compensation, evaluating chief executive officer and senior management performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determining and approving chief executive officer and senior management compensation based on this evaluation. The Compensation Committee also considers and makes recommendations to the Board of Directors with respect to the Company’s employee benefit plans as well as on matters relating to organization and succession of senior management.

The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee Charter is posted on our corporate website at: www.aivtechgroup.com.

Nominating Committee

We established our Nominating Committee in September 2010. The Nominating Committee consists of Jian Wang and Wenbin Wu, each of whom is an independent director. Mr. Jian Wang is the Chairman of the Nominating Committee. The Nominating Committee makes recommendations to the Board with respect to the size and composition of the Board, the minimum qualifications and standards for director nominees and the selection criteria for the Board members, reviews the qualifications of potential candidates for the Board, and seeks and identifies a qualified director nominee, in the event that a director vacancy occurs, to be recommended to the Board for either appointment by the Board to serve the remainder of the term of a director position that is vacant or election at the annual meeting of the shareholders.

The Board of Directors has adopted a written charter for the Nominating Committee. A copy of the Nominating Committee Charter is posted on our corporate website at: www.aivtechgroup.com.

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics and Business Conduct

In September 2010, our board of directors adopted a Code of Ethics and Business Conduct, which applies to all directors, officers and employees. The purpose of the Code is to promote professional and ethical conduct with respect to our business practices worldwide. A copy of the Code is posted on our corporate website located at www.aivtechgroup.com.   The Code is available in print, without charge, upon written request to us at AIVtech International Group Co., Attention: Secretary, 1305 East, Hightech Plaza, Phase 2, Tian’an Cyber Park, Futian District, Shenzhen City, Guangdong Province, China. We intend to post promptly any amendments to or waivers of the Code on our corporate website.

EXECUTIVE COMPENSATION

Summary Compensation Table – Fiscal Years Ended December 31, 2010 and 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named person for services rendered in all capacities during the noted periods.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Jinlin Guo	2010	$35,294	0	0	0	0	$35,294
CEO and Chairman	2009	$35,294	0	0	0	0	$35,294

Yilin Shi	2010	$9,705	0	0	0	0	$9,705
CFO and Director	2009	$9,705	0	0	0	0	$9,705

Teli Liao (1)	2010	$8,180	0	0	0	0	$8,180

Jie Zhang (2)	2010	$0	0	0	0	0	$0

Galina Birca (3)	2010	$0	0	0	0	0	$0
	2009	$0	0	0	0	1,750	$1,750

Vladimir Enachi (4)	2010	$0	0	0	0	0	$0
	2009	$0	0	0	0	0	$0

(1)	Mr. Liao resigned as secretary of the Company on April 15, 2011 and Hu Fan was appointed as our secretary on April 26, 2011, effective immediately.
(2)
Mr. Jie Zhang was appointed as the sole director and officer of the Company on April 16, 2010 and he resigned from the Board of Directors and from all positions he held in the Company in connection with the Share Exchange effective May 12, 2010.

(3)
Mr s. Birca was the former Chief Executive Officer and President of the Company. She receives compensation of $250 monthly commencing in April 2009. On April 16, 2010, Galina Birca tendered a resignation from all positions held in the Company, effective immediately.

(4)
Mr. Enachi was the former Chief Financial Officer, Treasurer and Secretary of the Company. He receives compensation of $0 monthly commencing in April 2009. On April 16, 2010, Vladimir Enachi tendered a resignation from all positions held in the Company, effective immediately.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2010 by the member of our board of directors whose compensation is not included in the summary compensation table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Jian Wang (1)	-	-	-	-	0
Wenbin Wu (2)	-	-	-	-	0
James C. Hansel (3)	$12,500	-	-	-	$12,500

(1)	Jian Wang has been serving as an Independent Director of the Company since June 13, 2010.
(2)	Wenbin Wu has been serving as an Independent Director of the Company since June 13, 2010.

(3)
James C. Hansel was appointed as an Independent Director of the Company on August 23, 2010.  He received 2,000 shares of our common stock in March 2011 pursuant to the director agreement with us. The director agreement was terminated on August 22, 2011 and by mutual agreement of both parties, Mr. Hansel did not stand for re-election to the board of directors of the Company at the expiration of his term as an independent director of the Company.

Employment Agreement

On April 26, 2011, AIVtech-Shenzhen entered into employment agreements with Hu Fan, as our secretary, and Huanchao Zhu, as our chief operating officer, for a period of one year until April 25, 2012. Pursuant to the employment agreement with Mr. Fan, we agreed to pay to Mr. Fan a monthly salary of 5,000 RMB, or approximately $770, during the probation period which is one month from April 26, 2011 to May 25, 2011, and 6,000 RMB, or approximately $930, after the probationary period, payable monthly. Pursuant to the employment agreement with Mr. Zhu, we agreed to pay to Mr. Zhu a monthly salary of 18,000 RMB, or approximately $2,770, during the probation period which is one month from April 26, 2011 to May 25, 2011, and 20,000 RMB, or approximately $3,080, after the probationary period, payable monthly.

On August 23, 2010, we entered into a director agreement with James C. Hansel for a period of one year until August 22, 2011. We will pay to Mr. Hansel (i) a cash payment of $25,000 per year payable on a quarterly basis, (ii) 2,000 shares of our common stock within ten (10) business days after the execution of the Director Agreement, and (iii) warrant to purchase 20,000 shares of our common stock annually. Additionally, we will reimburse the independent director for all reasonable out-of-pocket expenses incurred by the independent director in attending any in-person meetings, provided that the independent director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the independent director) must be approved in advance by the Company. We have also agreed to maintain a director and officer insurance policy with a minimum coverage of $3 million after the Company uplisting to a senior exchange, including Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select or any successor market thereto or NYSE Amex or any successor market thereto. Such agreement was terminated on August 22, 2011.

Besides this, we currently do not have any other employment agreement with any directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date hereof with respect to the beneficial ownership of our common stock, the sole outstanding class of our voting securities, by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) each executive officer named in the Summary Compensation Table in the section entitled “Executive Compensation” above and (iv) all executive officers and directors as a group.

Name of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Directors and Officers
Jinlin Guo	Chief Executive Officer and Chairman of the Board of Directors	7,472,850	(6)	33.19%
Yilin Shi	Chief Financial Officer and Director	0		-
Lanbin Ding (2)	Director of Product Design Department	3,600,600		15.99%
Huanchao Zhu	Chief Operating Officer	0		-
Hu Fan	Secretary	0		-
Jian Wang	Independent Director	0		-
Wenbing Wu	Independent Director	0		-
All Executive Officers and Directors as a group (7 persons)		11,075,450		49.19%
5% Shareholders
Shenzhen Top Finance Guaranty Investment Inc. (3)		2,075,000		9.22%
Green Grass Capital Management Limited (4)		1,747,150		7.76%
CRL International Company Limited (5)		1,664,668		7.34%

* Less than 1%

(1)
Applicable percentage of ownership is based on 22,515,334 shares of common stock outstanding as of the date of this registration statement together with securities exercisable into common stock for each stockholder.

(2)	Owned through Guo Jin Tong Investment (HK) Limited. Lanbin Ding, as managing director, as voting and control power over the shares held by Guo Jin Tong Investment (HK) Limited.
(3)	Rui Wang, as managing director, as voting and control power over the shares held by this entity.
(4)	Zheshui Ma, as managing director, as voting and control power over the shares held by this entity.
(5)
Consisting of (i) 1,513,334 shares of common stock issued in the Private Placement, and (ii) 151,334 shares of common stock underlying the Investor Warrants to purchase 151,334 shares of common stock at an exercise price of $4.00 per share. Rong Chen has the voting and control power over CRL International Company Limited.

(6)
Consisting of 4,360,350 shares of common stock held by Mr. Guo directly and 3,112,500 shares held by other shareholders which Mr. Guo has the voting and control power over pursuant to the trust agreements between Mr. Guo and these shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 16, 2010, our then majority shareholders entered into certain stock purchase agreements with certain purchaser, pursuant to which Jie Zhang purchased 3,000,000 shares of the Company’s issued and outstanding common stock from Galina Birca, our then President and CEO; and 2,900,000 shares of the Company’s issued and outstanding common stock from Vladimir Enachi, our then CFO and Director. The total of 5,900,000 shares represents 61.3% of the Company’s then outstanding common stock. Jie Zhang paid a total of $29,500 to Galina Birca and Vladimir Enachi for their shares.

On May 12, 2010, we entered into a share exchange agreement by and among AIVtech, AIVtech-HK, and the shareholders of AIVtech-HK. The closing of the transaction took place on May 12, 2010. Pursuant to the terms of the share exchange agreement, we acquired all of the outstanding shares of AIVtech-HK from its shareholders; in exchange, we (1) issued to the shareholders of AIVtech-HK, their designees or assigns, an aggregate of 10,375,000 shares or 51.88% of the shares of our common stock at the time of the transaction, at $0.005 per share; and (2) pay cash of $3,948,125 to the AIVtech shareholders in the form of promissory note payable within twelve months of the transaction. Pursuant to the share exchange agreement, AIVtech-HK became our wholly-owned subsidiary, and we own 100% of AIVtech-Shenzhen through AIVtech-HK, and 70% of AIVtech-Dongguan through AIVtech-Shenzhen. Jinlin Guo, our chief executive officer and chairman, owns the other 30% of AIVtech-Dongguan.

AIVtech-HK is a holding company incorporated under the laws of Hong Kong on November 4, 2005 with subsidiaries engaged in manufacturing casual furniture audio series, multimedia speakers, and LED. AIVtech-HK owns 100% of AIVtech-Shenzhen, a company incorporated on October 26, 2004 under the laws of the PRC. AIVtech-Shenzhen owns 70% of AIVtech-Dongguan, a company incorporated on December 25, 2009 under the laws of the PRC. AIVtech-Shenzhen was owned by JinLin Guo and Lanbin Ding of 87.5% and 12.5%, respectively. On March 30, 2010, Jinlin Guo transferred all the 87.5% interest to AIVtech-HK in exchange for RMB 4,375,000 (or $0.64 million), and Lanbin Ding transferred all the 12.5% interest to AIVtech-HK in exchange for RMB 625,000 ($0.9 million).  AIVtech-Shenzhen became a wholly-owned subsidiary of AIVtech-HK and a wholly foreign owned enterprise in the PRC after the transaction.

As of June 30, 2011 and December 31, 2010, related party transactions consisted of the following:

(a)
During the normal course of the business, the Company, from time to time, temporarily borrows money from its principal shareholders or officers to finance working capital needs. The amounts are usually unsecured, non-interest bearing and due on demand.

(b)
In May 2010, AIVtech-Shenzhen entered into an agreement with Shenzhen Top Finance Guaranty Investment Inc., in which Shenzhen Top Finance Guaranty Investment Inc. agreed to pay, on behalf of AIVtech-Shenzhen, all legal, audit, consulting and other expense in connection with AIVtech-Shenzhen’s efforts of going public in the United States. Total such expenses incurred and paid by Shenzhen Top Finance Guaranty Investment Inc on behalf of AIVtech-Shenzhen within 2010 amounted to $220,907.

In addition, on December 31, 2010, AIVtech-Dongguan entered into a loan agreement with Shenzhen Top Finance Guaranty Investment Inc. to borrow RMB 2 million (approximate to $302,924) as working capital for six months ( from October 29, 2010 to March 28, 2011). The loan bears average bank interest floating upward 20%. AIVtech-Shenzhen repaid the loan in full on February 25, 2011.

On March 25, 2011, AIVtech-Dongguan entered into an loan agreement with Shenzhen Top Finance Guaranty Investment Inc., to borrow RMB 6 million (approximate to $913,385) to pay the registered capital of newly formed subsidiary AIVtech-Henan as further discussed in Note 1. The loan term is three months from March 25, 2011 until June 25, 2011, and bears average bank interest floating upward 20%. AIVtech-Shenzhen repaid the loan in full with interest expenses amounted $16,838 on June 27, 2011.

Shenzhen Top Finance Guaranty Investment Inc. is one of the major shareholders of the Company, and owns 10.38% of the total issued and outstanding common shares of the Company. As of June 30, 2011, total related party borrowings from Shenzhen Top Finance Guaranty Investment Inc. amounted to $220,907.

Other than the above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or
(D)
Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 6, 2011, our board of directors dismissed Acquavella, Chiarelli, Shuster, Berkower & Co., LLP (“ACSB”) as our independent registered public accounting firm, and we engaged a new independent registered public accounting firm, Friedman LLP (“Friedman”), to serve as our independent auditor. Pursuant to Item 304(a) of Regulation S-K under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, we reports as follows:

(a)   Dismissal of Current Independent Registered Public Accounting Firm.

(i)	ACSB was dismissed as our independent registered public accounting firm effective on January 6, 2011;
(ii)	Our Board of Directors participated in and approved the decision to dismiss our previous independent registered public accounting firm on January 6, 2011;
(iii)
ACSB’s audit reports on the financial statements of AIVtech-HK, for the years ended December 31, 2009 and 2008, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles;

(iv)
we did not have any disagreements with ACSB relating to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for the audited financials of AIVtech-HK for the two fiscal years ended December 31, 2009 and 2008, and the review on our financial statements from its engagement on May 12, 2010 through the date of dismissal on January 6, 2011, which disagreements, if not resolved to the satisfaction of ACSB, would have caused us to make reference to the subject matter of the disagreements in connection with our reports; and

(v)
In connection with the audited financial statements of AIVtech-HK for the years ended December 31, 2009 and 2008 and quarterly interim unaudited financial information of the Company from May 12, 2010 and for any subsequent interim period through the date of dismissal on January 6, 2011, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

(b)	Engagement of New Independent Registered Public Accounting Firm.

(i)	On January 6, 2011, we engaged Friedman to serve as our independent registered public accounting firm. The decision to engage Friedman was approved by the Board of Directors on January 6, 2011; and
(ii)
prior to engaging Friedman, we had not consulted Friedman regarding (1) the application of accounting principles to a specified transactions, (2) the type of audit opinion that might be rendered on the Company’s financial statements, (3) written or oral advice was provided that would be an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issues, or (4) any matter that was the subject of a disagreement between the Company and its predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

In addition, Ronald R. Chadwick, P.C. was our independent auditor before we engaged ACSB in connection with the acquisition closed in May 2010. On May 12, 2010, we dismissed Ronald R. Chadwick, P.C. (“Ronald”) as our independent registered public accounting firm. The Board of Directors of the Company approved such resignation on May 12, 2010.

During the fiscal years ended September 30, 2009 and 2008 and through May 12, 2010, neither us nor anyone acting on our behalf consulted ACSB with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to us or oral advice was provided that ACSB concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(v) of Regulation S-K.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholders named below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of the date of this prospectus we have 22, 816,935 shares of common stock issued and outstanding (on a fully diluted basis, including the shares issuable upon the exercise of the Warrants)

The following table sets forth:

●	the name of the selling stockholders,

●	the number of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

●	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

●
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

None of the selling stockholders has served as our officer or director or any of its predecessors or affiliates within the last three years, nor has any selling stockholders had a material relationship with us.

We entered into a placement agent agreement with Global Hunter Securities, LLC on December 29, 2010 whereby we agreed to (i) pay a cash fee equal to two percent (2%) of the gross proceeds received by us in connection with the private placement, (ii) issue five-year warrants to purchase shares of our common stock equal to two percent (2%) of the shares of common stock issued in the private placement, and (iii) reasonable expenses relating to the Private Placement.

Except for Global Hunter Securities, LLC, none of the selling stockholders is a broker dealer or an affiliate of a broker dealer.  None of the selling stockholders had any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Name and Address of Selling Stockholders	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered (2)	Number of Shares of Common Stock Beneficially Owned after Offering	Percentage of Common Stock Owned after Offering (3)

CRL International Company Limited (4)	1,664,668	1,664,668	0	0%
United Equity Partners Limited (5)	1,100,000	1,100,000	0	0%
Global Hunter Securities, LLC (6)	50,267	50,267	0	0%
Total	2,814,935	2,814,935	0	0%

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently exercisable into shares of our common stock, or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)
Includes the number of shares of common stock set forth opposite each Selling Stockholders’ name, and the number of shares of common stock that may be issued pursuant to the Investor Warrants and Placement Agent Warrants.

(3)	Based on 22, 816,935 shares of common stock issued and outstanding after the Offering on a fully diluted basis, assuming the sale of all of the common shares offered.

(4)
Consists of (i) 1,513,334 shares of common stock issued in the Private Placement, and (ii) 151,334 shares of common stock underlying the Investor Warrants to purchase 151,334 shares of common stock at an exercise price of $4.00 per share. Its current business address is Rooms 1318-19, Hollywood Plaza, 610 Nathan Road, Mongkok KI, Hong Kong. Rong Chen has the voting and control power over CRL International Company Limited.

(5)
Consists of (i) 1,000,000 shares of common stock issued in the Private Placement, and (ii) 100,000 shares of common stock underlying the Investor Warrants to purchase 100,000 shares of common stock at an exercise price of $4.00 per share. Its current business address is #2101, 2 Men, 13 Lou, Zhongxin, Jiayuan, Ma Lian Dao, Xuan Wu Qu, Beijing, China 100053. Zhang Huan has the voting and control power over United Equity Partners Limited.

(6)
Consists of 50,267 shares of common stock underlying the Placement Agent Warrants to purchase 50,267 shares of common stock at an exercise price of $4.00 per share. Its current business address is 400 Poydras St., Suite 3100, New Orleans, LA. 70130. Daniel O. Conwill, IV has the voting and control power over Global Hunter Securities, LLC.

PLAN OF DISTRIBUTION

This Prospectus relates to the resale of 2,814,935 shares of our common stock issued or to be issued upon the exercise of certain outstanding warrants, including our Investor Warrants and Placement Agent Warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the registered securities. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

–	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

–	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

–	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

–	an exchange distribution in accordance with the rules of the applicable exchange;

–	privately negotiated transactions;

–	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

–	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

–	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

–	a combination of any such methods of sale.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, and in no case will the maximum compensation received by any broker-dealer exceed eight percent (8%).

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling shareholders who are affiliates of broker dealers that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling shareholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling shareholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $60,000. We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are authorized to issue 75,000,000 shares of common stock, $0.001 par value per share, and no preferred stock is authorized.

Common Stock

As of the date hereof, 22,515,334 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Warrants

The outstanding warrants to purchase our common stock were issued in conjunction with a purchase of units consisting of one (1) share of our common stock and a four-year warrant to purchase one-tenth share of our common stock. Investor Warrants to purchase 251,334 shares of our common stock have been issued to investors and Placement Agent Warrants to purchase 50,267 shares of our common stock have been issued to the placement agent. The Warrants may be exercisable in whole or in part, at an exercise price equal to $4.00 per share. The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending on December 28, 2015. The Warrants may be exercised (i) by certified or official bank check or by wire transfer to an account designated by us, (ii) on a cashless basis, or (iii) by a combination of the foregoing methods of payment selected by the holder of the Warrants.

The Warrants are detachable and separately transferable only during the warrant exercise period. Upon the expiration of the Warrant exercise period, the Warrants will expire and become void.

In order to exercise the Warrants, the Warrants must be surrendered at the office of the warrant agent prior to the expiration of the warrant exercise period, with the form of exercise appearing with the Warrants completed and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised. In the case of partial exercise, the warrant agent will issue a new warrant to the exercising Warrant holder, or assigns, evidencing the Warrants which remain unexercised. In our discretion, the warrant agent may designate a location other than our office for surrender of warrants in the case of transfer or exercise.

The exercise price and number of the shares of common stock to be received upon the exercise of warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends or our recapitalization. In the event of our liquidation, dissolution or winding up, the holders of warrants will not be entitled to participate in the distribution of our assets.

Holders of warrants have no voting, pre-emptive, subscription or other rights of stockholders in respect of the warrants or the shares issuable upon exercise of the warrants, nor are the holders entitled to receive dividends.

Dividend Policy

We have paid dividends in the amount of $4,400,634 for the nine months ended September 30, 2010. It is unlikely that we will declare or pay cash dividends in the foreseeable future. We intend to retain earnings, if any, to expand our operations. To date, we have paid no dividends on our shares of common stock and have no present intention of paying any dividends on our shares of common stock in the foreseeable future. The payment by us of dividends on the shares of common stock in the future, if any, rests solely within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other factors deemed relevant by our board of directors.

In addition, under the PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our stockholders. The Wholly Foreign Owned Enterprise Law (1986), as amended, and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006), contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments.

Nevada Anti-Takeover Laws and our Corporate Policy

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada Corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to us.

The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada Corporation Law apply to our company. Section 78.438 of the Nevada law prohibits companies from merging with or selling more than 5% of its assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the shares, unless the transaction is approved by the our Board of Directors. The provisions also prohibit companies from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of our company.

Indemnification and limitation of liability. Under the terms of our Articles and Bylaws, we will indemnify our officers, directors, employees, and agents against all liabilities and expenses actually and reasonably incurred in connection with service for or on behalf of the corporation to the fullest extent allowed by Chapter 78 of the Nevada Revised Statutes, unless it is ultimately determined by a court of competent jurisdiction that (i) they failed to act in a manner they believed in good faith to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal proceeding, had reasonable cause to believe their conduct was lawful. In addition, the applicable provisions mandate that we indemnify our officers and directors who have been successful on the merits or otherwise in the defense of any such action, suit, or proceeding against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with such defense. The Articles also eliminate, to the fullest extent permitted by Nevada law, the liability of directors and officers to the corporation or our stockholders for monetary or other damages for breach of fiduciary duties as a director or officer.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference Anslow LLP, Manalapan, New Jersey.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Acquavella, Chiarelli, Shuster, Berkower & Co., LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

The condensed consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Friedman LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

AVAILABLE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

AIVtech International Group Co.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2011

TABLE OF CONTENTS

Condensed Consolidated Balance Sheets as of June 30, 2011 and December 31, 2010 (unaudited)	F-1

Condensed Consolidated Statements of Income and Comprehensive Income for the three and six months ended June 30, 2011 and 2010 (unaudited)	F-2

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010 (unaudited)	F-3

Notes to Condensed Consolidated Financial Statements	F-4- F-14

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash	$13,602,172	$7,079,221
Accounts receivable	9,043,764	7,192,694
Other receivable and prepaid expense	84,657	198,553
Inventories	5,686,706	571,602
VAT tax recoverable	169,227	-
Total current assets	28,586,526	15,042,070

Property and equipment, net	1,064,452	1,127,334
Deposit for land use right	4,641,498	-
TOTAL ASSETS	$34,292,476	$16,169,404

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Account payables and accrued expense	$6,364,003	$962,099
Taxes payable	902,208	785,636
Due to related parties	255,287	529,166
Dividend payable	3,948,125	3,948,125
Warrants liability	308,039	299,492
Total current liabilities	11,777,662	6,524,518
Long term loan	-	757,311
TOTAL LIABILITIES	11,777,662	7,281,829

COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock, $.001 par value, 75,000,000 shares authorized, 22,515,334 and 22,513,334 shares issued and outstanding, respectively	22,515	22,513
Additional paid-in capital	7,604,455	7,566,593
Stock subscription receivable	-	(7,540,002)
Statutory reserve	482,377	482,377
Retained earnings	11,441,532	6,773,472
Accumulated other comprehensive income	1,175,728	737,196
Total AIVtech Stockholder's equity	20,726,607	8,042,149
Non-controlling interest	1,788,207	845,426
Total equity	22,514,814	8,887,575
TOTAL LIABILITIES AND EQUITY	$34,292,476	$16,169,404

The accompany notes are an integral part of these unaudited condensed consolidated financial statements

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
Net sales	$22,336,122	$9,587,142	$33,758,666	$28,624,615
Cost of sales	(17,427,583)	(7,193,019)	(26,280,628)	(21,169,179)
Gross profit	4,908,539	2,394,123	7,478,038	7,455,436

Operating expenses
Selling expense	(210,376)	(119,839)	(428,482)	(293,194)
General administrative expenses	(618,609)	(358,142)	(1,102,962)	(859,642)
Total operating expenses	(828,985)	(477,981)	(1,531,444)	(1,152,836)

Income from Operations	4,079,554	1,916,142	5,946,594	6,302,600

Other income (expenses)
Change in fair value of warrants liability	(131,694)	-	(8,547)	-
Interest income	14,451	7,209	25,891	7,209
Interest expenses	(17,346)	(6,327)	(22,476)	(6,327)
Total other income (expense)	(134,589)	882	(5,132)	882

Income before income tax	3,944,965	1,917,024	5,941,462	6,303,482
Provision for Income taxes	(645,613)	(240,538)	(939,546)	(750,976)
Net income	3,299,352	1,676,486	5,001,916	5,552,506

Less: Net income attributable to non-controlling interest	235,937	56,951	333,857	134,430
Net income attributable to AIVtech International Group Co.	$3,063,415	$1,619,535	$4,668,059	$5,418,076

Net income	3,299,352	1,676,486	5,001,916	5,418,076
Foreign currency translation adjustment	366,792	25,566	438,534	22,220
Comprehensive income	3,666,144	1,702,052	5,440,450	5,440,296
Comprehensive income attributable to non-controlling interest	$(110,038)	$(7,670)	$(131,560)	$(6,666)
Comprehensive income attributable to AIVtech International Group Co.	3,556,106	1,694,382	$5,308,890	$5,433,630

Basic and diluted income per common share
- basic and diluted	$0.14	$0.10	$0.21	$0.42
Basic and diluted weighted average common shares outstanding
- basic and diluted	22,515,334	15,557,692	22,514,351	12,995,139

The accompany notes are an integral part of these unaudited condensed consolidated financial statements

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	2011	2010
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,001,916	$5,552,506
Adjustments to reconcile net income to net cash provided by
Operating activities:
Depreciation	90,942	82,441
Stock issued for service	4,000	-
Changes in fair value of warrants liability	8,547	-
Changes in assets and liabilities :
Accounts receivable	(1,677,097)	(1,810,970)
Other receivable and prepaid expense	116,809	(149,869)
VAT tax recoverable	(167,290)	755,391
Inventories	(5,044,401)	3,337,340
Account payables and accrued expenses	5,505,908	(3,487,239)
Taxes payable	98,550	(190,078)
Net cash provided by operating activities	3,937,884	4,089,522

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property & equipment	(4,835)	(138,619)
Deposit for land use right	(4,588,359)	-
Capital contribution by non-controlling interest	608,923	-
Net cash used in investing activities	(3,984,271)	(138,619)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payment of) loan	(764,726)	734,822
Due to related parties	(230,427)	9,224
Net proceeds from stock subscriptions	7,403,341	-
Dividends paid	-	(4,392,643)
Net cash provided by (used in) financing activities	6,408,188	(3,648,597)

Effect of exchange rate changes on cash	161,150	20,008

Net change in cash	6,522,951	322,314

Cash and cash equivalent, beginning of period	7,079,221	3,605,741
Cash and cash equivalent, end of period	$13,602,172	$3,928,055

Supplemental disclosures of cash flow information
Income taxes paid	$527,100	$938,869
Interest paid	$22,476	$6,327

The accompany notes are an integral part of these unaudited condensed consolidated financial statements

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - ORGANIZATION

AIVtech International Group Co., (the “Company” or “ECOH”), formerly known as Ecochild, Inc., is a corporation organized under the laws of the State of Nevada. Through its operating subsidiaries in People’s Republic of China (“China”, or the “PRC”), the Company engaged in the design and manufacturing casual furniture audio series, multimedia speakers, and LED business in China.

AIVtech Holding Limited (“AIVtech”) is a corporation organized under the laws of Hong Kong on November 4, 2005, and owns 100% equity interest of Shenzhen AIVtech, a limited liability company organized under the laws of the People’s Republic of China on October 16, 2004. Shenzhen AIVtech owns 70% equity interest of Dongguan AIVtech, a limited liability company organized under the laws of the PRC in December 2009.

In March 2011, the Company’s new subsidiary Henan AIVtech Technology Company, Ltd. (“Henan AIVtech”) was formed by Shenzhen AIVtech, with a registered capital of RMB 50 million (approximate to $7.6 million). As of June 30, 2011, a total capital contribution of RMB 10 million (approximate to $1.5 million) was contributed to Henan AIVtech, of which RMB 6 million was contributed by Shenzhen AIVtech and RMB 4 million was contributed by Mr. Jinlin Guo, the Chief Executive Officer of the Company. As a result, the Company now directly controls Henan AIVtech, a limited liability company organized under the laws of the PRC in March 2011. As of June 30, 2011, the Company has paid RMB 30 million to local government as land use right deposit. Henan AIVtech currently has no operations but will start to construct a manufacturing plant in Henan province once local government approves the land use right, which is expected by the end of August 2011. Accordingly, there were no operating activities reported for Henan AIVtech for the six months ended June 30, 2011.

On May 12, 2010, the Company executed a Share Exchange Agreement (“Exchange Agreement”) with AIVtech and the shareholders of AIVtech (the “AIVtech Shareholders”), and acquired all of the outstanding shares of AIVtech from the AIVtech Shareholders.

In connection with the acquisition, the Company issued to the AIVtech Shareholders, their designees or assigns, an aggregate of 10,375,000 shares (the “ Shares Component”) of the common stock of the Company, at par value of $0.005 per share, so that upon completion of the Exchange Agreement, the shareholders of AIVtech own approximately 51.88% of the common stock of the Company. In addition, the Company declared dividend and agreed to pay cash (the “Cash Component”) of $3,948,125 to the AIVtech Shareholders. The Cash Component was originally payable within 12 months after the closing of acquisition transaction and has been subsequently extended to May 12, 2012. The parties understand and acknowledge that such exchange is based upon an acquisition value of AIVtech at $4,000,000. In addition to the above Shares and Cash component, Jie Zhang, the major shareholder of the Company transferred 3,009,000 shares to two shareholders of AIVtech. The two shareholders, the directors and officers of AIVtech, are (1) Guo Jinlin, to receive 1,770,000 shares, and (2) Ding Lanbing, through Guo Jin Tong Investment (Hong Kong) Limited, to receive 1,239,000 shares.

Before the closing of the transaction, there were 9,625,000 shares of the Company’s common stock issued and outstanding. Upon completion of the Share Exchange Transaction, there were 20,000,000 shares of the Company’s common stock issued and outstanding.

As a result of the above mentioned Share Exchange Transaction, AIVtech became the Company’s wholly-owned subsidiary and the Company, through AIVtech, acquired direct control of Shenzhen AIV Electronics Company Limited (“Shenzhen AIVtech”), and DongGuan AIV Electronics Company Limited (“Dongguan AIVtech”). Shenzhen AIVtech and Dongguan AIVtech are each engaged in the design and manufacturing casual furniture audio series, multimedia speakers, and LED business in China.

Subsequently, the Company’s name was changed from “Ecochild, Inc.” to “AIVtech International Group Co.” in order to more effectively reflect the Company’s business and communicate the Company’s brand identity to customers.

Note 2 – BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Rules of the Securities and Exchange Commission relating to interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles (“US GAAP”) for complete financial statements. In the opinion of the management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. These condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated December 31, 2010 financial statements and footnotes included in the Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 31, 2011. Operating results for the three and six months ended June 30, 2011 and 2010 may not be necessarily indicative of the results that may be expected for the full years.

The accompanying condensed consolidated financial statements of the Company include the accounts of all directly and indirectly owned subsidiaries listed below. All intercompany transactions have been eliminated upon consolidation.

Name of the entity	Place of Incorporation	Ownership Percentage

AIVtech International Group Co.	Nevada	100%
AIVtech Holding Co., Ltd	Hongkong, China	100%
Shenzhen AIVtech Electronics Co., Ltd. (Shenzhen AIVtech)	Shenzhen, China	100%
Dongguan AIVtech Electronics Co., Ltd. (Dongguan AIVtech)	Dongguan, China	70%
Henan AIVtech Electronics Co., Ltd. (Henan AIVtech)	Henan, China	60%

Note 3. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company has reclassified and restated certain line items on the 2009 consolidated financial statements, which has no impact on its interim condensed consolidated statements of income and comprehensive income, but impact the corresponding line items on its condensed consolidated statements of cash flows for the six months ended June 30, 2010, as disclosed in the Form 10-K filed with SEC on March 31, 2011.

Note 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Non-controlling interest

Non-controlling interest represents one minority shareholder’s 30% ownership interest in Dongguan AIVtech Electronics Co., Ltd and 40% ownership interest in Henan AIVtech Electronics Co., Ltd.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the condensed consolidated financial statements. Estimates are used for, but not limited to, the selection of the useful lives of property and equipment, provision necessary for contingent liabilities and doubtful accounts, realization of deferred tax assets and the fair value of warrants liability. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates.

Note 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, inventory, accounts payable and other accrued expenses, tax payable, dividend payable, and due to related parties approximate their fair value based on the short-term maturity of these instruments.

The financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Assets and liabilities measured at fair value on a recurring basis as of June 30, 2011 are summarized as follows:

	Fair value measurement using inputs			Carrying value
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative instruments − Warrants	$-	$308,039	$-	$308,039
Total	$-	$308,039	$-	$308,039

Foreign Currency Translation

The Company's financial statements are presented in US dollars. In accordance with ASC 830, "Foreign Currency Matters", an entity's functional currency is the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment in which an entity primarily generates and expends cash. Since substantially all operations of the Company are conducted in the PRC, the functional currency of the Company is Renminbi ("RMB"), the currency of the PRC. Transactions at the Company which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People's Bank of China prevailing at the dates of the transactions.

The consolidated financial statements of the Company have been translated into U.S. dollars. The condensed consolidated financial statements are first prepared in RMB and then are translated into U.S. dollars at year-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in shareholders' equity.

Note 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

	June 30, 2011	December 31, 2010	June 30, 2010
Period end RMB: US$ exchange rate	6.4634	6.6023	6.7814
Average RMB: US$ exchange rate	6.5383	6.7148	6.8044

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation.

Impairment of long-lived assets

ASC 360, “Property, Plant and Equipment”, requires long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. The Company tests long-lived assets, including property and equipment and other assets, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets.

The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets as of June 30, 2011 and December 31, 2010, respectively.

Revenue Recognition

The Company recognizes revenues in accordance with ASC 605 Revenue Recognition. Revenue is recognized at the date the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Revenue is not recognized until title and risk of loss is transferred to the customer, which occurs upon delivery of goods, and objective evidence exists that customer acceptance provisions have been met.

The Company sells its products to customers who have passed the Company’s credit check. Sales agreements are signed with each customer. The purchase price of products is fixed in the agreement. The Company makes custom products based on sales agreements, so no sales returns are allowed. The Company accepts returns one year from the date of shipment only in the event of defects. Historically, the Company has not experienced significant defects, and replacements for defects have been minimal. For the three and six month ended June 30, 2011 and 2010, no sales returns and allowances have been recorded. Should returns increase in the future it would be necessary to adjust estimates, in which case recognition of revenues could be delayed.

In the PRC, value added tax (VAT) of 17% of the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Note 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Product warranty

The Company provides product warranties to its customers that all products manufactured by it will be free from defects in materials and workmanship under normal use for a period of one year from the date of shipment. The Company's costs and expenses in connection with such warranties have been minimal and, as of June 30, 2011 and December 31, 2010, no product warranty reserve was considered necessary.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-25 prescribes a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There are no material uncertain tax positions as of June 30, 2011 and December 31, 2010, respectively.

As of June 30, 2011, the tax years ended December 31, 2005 through December 31, 2010 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities.

Value Added Taxes

The Company is subject to a value added tax (“VAT”) for selling merchandise. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of the taxes which are determined to be late or deficient, and will be expensed in the period if and when a determination is made by the tax authorities that a penalty is due.

The Company reports revenues net of PRC’s value added tax for all the periods presented in the consolidated statements of operations.

Earnings per share

The Company computes earnings per share (“EPS’) in accordance with ASC 260 “Earnings per Share”. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Note 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In May 2010, the Company entered into a share exchange transaction which has been accounted for as a reverse acquisition or recapitalization primarily since there has been a change of control. The Company computes the weighted-average number of common shares outstanding in accordance with ASC 805, Business Combinations, which states that in calculating the weighted average shares when a reverse acquisition takes place in the middle of the year, the number of common shares outstanding from the beginning of that period to the acquisition date shall be computed on the basis of the weighted-average number of common shares of the legal acquiree (the accounting acquirer) outstanding during the period multiplied by the exchange ratio established in the merger agreement. The number of common shares outstanding from the acquisition date to the end of that period shall be the actual number of common shares of the legal acquirer (the accounting acquiree) outstanding during that period.

Recently issued accounting standard

On May 12, 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-04 (“ASU 2011-04”), Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 completes a major project of the boards’ joint work to improve IFRS and US GAAP and to bring about their convergence. For US GAAP, ASU 2011-04 will supersede most of the guidance in Topic 820, although many of the changes are clarifications of existing guidance or wording changes to align with IFRS 13. It also reflects the FASB’s consideration of the different characteristics of public and non-public entities and the needs of users of their financial statements. ASU 2011-04 will be effective for public entities for interim and annual periods beginning after December 15, 2011, and should be applied prospectively. The adoption of this accounting standard is not expected to have a material effect on the Company’s condensed consolidated financial statements.

On June 16, 2011, FASB issued Accounting Standards Update 2011-05 (“ASU 2011-05”), Comprehensive Income (Topic 220)-Presentation of Comprehensive Income. ASU 2011-05 eliminates the current option to report other comprehensive income and its components in the statement of changes in equity, and requires that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in ASU 2011-05 should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this accounting standard is not expected to have a material effect on the Company’s condensed consolidated financial statements.

Note 5. – INVENTORIES

As of June 30, 2011 and December 31, 2010, inventories consisted of the following:

	June 30, 2011	December 31, 2010
Raw materials and supplies	$297,918	$322,935
Work in process	5,075,756	-
Finished goods	313,032	248,667
Totals	$5,686,706	$571,602

Note 6 – RELATED PARTY TRANSACTIONS

As of June 30, 2011 and December 31, 2010, related party transactions consisted of the following:

(a)
During the normal course of the business, the Company, from time to time, temporarily borrows money from its principal shareholders or officers to finance working capital needs. The amounts are usually unsecured, non-interest bearing and due on demand.

(b)
In May 2010, Shenzhen AIVtech entered into an agreement with Shenzhen Top Finance Guaranty Investment Inc., in which Shenzhen Top Finance Guaranty Investment Inc. agreed to pay, on behalf of Shenzhen AIVtech, all legal, audit, consulting and other expense in connection with Shenzhen AIVtech’s efforts of going public in the United States. Total such expenses incurred and paid by Shenzhen Top Finance Guaranty Investment Inc on behalf of Shenzhen AIVtech within 2010 amounted to $220,907.

In addition, on December 31, 2010, Dongguan AIVtech entered into a loan agreement with Shenzhen Top Finance Guaranty Investment Inc. to borrow RMB 2 million (approximate to $302,924) as working capital for six months ( from October 29, 2010 to March 28, 2011). The loan bears average bank interest floating upward 20%. Shenzhen AIVtech repaid the loan in full on February 25, 2011.

On March 25, 2011, Dongguan AIVtech entered into an loan agreement with Shenzhen Top Finance Guaranty Investment Inc., to borrow RMB 6 million (approximate to $913,385) to pay the registered capital of newly formed subsidiary Henan AIVtech as further discussed in Note 1. The loan term is three months from March 25, 2011 until June 25, 2011, and bears average bank interest floating upward 20%. Shenzhen AIVtech repaid the loan in full with interest expenses amounted $16,838 on June 27, 2011.

Shenzhen Top Finance Guaranty Investment Inc. is one of the major shareholders of the Company, and owns 10.38% of the total issued and outstanding common shares of the Company. As of June 30, 2011, total related party borrowings from Shenzhen Top Finance Guaranty Investment Inc. amounted to $220,907.

Note 7 – DEPOSIT FOR LAND USE RIGHT

In connection with the formation of a new subsidiary Henan AIVtech, in March 2011, the Company entered into an agreement with Henan Xinyang local government to obtain a land use right lease for 50 years, on which a new manufacturing plant will be built. The Company is required to pay total of RMB 66.7 million for this parcel of land, payable in two installment payments. The first installment payment of RMB 30 million was required to be paid before May 2011 and the remaining amount will be paid in March 2013 when the construction work of the new manufacturing plant is expected to be fully completed.  On May 17, 2011, the Company paid RMB 30 million (equivalent to $4,641,498) to Henan Xinyang Department of Financing as deposit for land use right.  As of June 30, 2011, the land use right application has not been approved by local government due to complicated approval procedure. The Company expects to obtain the Certificate of Land Use Right by the end of August 2011.
Note 8 – LONG-TERM LOAN
On January 5, 2010, the Company’s subsidiary Dongguan AIVtech entered into a loan agreement with a third-party Dongguan Shilong Industrial Company for working capital needs. The loan amount is RMB 5 million ($757,311) for three years. The loan is guaranteed by the shareholders of Shenzhen AIV Electronics Co., Ltd., with an average interest rate of 2.7% per annum and maturity date of January 3, 2013. The loan has been repaid on March 31, 2011. Interest expense amounted to $5,130 and $6,327 for the six months ended June 30, 2011 and 2010, respectively.

Note 9 – DIVIDEND PAYABLE

Pursuant to the Share Exchange Agreement in connection with the reverse acquisition on May 12, 2010, the Company acquired all of the outstanding shares of AIVtech from the AIVtech Shareholders. In addition to the 10,375,000 common stock issued to AIVtech shareholders, the Company also agreed to pay cash of $3,948,125, evidenced by a non-interest bearing promissory note, to AIVtech Shareholders within 12 months after the closing of the transaction. The payment has been accounted for as dividend distribution to shareholders. On May 10, 2011, the Company entered into an agreement with former AIVtech shareholders to extend the dividend payment date to May 12, 2012.

Future payments of dividends will depend on the available earnings, the capital requirements of the Company, the Company’s general financial condition and other factors deemed pertinent by the Board of Directors.

Note 10 – TAXES

(a) Corporation income tax (“CIT”)

The Company’s operating subsidiaries Shenzhen AIVtech and Dongguan AIVtech are governed by the Income Tax Law of the People’s Republic of China concerning the privately run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. Shenzhen AIVtech was formed on May 18, 2006 in a special economic zone in Shenzhen and has been granted a favorable tax treatment by local taxing authority which stipulated a 100% income tax exemption for the first two years and 50% income tax exemption for the following consecutive three years (“tax holiday”). For the years ended December 31, 2010 and 2009, Shenzhen AIVtech enjoyed a favorable tax exemption policy and the effective income tax rate for Shenzhen AIVtech assessed by local tax authority was 11% and 10% for the years ended December 31, 2010 and 2009, respectively. Such favorite tax policy will expire on December 31, 2011.

The estimated tax savings as a result of the Company’s tax holiday for the three and six months ended June 30, 2011 amounted to $419,575 and $613,579, respectively. The net effect on earnings per share had the full statutory income tax rate been applied would decrease basic earnings per share from $0.21 to $0.19 for the six months ended June 30, 2011. The estimated tax savings as a result of the Company’s tax abatement for the three and six months ended June 30, 2010 amounted to $120,893 and $716,008, respectively. The net effect on earnings per share had the full statutory income tax rate been applied would decrease basic earnings per share from $0.42 to $0.37 for the six months ended June 30, 2010.

The Company’s effective tax rate reflected the combined results for both Shenzhen AIVtech and Dongguan AIVtech. The following table reconciles the Company’s PRC statutory tax rate to its effective tax rate for the six months ended June 30, 2011 and 2010.

	2011	2010
Statutory PRC income tax rate	25.0%	25.0%
China income tax exemption	(9.2)%	(13.1)%
Effective income tax rate	15.8%	11.9%

The parent Company AIVtech International Group Inc (formerly Ecochild Inc.) was incorporated in the United States. Net operating loss carry forwards for United States income tax purposes amounted to $160,238 as of June 30, 2011, which are available to reduce future years' taxable income. These carry forwards will expire in 2030. However, due to the change in control resulting from the reverse acquisition in 2010 which limits the amount of loss to be utilized each year, management doesn't expect to remit any of its net income back to the United States in the foreseeable future. Accordingly, the Company recorded a full valuation allowance as of June 30, 2011.

Note 10 – TAXES (continued)

 (b) Value Added Taxes

The Company is subject to a value added tax (“VAT”) for selling merchandise. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT).

(c) Taxes payable

As of June 30, 2011 and December 31, 2010, taxes payable consisted of the following:

	June 30, 2011	December 31, 2010

Income tax payable	$651,248	$237,841
VAT tax payable	224,090	536,769
Other tax payable	26,870	11,026
Total taxes payable	$902,208	$785,636

Note 11 – WARRANTS

The Company determined the fair value of the warrants was $1.02 per share based on the closing price of the Company’s common stock traded on June 30, 2011, which totaling $308,039. The fair value was determined using the Black Scholes Model based on the following assumptions: dividend yield: 0%; volatility: 150.40%, risk free rate: 1.76%, expected term: 4.5 years. For the three and six months ended June 30, 2011, the Company recorded a loss of $131,694 and a gain of $8,547, respectively, in changes in the fair value of the warrants in profit or loss.

There were no stock warrants issued, terminated/forfeited, or exercised during the three and six months ended June 30, 2011 and 2010.

The following table summarizes the shares of the Company’s common stock issuable upon exercise of warrants outstanding at June 30, 2011:

Warrants Outstanding				Warrants Exercisable
Range of Exercise Price	Number Outstanding June 30, 2011	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at June 30, 2011	Weighted Average Exercise Price
$4.00	301,601	4.5	$4.00	301,601	$4.00
	301,601	4.5	$4.00	301,601	$4.00

See Note 4: “fair value of financial instruments” for more detail.

Note 12. EARNINGS PER SHARE

The following is a reconciliation of the numerators and denominators used in computing basic and diluted net income per share for the six months ended June 30, 2011 and 2010:

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
Net income used in computing basis net income per share	$3,063,415	$1,619,535	$4,668,059	$5,418,076
Add: loss in fair value of warrant liability	131,694	-	8,547	-
Net income used in computing diluted net income per share	$3,195,109	$1,619,535	$4,676,606	$5,418,076

Denominator:
Shares used in computation of basic net income per share
(weighted average common stock outstanding)	22,515,334	15,557,692	22,514,351	12,995,139
Dilutive potential common stock (under treasury stock method):
Effect of diluted warrants	-	-	-	-
Shares used in computation of diluted net income per share	22,515,334	15,557,692	22,514,351	12,995,139

Basic net income per share	$0.14	$0.10	$0.21	$0.42
Diluted net income per share	$0.14	$0.10	$0.21	$0.42

The Company has outstanding warrants to acquire 301,601 shares of common stock. These warrants are anti-dilutive for the three and six month ended June 30, 2011 using the treasury stock method.

Note 13. REGISTRATION RIGHTS AGREEMENT

Pursuant to the terms of exchange and registration rights agreements entered into in connection with the private placement offering on December 29, 2010, the Company agreed to file a Form S-1 registration statement with the Securities and Exchange Commission to register for resale (i) 100% of the purchased shares and (ii) 100% of the shares of the common stock underlying the warrants, within 30 calendar days following the closing of the offering, and use the Company’s best efforts to have the registration statement declared effective within 180 calendar days after closing of the offering. If the registration Statement was not filed with the SEC by the required filing date or is not declared effective by the required effective date, the Company shall pay to each investor as liquidated damages, a cash payment equal to 2% of the aggregate amount invested by such investor in the offering on the first business day of each thirty (30) day period until the registration statement has been filed or declared effective, or a portion thereof. Such liquidated damages shall not exceed 10% per annum. Immediately before the expiration of the original required effective date, on June 29, 2011, the Company entered into agreement with investors and extended the S1 effective date to September 30, 2011. As a result, the Company has not recorded any amounts with respect to this registration rights arrangement as of June 30, 2011.

Note 14. NON-CONTROLLING INTEREST

Non-controlling interest represents one minority shareholder’s 30% ownership interest in Dongguan AIVtech Electronics Co., Ltd and 40% ownership interest in Henan AIVtech Electronics Co., Ltd. As of June 30, 2011 and December 31, 2010, non-controlling interest consisted of the following:

	June 30,	December 31,
	2011	2010
Original paid-in capital	$1,048,187	$439,264
Retained Earnings	609,915	303,413
Accumulated other comprehensive income	130,105	102,749
	$1,788,207	$845,426

Note 15. COMMON STOCK

On December 29, 2010, the Company entered into a subscription agreement with certain accredited investors in connection with a private placement offering:

(1)   The Company agreed to issue to these investors to 2,513,334 shares of common stock, at par value of $.001 and purchase price of $3.00 per share, for aggregate gross proceeds of $7,540,000.

(2)   In addition, the Company also issued to these investors five-year Series A warrants to purchase up to an additional 251,334 shares of common stock at an exercise price of $4.00 per share.

(3)  The Company also paid to the placement agent a fee of $150,800 and issued five-year Agent Warrants to purchase a total of 50,267 shares of common stock at an exercise price of $4.00 per share.

(4)   The Company also agreed to issue to the investors an aggregate of 2,513,334 shares of its common stock (the “Make Good Shares”), on a pro rata basis, for the benefit of the investors if the make good targets set forth in the subscription agreement are not met. With respect to the fiscal year ending December 31, 2010, if the Company did not achieve $0.44 in earnings per share, then one-half of the Make Good Shares will be distributed to the investors on a pro rata basis.  With respect to the fiscal year ending December 31, 2011, if  $0.60 in earnings per share is not achieved, then the other one-half of the Make Good Shares will be distributed to the investors on a pro rata basis.

Subsequent to June 30, 2011, the Company entered into an agreement with the investors to amend the “Make Good Shares” provision in the subscription agreement whereby all parties agreed that the basic earnings per share as make good target for the year ending December 31, 2011 is reduced from $.60 per share to $.40 per share.

Note 16 – CONCENTRATIONS

Major Customers

Three customers accounted for 34%, 27% and 9% of the total sales for the six months ended June 30, 2011, respectively. Three customers accounted for 38%, 22% and 16% of the total sales for the six months ended June 30, 2010.

As of June 30, 2011, three customers accounted for 31%, 26% and 10% of the total outstanding receivables, respectively. As of December 31, 2010, two customers accounted for 79.8% and 9% of the total accounts receivable outstanding.

Major suppliers

For the six months ended June 30, 2011, three material suppliers accounted for more than 52.1% of total purchases, with each supplier individually accounting for 37.6%, 7.4% and 7.1% of the total purchases. For the six months ended June 30, 2010, three material suppliers accounted for more than 45% of total purchases, with each supplier individually accounting for 17.3%, 16.9%, and 10.9% of the total purchases.

Note 17 – CONTINGENCIES

On June 7, 2011, the Company and its subsidiary Shenzhen AIVtech were served with a Summons and Complaint filed by CCG Investor Relations in the Court of Beverly Hills of the State of California against the Company and Shenzhen AIVtech for breach of contract, seeking total damages of $116,685.83, including $79,865.83 for services rendered by CCG, $12,000 interest and $25,000 for attorney’s fees.  As of June 30, 2011, the Company was still in negotiation with CCG in order to settle this matter.  On August 1, 2011, the Company entered into a settlement agreement with CCG and agreed to pay $76,865 to CCG immediately in order for CCG to withdraw the lawsuit filed with the Court. As of June 30, 2011, the settlement amount has been accrued. As of the date of this report, the Company has not paid CCG such amount.

AIVtech International Group Co.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
AIVtech International Group, Co. and Subsidiaries.

We have audited the accompanying consolidated balance sheet of AIVtech International Group, Co. and Subsidiaries (the “Company”) as of December 31, 2010 and the related consolidated statements of income and comprehensive income, cash flows and changes in shareholders’ equity for the year ended December 31, 2010. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2010 consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of AIVtech International Group Co. as of December 31, 2010, and the consolidated results of their operation and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. We have also audited the adjustments described in Noted 2 that were applied to restate the December 31, 2009 consolidated financial statements to correct certain errors.  In our opinion, such adjustments are appropriate and have been properly applied.  We were not engaged to audit, review or apply any procedures to the 2009 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2009  consolidated financial statements taken as a whole.

/s/ Friedman LLP
Marlton, New Jersey
March 31, 2011

ACSB Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
Certified Public Accountants and Advisors
517 Route One Iselin, New Jersey 08830 732. 855.9600 Fax:732.855.9559 www.acsbco.com	330 7th Avenue Suite 202 New York, NY 10001 212.867.1319

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
  AIVTech Holding (H.K.) Limited

We have audited the accompanying consolidated balance sheet of AIVTech Holding (H.K.) Limited and subsidiaries as of December 31, 2009, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2009. AIVTech Holding (H.K.) Limited management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIVTech Holding (H.K.) Limited and subsidiaries as of December 31, 2009, and the results of its operations and its cash flows for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Certified Public Accountants
New York, N.Y.

May 3, 2010, Except for Note 2 which date was March 31, 2011

New York • New Jersey • San Francisco • Los Angeles • Cayman Islands

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
		Restated
ASSETS

CURRENT ASSETS:
Cash	$7,079,221	$3,605,741
Accounts receivable	7,192,694	2,040,088
Other receivable and prepaid expense	198,553	42,121
Inventories	571,602	5,073,436
VAT tax recoverable	-	845,202
Total current assets	15,042,070	11,606,588

Property and equipment, net	1,127,334	1,015,570
TOTAL ASSETS	$16,169,404	$12,622,158

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Account payables and accrued expense	$962,099	$5,973,298
Taxes payable	785,636	536,101
Due to related parties	529,166	29,252
Dividend payable	3,948,125	-
Warrants liability	299,492	-
Total current liabilities	6,524,518	6,538,651

Long term loan	757,311	-
TOTAL LIABILITIES	7,281,829	6,538,651

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, $.001 par value, 75,000,000 shares authorized, 22,513,334 and 10,375,000 shares issued and outstanding as of December 31, 2010 and 2009, respectively	22,513	10,375
Additional paid-in capital	7,566,593	631,541
Stock subscription receivable	(7,540,002)	-
Statutory reserve	482,377	346,991
Retained earnings	6,773,472	4,260,636
Accumulated other comprehensive income	737,196	394,700
	8,042,149	5,644,243
Non-controlling interest	845,426	439,264
Total stockholders’ equity	8,887,575	6,083,507
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,169,404	$12,622,158

The accompany notes are an integral part of these consolidated financial statements

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

Net sales	$68,334,543	$38,469,185
Cost of sales	(52,459,912)	(28,064,339)
Gross profit	15,874,631	10,404,846

Operating expenses
Selling expense	(741,738)	(644,757)
General administrative expenses	(2,146,465)	(1,433,254)
Total operating expenses	(2,888,203)	(2,078,011)

Income from Operations	12,986,428	8,326,835

Other income ( expenses)
Change in fair value of warrants liability	122,795	-
Interest income	20,755	9,834
Interest expense	(19,607)	(30,079)
Total other income (expense)	123,943	(20,245)

Income before income tax	13,110,371	8,306,590

Provision for Income taxes	(1,715,218)	(830,659)

Net income	11,395,153	7,475,931

Less: Net income attributable to non-controlling interest	406,162	-
Net income attributable to AIVtech International Group Co.	$10,988,991	$7,475,931

Net income	11,395,153	7,475,931
Foreign currency translation adjustment	342,496	(4,348)
Comprehensive income	11,737,649	7,471,583
Comprehensive income attributable to non-controlling interest	$(102,749)	$-
Comprehensive income attributable to AIVtech International Group Co.	$11,634,900	$7,471,583

Basic and diluted income per common share
- basic	$0.66	$0.72
- diluted	$0.66	$0.72

Basic and diluted weighted average common shares outstanding
- basic	16,566,205	10,375,000
-diluted	16,568,189	10,375,000

Cash dividend per common share	0.27	0.85

The accompany notes are an integral part of these consolidated financial statements

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Year ended December 31, 2010 and 2009 (Restated)

							Accumulated
	Common Stock ($0.001 par)		Additional Paid-in	Stock Subscription	Statutory Surplus	Retained	Other Comprehensive	Non- controlling
	Shares	Amount	Capital	Receivable	Reserve	Earnings	Income (loss)	Interest	Total

Balance at January 1, 2009	10,375,000	$10,375	$631,541	$-	$346,990	$5,569,993	$399,049	$-	$6,957,948

Dividend declared	-	-	-	-	-	(8,785,288)	-	-	(8,785,288)
Net income	-	-	-	-	-	7,475,931	-		7,475,931
Capital contribution by minority shareholder								439,264	439,264
Foreign currency translation adjustments	-	-	-	-	-	-	(4,348)	-	(4,348)

Balance at December 31, 2009 (Restated)	10,375,000	$10,375	$631,541	$-	$346,990	$4,260,636	$394,701	$439,264	$6,083,507

Common shares issued on May 12, 2010 - Formerly Ecochild, Inc.	9,625,000	9,625	(9,625)	-	-	-	-	-	-
Deemed dividend distribution in connection with the reverse merger transaction on May 12, 2010				-	-	(3,948,125)	-	-	(3,948,125)
Net income		-	-	-	-	10,988,991	-	406,162	11,395,153
Dividend declared						(4,392,643)			(4,392,643)
Appropriation to statutory surplus reserve		-		-	135,387	(135,387)	-	-	-
Private placement offering on December 29, 2010	2,513,334	2,513	7,537,489	(7,540,002)		-	-	-	-
Fair value of the warrants issued and other offering costs in connection with the private placement offering on December 29, 2010			(592,812)						(592,812)
Foreign currency translation adjustments		-	-	-	-	-	342,495	-	342,495
		-
Balance at December 31, 2010	22,513,334	$22,513	$7,566,593	$(7,540,002)	$482,377	$6,773,472	$737,196	$845,426	$8,887,575

The accompany notes are an integral part of these consolidated financial statements

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
		Restated
CASH FLOWS FROM OPERATING ACTIVITIES：
Net income	$11,395,153	$7,475,931
Adjustments to reconcile net income to net cash provided by
Operating activities:
Depreciation	203,136	145,877
Loss of changes in fair value of warrants liability	(122,795)	-
Changes in assets and liabilities :
Accounts receivable	(5,001,000)	(371,252)
Other receivable and prepaid expense	(152,463)	-
VAT tax recoverable	858,092	(843,668)
Inventories	4,588,779	(1,143,957)
Account payables and accrued expenses	(5,283,915)	3,932,813
Taxes payable	228,198	555,689
Net cash provided by operating activities	6,713,185	9,751,433

CASH FLOWS FROM INVESTING ACTIVITIES：
Purchase of property & equipment	(184,473)	(284,840)
Net cash used in investing activities	(184,473)	(284,840)

CASH FLOWS FROM FINANCING ACTIVITIES：
Proceeds from long-term loan	744,624	-
Increase in capital contribution by non-controlling interest	-	439,264
Due to related parties	494,304	29,199
Dividends paid	(4,392,643)	(8,785,288)
Net cash used in financing activities	(3,153,715)	(8,316,825)

Effect of exchange rate changes on cash	98,481	12,510

Net change in cash	3,473,480	1,162,277

Cash, beginning of year	3,605,741	2,443,464

Cash, end of year	$7,079,221	$3,605,741

Supplemental disclosures of cash flow information
Income taxes paid	$1,710,567	$597,468
Interest paid	$16,464	$30,079

The accompany notes are an integral part of these consolidated financial statements

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - ORGANIZATION

AIVtech International Group Co., (the “Company” or “ECOH”), formerly known as Ecochild, Inc., is a corporation organized under the laws of the State of Nevada. Through its operating subsidiaries in People’s Republic of China (“China”, or the “PRC”), the Company engaged in the design and manufacturing casual furniture audio series, multimedia speakers, and LED business in China.

AIVtech Holding Limited (“AIVtech”) is a corporation organized under the laws of Hong Kong on November 4, 2005, and owns 100% equity interest of Shenzhen AIVtech, a limited liability company organized under the laws of the People’s Republic of China on October 16, 2004. ShenZhen AIVtech owns 70% equity interest of Dongguan AIVtech, a limited liability company organized under the laws of the PRC in December 2009.

On May 12, 2010, the Company executed a Share Exchange Agreement (“Exchange Agreement”) with AIVtech and the shareholders of AIVtech (the “AIVtech Shareholders”), and acquired all of the outstanding shares of AIVtech from the AIVtech Shareholders.

In connection with the acquisition, the Company issued to the AIVtech Shareholders, their designees or assigns, an aggregate of 10,375,000 shares (the “ Shares Component”) of the common stock of the Company, at par value of $0.005 per share, so that upon completion of the Exchange Agreement, the shareholders of AIVtech own approximately 51.88% of the common stock of the Company. In addition, the Company declared dividend and agreed to pay cash (the “Cash Component”) of $3,948,125 to the AIVtech Shareholders.  The Cash Component is payable within 12 months after the closing of acquisition transaction. The parties understand and acknowledge that such exchange is based upon an acquisition value of AIVtech at  $4,000,000. In addition to the above Shares and Cash component, Jie Zhang, the major shareholder of the Company -transferred 3,009,000 shares to two shareholders of AIVtech -. The two shareholders, the directors and officers of AIVtech, are (1) Guo Jinlin, to receive 1,770,000 shares, and (2) Ding Lanbing, through Guo Jin Tong Investment (Hong Kong) Limited, to receive 1,239,000 shares.

Before the closing of the transaction, there were 9,625,000 shares of the Company’s common stock issued and outstanding.  Upon completion of the Share Exchange Transaction, there were 20,000,000 shares of the Company’s common stock issued and outstanding.

As a result of the above mentioned Share Exchange Transaction, AIVtech became the Company’s wholly-owned subsidiary and the Company, through AIVtech, acquired direct control of ShenZhen AIV Electronics Company Limited (“Shenzhen AIVtech”), and DongGuan AIV Electronics Company Limited (“Dongguan AIVtech”). Shenzhen AIVtech and Dongguan AIVtech are each engaged in the design and manufacturing casual furniture audio series, multimedia speakers, and LED business in China.

Subsequently, the Company’s name was changed from “Ecochild, Inc.” to “AIVtech International Group Co.” in order to more effectively reflect the Company’s business and communicate the Company’s brand identity to customers.

The share exchange transaction has been accounted for as a reverse merger or recapitalization pursuant to ASC 805 Business Combination primarily due to the change of control. Accordingly, AIVtech will be treated as the continuing entity for accounting purposes.

Note 2 – Restatement of Previously Issued Financial Statements

The Company has reclassified and restated certain line items on the 2009 consolidated financial statements. The restatement has no impact on the 2009 consolidated statement of income and comprehensive income.

The items primarily consist of the following:

Consolidated balance sheet
•	reclassified certain VAT tax overpayments from Account Payable and Accrued Expense line item and presented as a separate VAT Tax Recoverable line item;

•	reclassified certain tax payable from Account Payables and Accrued expense line item and included in the Tax Payable line item;

•	reclassified a portion of Due to Shareholder and presented as a separate Dividend Payable line item. The amount represents payments to shareholders which are dividend declared in December 2009.

•
reclassified the Minority Interest line item from liabilities and presented as Non-Controlling Interest line item in the equity section.  The non-controlling interest represents 30% equity interest the Company does not own in Dongguan AIVtech.

Consolidated statement of stockholders’ equity
•	The non-controlling interest is included as equity in the statement of stockholders’ equity.

•
Of the total $13,177,831 dividend declared as previously reported in the 2009 consolidated financial statements, $8,785,288 was declared in October 2009, $4,392,643 was declared in January 2010. Accordingly, the previously reported 2009 dividends were reduced by $4,392,643.

Consolidated statement of cash flows
•	As a result of above reclassifications and restatement, the corresponding line items on the consolidated statements of cash flows have been restated.

The following table summarizes the effects of the reclassifications on the previously issued consolidated balance sheet for the year ended December 31, 2009 (restated):

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2009		Changes
	As restated	As previously reported	Inc(dec)

VAT tax recoverable	$845,202	$-	$845,202
Total current assets	11,606,588	10,761,386	845,202
TOTAL ASSETS	12,622,158	11,776,956	845,202

Account payables and accrued expenses	5,973,298	5,431,000	542,298
Taxes payable	536,101	233,191	302,910
Minority interest		439,264	(439,264)
Dividend payable	-	4,400,634	(4,400,634)
Total current liabilities	6,538,651	10,533,347	(3,994,696)

TOTAL LIABILITIES	6,538,651	10,533,347	(3,994,696)

Retained earnings	4,260,636	(132,007)	4,392,643
Accumulated other comprehensive income	394,700	386,710	7,990
	5,644,243	1,243,609	4,400,634
Non-controlling interest	439,264	-	439,264
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	12,622,158	11,776,956	845,202

The following table summarizes the effects of the reclassifications on our previously issued consolidated statement of cash flow for the year ended December 31, 2009 (restated):

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER,31 2010 AND 2009

	For the year ended December 31, 2009
	As restated	As previously reported	Changes

CASH FLOWS FROM OPERATING ACTIVITIES ：
VAT tax recoverable	$(843,668)	$-	$(843,668)
Inventories	(1,143,957)	(1,143,957)	-
Account payables and accrued expenses	3,932,813	3,421,118	511,695
Due to related party	-	468,463	(468,463)
Taxes payable	555,689	232,767	322,922
Net cash provided by operating activities	9,751,433	10,228,946	(477,513)

CASH FLOWS FROM INVESTING ACTIVITIES ：
Dividend paid	-	(8,785,288)	8,785,288
Net cash used in investing activities	(284,840)	(9,070,128)	8,785,288

CASH FLOWS FROM FINANCING ACTIVITIES ：
Proceeds from short-term loan	-
Capital contribution by shareholder	439,264	-	439,264
Due to a related party	29,199	-	29,199
Dividend payment	(8,785,288)	-	(8,785,288)
Net cash used in financing activities	(8,316,825)	-	(8,316,825)

Effect of exchange rate changes on cash and cash equivalents	12,510	3,459	9,051

Net change in cash	1,162,277	1,162,277	-
Cash, beginning of year	2,443,464	2,443,464	-
Cash, end of year	$3,605,741	$3,605,741	$-

The following table summarizes the effects of the reclassifications on our previously issued consolidated statement of changes in stockholder’s equity for the year ended December 31, 2009 (restated):

		As of December 31, 2009
	As restated	As previously reported	Changes

Retained earnings	$4,260,636	$(132,007)	$4,392,643
Accumulated other comprehensive income	394,700	386,710	7,990
Non-controlling interest	439,264	-	439,264

Total stockholder’s equity	$6,083,507	$1,234,609	$4,848,898

Note 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America and include the accounts of all directly and indirectly owned subsidiaries listed below. All intercompany transactions have been eliminated upon consolidation.

Name of the entity	Place of Incorporation	Ownership Percentage

AIVtech International Group Co.	Nevada	100%
AIVtech Holding Co., Ltd	Hongkong, China	100%
Shenzhen AIVtech Electronics Co., Ltd. (Shenzhen AIVtech)	Shenzhen, China	100%
Dongguan AIVtech Electronics Co., Ltd. (Dongguan AIVtech)	Dongguan, China	70%

Non-controlling interest

Non-controlling interest represents one minority shareholder’s 30% ownership interest in Dongguan AIVtech Electronics Co., Ltd.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the consolidated financial statements. Estimates are used for, but not limited to, the selection of the useful lives of property and equipment, provision necessary for contingent liabilities and doubtful accounts, realization of deferred tax assets and the fair value of warrants liability. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Note 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, inventory, accounts payable and other accrued expenses, tax payable and warrant liability approximate their fair market value based on the short-term maturity of these instruments. The fair value of long-term loan also approximates its recorded value because long-term borrowing bears a floating rate of interest. As the stated interest rate reflects the market rate, the carrying value of the borrowing approximates its fair value.

The financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 are summarized as follows.  There were no assets and liabilities measured at fair value on a recurring basis as of December 31, 2009.

	Fair value measurement using inputs
	Level 1	Level 2	Level 3
Liabilities:
Derivative instruments − Warrants	$-	$299,492	$-
Total	$-	$299,492	$-

Foreign Currency Translation

The Company’s financial statements are presented in US dollars. In accordance with ASC 830, “Foreign Currency Matters”, an entity’s functional currency is the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment in which an entity primarily generates and expends cash. Since substantially all operations of the Company are conducted in the PRC, the functional currency of the Company is Renminbi (“RMB”), the currency of the PRC. Transactions at the Company which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People’s Bank of China prevailing at the dates of the transactions.

The consolidated financial statements of the Company have been translated into U.S. dollars. The consolidated financial statements are first prepared in RMB and then are translated into U.S. dollars at year-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in shareholders’ equity.

	December 31,	December 31,
	2010	2009
Year end exchange rate (RMB:US$)	6.6023	6.8172
Average exchange rate for the year (RMB:US$)	6.7148	6.8311

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation.

Comprehensive Income

ASC 220, “Comprehensive Income” requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income represents income arising from the changes in foreign currency exchange rates.

Cash and Cash Equivalents

Cash includes cash on hand and demand deposits in accounts maintained with state-owned and private banks within the PRC.  The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in the PRC.  Total cash at December 31, 2010 and 2009 amounted to $7,079,221 and $3,605,741, respectively, of which no deposits are covered by insurance.  The Company has not experienced any losses in such accounts and management believes it is not exposed to any risks on its cash in bank accounts.

Accounts Receivable

Accounts receivable are stated at net realizable value. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. Prior to the economic recession in 2008, the Company extended a maximum of 180 days credit to customers. Following the recession, however, this period has been shortened to 90 days.  An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customers and current relationships with them. For the years ended December 31, 2010 and 2009, no allowance for doubtful accounts was deemed necessary as a majority of the outstanding receivables were collected within three months subsequent to the closing of the year.

Inventory

Inventories are stated at the lower of cost or market value, using the FIFO method.  The cost of inventories comprises all costs of purchases, costs of labors, direct fixed and variable production overheads and other costs incurred in bringing the inventories to their present location and condition. The Company provides inventory reserves based on excess and obsolete inventories determined principally by customer demand.  The Company has determined no value for inventories was considered necessary for the years ended December 31, 2010 and 2009.

VAT Tax Recoverable

Value added tax recoverable represents value added taxes (“VAT”) paid on purchases made with the relevant supporting invoices (input VAT), which are to be used in the following periods. The applicable VAT tax rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (“output VAT”) less VAT paid on purchases made with the relevant supporting invoices (“input VAT”). Under the commercial practice of the PRC, the Company paid VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. Such timing difference due to the input VAT ahead of output VAT may result in VAT recoverable.  The Company records such VAT recoverable under current assets. As of December 31, 2010 and 2009, the Company’s unused input VAT totaled $-0- and $845,202, respectively.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation and any impairment losses.  The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.  Expenditures incurred after the property and equipment have been put into operation, such as repairs and maintenance and overhaul costs, are charged to the profit and loss account in the year in which it is incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets.  Estimated useful lives of the assets are as follows:

Machinery	5- 10 years
Office Furniture & Equipments	5 years
Motor vehicles	3- 5 years

Any gain or loss on disposal or retirement of property and equipment is recognized in the profit and loss account and is the difference between the net sales proceeds and the carrying amount of the relevant asset. When property and equipment are retired or otherwise disposed of, the assets and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in income.

Impairment of long-lived assets

ASC 360 requires long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets.  Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. The Company tests long-lived assets, including property and equipment and other assets, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value.  Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets.

The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset.  If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value.  The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments.  The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets during the years ended December 31, 2010 and 2009.

Revenue Recognition

The Company recognizes revenues in accordance with ASC 605 Revenue Recognition. Revenue is recognized at the date the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Revenue is not recognized until title and risk of loss is transferred to the customer, which occurs upon delivery of goods, and objective evidence exists that customer acceptance provisions have been met.

The Company sells its products to customers who have passed the Company’s credit check. Sales agreements are signed with each customer. The purchase price of products is fixed in the agreement. The Company makes custom products based on sales agreements, so no sales returns are allowed. The Company accepts returns one year from the date of shipment only in the event of defects. Historically, the Company has not experienced significant defects, and replacements for defects have been minimal. For the years ended December 31, 2010 and 2009, no sales returns and allowances have been recorded. Should returns increase in the future it would be necessary to adjust estimates, in which case recognition of revenues could be delayed.

In the PRC, value added tax (VAT) of 17% of the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Product warranty

The Company provides product warranties to its customers that all products manufactured by it will be free from defects in materials and workmanship under normal use for a period of one year from the date of shipment. The Company’s costs and expenses in connection with such warranties have been minimal and, as of December 31, 2010 and 2009, no product warranty reserve was considered necessary.

Advertising

Advertising costs are expensed when incurred in accordance with ASC 720-35 “Advertising Costs”. Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. Advertising costs were $205,807 and $286,087 for the years ended December31, 2010 and 2009, respectively.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-25 prescribes a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There are no material uncertain tax positions as of December 31, 2010 and 2009, respectively.

As of December 31, 2010, the tax years ended December 31, 2005 through December 31, 2010 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities.

Value Added Taxes

The Company is subject to a value added tax (“VAT”) for selling merchandise. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of the taxes which are determined to be late or deficient, and will be expensed in the period if and when a determination is made by the tax authorities that a penalty is due. The Company reports revenues net of PRC’s value added tax for all the periods presented in the consolidated statements of operations.

Earnings per Share

The Company computes earnings per share (“EPS’) in accordance with ASC 260 “Earnings per Share”.  ASC 260 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

In May 2010, the Company entered into a share exchange transaction which has been accounted for as a reverse acquisition or recapitalization primarily since there has been a change of control. The Company computes the weighted-average number of common shares outstanding in accordance with ASC 805, Business Combinations, which states that in calculating the weighted average shares when a reverse acquisition takes place in the middle of the year, the number of common shares outstanding from the beginning of that period to the acquisition date shall be computed on the basis of the weighted-average number of common shares of the legal acquiree (the accounting acquirer) outstanding during the period multiplied by the exchange ratio established in the merger agreement. The number of common shares outstanding from the acquisition date to the end of that period shall be the actual number of common shares of the legal acquirer (the accounting acquiree) outstanding during that period.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and other receivables.  The Company does not require collateral or other security to support these receivables.  The Company conducts periodic reviews of its clients’ financial condition and customer payment practices to minimize collection risk on accounts receivable.

Risks and uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Note 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued changes to the disclosure of pro forma information for business combinations. These changes clarify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. Also, the existing supplemental pro forma disclosures were expanded to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. These changes become effective for the Company beginning January 1, 2011. Management has determined these changes will not have an impact on the Consolidated Financial Statements.

In April 2010, the FASB issued changes to the classification of certain employee share-based payment awards. These changes clarify that there is not an indication of a condition that is other than market, performance, or service if an employee share-based payment award’s exercise price is denominated in the currency of a market in which a substantial portion of the entity’s equity securities trade and differs from the functional currency of the employer entity or payroll currency of the employee. An employee share-based payment award is required to be classified as a liability if the award does not contain a market, performance, or service condition. These changes become effective for the Company on January 1, 2011. Management has determined these changes will not have an impact on the Consolidated Financial Statements

Note 4 – INVENTORIES

As of December 31, 2010 and 2009, inventories consisted of the following:

	2010	2009
Raw materials and supplies	$322,935	$2,830,746
Work in process		2,141,035
Finished goods	248,667	101,655
Totals	$571,602	$5,073,436

Note 5 –PROPERTY AND EQUIPMENT

As of December 31, 2010 and 2009, property and equipment consisted of the following:

	2010	2009
Machinery	$1,134,482	$1,080,370
Office Furniture & Equipment	156,329	115,148
Motor vehicles	197,670	172,835
	1,488,480	1,368,353
Accumulated depreciation	(361,147)	(352,783)
Property and equipment, net	$1,127,334	$1,015,570

Note 5 –PROPERTY AND EQUIPMENT (continued)

For the year ended December 31, 2010, depreciation expense amounted to $203,136 of which $145,877 was included in cost of sales. For year ended December 31, 2009, depreciation expense amounted to $123,391, of which $91,604 was included in cost of sales.

Note 6 – RELATED PARTY TRANSACTIONS

As of December 31, 2010 and 2009, related party transactions consisted of the following:

	2010	2009 (Restated)
Due to a shareholder (a)	$5,335	$29,252
Loan from a related party (b)	523,831	-
Total	529,166	29,252

(a)
During the normal course of the business, the Company, from time to time, temporarily borrows money from its principal shareholders or officers to finance the working capital as needed. The amounts are usually unsecured, non-interest bearing and due on demand. The Company had officer loans in the amount of $5,335 and $29,252 as of December 31, 2010 and 2009, respectively.

(b)
In May 2010, Shenzhen AIVtech entered into an agreement with Shenzhen Top Finance Guaranty Investment Inc., in which Shenzhen Top Finance Guaranty Investment Inc. agreed to pay, on behalf of Shenzhen AIVtech, all legal, audit, consulting and other expense in connection with Shenzhen AIVtech’s efforts of going public in the United States. Total such expenses incurred and paid by Shenzhen Top Finance Guaranty Investment Inc on behalf of Shenzhen AIVtech within 2010 amounted to $220,907.  In addition, on December 31, 2010, Dongguan AIVtech entered into a loan agreement with Shenzhen Top Finance Guaranty Investment Inc. to borrow RMB 2 million (approximate to $302,924) as working capital for six months ( from October 29, 2010 to March 28, 2011). The loan bears average bank interest floating upward 20%.  Shenzhen Top Finance Guaranty Investment Inc. is one of the major shareholders of the Company, and owns 10.38% of the total issued and outstanding common shares of the Company.

Note 7 – DIVIDEND PAYABLE

Pursuant to the Share Exchange Agreement in connection with the reverse acquisition on May 12, 2010, the Company acquired all of the outstanding shares of AIVtech from the AIVtech Shareholders. In addition to the 10,375,000 common stock issued to AIVtech shareholders, the Company also agreed to pay cash of $3,948,125, evidenced by a non-interest bearing promissory note, to AIVtech Shareholders within 12 months after the closing of the transaction. The payment has been accounted for as dividend distribution to shareholders.

Notes 8 – LONG-TERM LOANS

As of December 31, 2010 and 2009, long-term loan consisted of the following:

	2010	2009
Loan from Dongguan Shilong Industrial Company	$757,311	$-
Total	$757,311	$-

On January 5, 2010, the Company’s subsidiary Dongguan AIVtech entered into a loan agreement with a third-party Dongguan Shilong Industrial Company for the purpose of working capital needs.  The loan amount is RMB 5 million (approximate to $757,311) for three years. The loan is guaranteed by the shareholders of Shenzhen AIV Electronics Co., Ltd., with an average interest rate of 2.7% per annum and is payable upon loan maturity date, which is January 3, 2013. Interest expenses on the loan amounted to $16,464 and $-0- for the years ended December 31, 2010 and 2009, respectively.

Notes 9– TAXES

(a) Corporation income tax (“CIT”)

The Company’s operating subsidiaries Shenzhen AIVtech and Dongguan AIVtech are governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are generally subject to tax at a new statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.  Shenzhen AIVtech was formed on May 18, 2006 in a special economic zone in Shenzhen and has been granted a favorable tax treatment by local taxing authority which stipulated a 100% income tax exemption for the first two years and 50% income tax exemption for the following consecutive three years (“tax holiday”). For the years ended December 31, 2010 and 2009, Shenzhen AIVtech enjoyed a favorable tax exemption policy and the effective income tax rate for Shenzhen AIVtech assessed by local tax authority was 11% and 10% for the years ended December 31, 2010 and 2009, respectively. Dongguan AIVtech is subject to 25% statutory income tax rate.

The estimated tax savings as a result of the Company’s tax holiday in 2010 amounted to $1,613,342.  The net effect on earnings per share had the statutory income tax rate been applied would decrease basic earnings per share from $0.66 to $0.59 for the year ended December 31, 2010.  The estimated tax savings as a result of our tax abatement in 2009 amounted to $549,866. The net effect on earnings per share had the full statutory income tax rate been applied would decrease basic earnings per share from $0.72 to $0.67 for the year ended December 31, 2009.

The Company’s effective tax rate reflected the combined results for both Shenzhen AIVtech and Dongguan AIVtech. The following table reconciles the Company’s PRC statutory tax rate to its effective tax rate for the years ended December 31, 2010 and 2009.

	2010	2009
Statutory PRC income tax rate	25.0%	25.0%
China income tax exemption	(11.9)%	(15.0)%
Effective income tax rate	13.1%	10.0%

Notes 9 – TAXES (continued)

The parent Company AIVtech International Group Inc (formerly Ecochild Inc.) was incorporated in the United States.  It had net operating loss carry forwards for United States income tax purposes amounted to $79,519 for the year ended December 31, 2010, which may be available to reduce future years’ taxable income. These carry forwards will expire in 2030. However, due to the change in control resulting from the reverse acquisition in 2010 which limits the amount of loss to be utilized each year. Management doesn’t expect to remit any of its net income back to the United States in the foreseeable future.  Accordingly, the Company recorded a full valuation allowance as of December 31, 2010.

(b) Value Added Taxes

The Company is subject to a value added tax (“VAT”) for selling merchandise. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT).

(c) Taxes payable

As of December 31, 2010 and 2009, taxes payable consisted of the following:

	2010	2009 (Restated)
Income tax payable	$237,841	$233,191

VAT tax payable	536,769	296,423
Other tax payable	11,026	6,487
Total taxes payable	$785,636	$536,101

Notes 10- WARRANTS

In connection with the private placement offering on December 29, 2010, the Company issued to the investors   five-year Series A Warrants to purchase up to an additional 251,334 shares of common stock at an exercise price of $4.00. The Company also issued warrants to the placement agent to purchase a total of 50,267 shares of common stock at an exercise price of $4.00 per share.

In accordance with Financial Accounting Standard Board Codification (“ASC”) 815 Derivative and Hedging, the Company determined that the warrants did not qualify for a scope exception under ASC 815 as they were determined to not be indexed to the Company’s stock as prescribed by ASC 815.  Under ASC 815, the warrants are carried at fair value as a derivative liability using level 2 inputs. The change in the fair value of the warrants liability is reported in earnings at each reporting period.

Notes 10- WARRANTS (continued)

The Company estimates the fair value of warrants granted using the Black-Scholes model and assumptions as to the fair value of the common stock on the grant date, expected term, expected volatility, risk-free rate of interest and an assumed dividend yield.   The fair value of the common stock is generally determined based on the closing price of the stock traded on the NASDAQ over-the-counter bulletin board on the grant date.   The Company estimated the expected volatility based on the historical volatility of the Company’s common stock. The Company calculated the expected life of warrants using the simplified method due to the Company’s limited warrant exercises history.   The assumed dividend yield is based upon the Company’s expectation of not paying any dividends in the foreseeable future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for maturities similar to the expected term.

The Company determined the fair value of the warrants at December 29, 2010, the date of the issuance was $1.40 per share, totaling $422,287.  The fair value was determined using the Black Scholes Model based on the following assumptions:  dividend yield: 0%; volatility: 8.65%, risk free rate: 2.03%, expected term: 5 years.

The Company determined the fair value of the warrants at December 31, 2010 was $1.83 per share, totaling $299,492.  The fair value was determined using the Black Scholes Model based on the following assumptions:  dividend yield: 0%; volatility: 23.06%, risk free rate: 2.01%, expected term: 5 years. For the years ended December 31, 2010 and 2009, the Company recorded a gain of $122,795 and $-0-, respectively, in changes in the fair value of the warrants in profit or loss.

Stock warrants issued, terminated/forfeited, exercised and outstanding during the years ended December 31, 2010 are as follows:

	Shares	Average Exercise price per share
Warrants outstanding, December 31, 2009	$-	$-
Warrants granted	301,601	4.00
Warrants exercised	-	4.00
Warrants outstanding, December 31, 2010	301,601	$4.00

The following table summarizes the shares of the Company’s common stock issuable upon exercise of warrants outstanding at December 31, 2010

Warrants Outstanding				Warrants Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2010	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2010	Weighted Average Exercise Price
$4.00	301,601	5	$4.00	301,601	$4.00
	301,601	5	$4.00	301,601	$4.00

Note 11.  EARNINGS PER SHARE

The following is a reconciliation of the numerators and denominators used in computing basic and diluted net income per share:

	2010	2009
Net income used in computing basis net income per share	$10,988,991	$7,475,931
Less: change in fair value of warrant liability	(122,795)	-
Net income used in computing diluted net income per share	$10,866,196	$7,475,931

Denominator:
Shares used in computation of basic net income per share
(weighted average common stock outstanding)	16,566,205	10,375,000
Dilutive potential common stock (under treasury stock method):
Effect of diluted warrants	1,984	-
Shares used in computation of diluted net income per share	16,568,189	10,375,000

Basic net income per share	$0.66	$0.72
Diluted net income per share	$0.66	$0.72

The Company has outstanding warrants to acquire 301,601 shares of common stock. These warrants are included in diluted weighted average shares calculation for the year ended December 31, 2010 using the treasury stock method.

Note 12.  REGISTRATION RIGHTS AGREEMENT

Pursuant to the terms of exchange and registration rights agreements entered into in connection with the private placement offering on December 29, 2010, the Company agreed to file a Form S-1 registration statement with the Securities and Exchange Commission to register for resale (i) 100% of the purchased shares and (ii) 100% of the shares of the common stock underlying the warrants, within 30 calendar days following the closing of the offering, and use the Company’s best efforts to have the registration statement declared effective within 180 calendar days after closing of the offering. If the registration Statement is not filed with the SEC by the required filing date or is not declared effective by the required effective date, the Company shall pay to each investor as liquidated damages, a cash payment equal to 2% of the aggregate amount invested by such investor in the offering on the first business day of each thirty (30) day period until the registration statement has been filed or declared effective, or a portion thereof. Such liquidated damages shall not exceed 10% per annum.  The Company filed Form S-1 on January 28, 2011 and believed the registration statement will become effective within the next 180 days. As a result, the Company has not recorded any amounts with respect to this registration rights arrangement as of December 31, 2010.

Note 13 – STOCKHOLDERS’ EQUITY

(a) Common stock

Prior to the Share Exchange, the Company had 9,625,000 shares of common stock issued and outstanding at $0.001 per share.

In connection with the Share Exchange consummated on May 12, 2010, the Company issued 10,375,000 shares of its common stock to AIVtech shareholders. Upon the closing of the Share Exchange Transaction, there were 20,000,000 shares of the Company’s common stock outstanding.

On December 29, 2010, the Company entered into a subscription agreement with certain accredited investors in connection with a private placement offering:

(1)	The Company agreed to issue to these investors to 2,513,334 shares of common stock, at par value of $.001 and purchase price of $3.00 per share, for aggregate gross proceeds of $7,540,000.
(2)	In addition, the Company also issued to these investors five-year Series A warrants to purchase up to an additional 251,334 shares of common stock at an exercise price of $4.00 per share.
(3)	The Company also paid to the placement agent a fee of $150,800 and issued five-year Agent Warrants to purchase a total of 50,267 shares of common stock at an exercise price of $4.00 per share.
(4)
The Company also agreed to issue to the investors an aggregate of 2,513,334 shares of its common stock (the “Make Good Shares”), on a pro rata basis, for the benefit of the investors if the make good targets set forth in the subscription agreement are not met. With respect to the fiscal year ending December 31, 2010, if the Company did not achieve $0.44 in earnings per share, then one-half of the Make Good Shares will be distributed to the investors on a pro rata basis.  With respect to the fiscal year ending December 31, 2011, if  $0.60 in earnings per share is not achieved, then the other one-half of the Make Good Shares will be distributed to the investors on a pro rata basis.

As of December 31, 2010, the Company is not required to issue the Make Good Shares as the basic EPS for the year ended December 31, 2010 was $0.66

(b) Statutory reserve

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

The statutory surplus reserve fund is non-discretionary other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of shares currently held by them, provided that the remaining statutory surplus reserve balance after such issue is not less than 25% of the registered capital before the conversion.

Note 13 – STOCKHOLDERS’ EQUITY (continued)

Pursuant to the Company’s articles of incorporation, the Company is to appropriate 50% of the entities’ registered capital as statutory surplus reserve. For the years ended December 31, 2010 and 2009, the Company accrued statutory reserve of $135,387 and $-0-, respectively. As of December 31, 2010 and 2009, the balance of statutory surplus reserve was $482,377 and $346,990 respectively.

The discretionary surplus reserve may be used to acquire property and equipment or to increase the working capital to expend on production and operation of the business.

Note. 14. NON-CONTROLLING INTEREST

Non-controlling interest represents one minority shareholder’s 30% ownership interest in Dongguan AIVtech Electronics Co., Ltd. As of December 31, 2010 and 2009, non-controlling interest consisted of the following:

	December 31, 2010	December 31, 2009
	US$	US$
Original paid-in capital	$439,264	$439,264
Retained Earnings	303,413	-
Accumulated other comprehensive income	102,749	-

	$845,426	$439,264

Note 15 – COMMITMENTS

Operating lease:

The Company leases office space for its headquarter Shenzhen AIVtech and the factory buildings for its subsidiary Dongguan AIVtech. The leases have been accounted for as operating leases:

The future minimum lease payments are summarized below:

Operating lease obligation as of December 31,
2011	$425,401
2012	454,359
2013	453,742
2014	464,234
2015	116,933
Total	$1,914,669

Rent expense for the years ended December 31, 2010 and 2009 was $367,290 and $19,358, respectively.

Note 16 - CONCENTRATIONS

Major Customers

Three customers accounted for 38%, 30% and 11% of the total sales for the year ended December 31, 2010, respectively.   The same customers accounted for 47%, 14% and 10% of the total sales for the year ended December 31, 2009.

As of December 31, 2010, two customers accounted for 79.8% and 9% of the total outstanding receivables, respectively.  As of December 31, 2009, two customers accounted for 44.2% and 16.6%, of the total accounts receivable outstanding.

Major suppliers

For the year ended December 31, 2010, three material suppliers accounted for more than 47% of total purchases, with each supplier individually accounting for 27.6%, 9.9% and 9.5% of the total purchases. For the year ended December 31, 2009, four material suppliers accounted for more than 52% of total purchases, with each supplier individually accounting for 17.7%, 16.3%, 9.9% and 8.5% of the total purchases.

Note 17 – RESTATEMENTS OF PREVIOUSLY ISSUED UNAUDITED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The unaudited quarterly financial statements for the six months ended June 30, 2010 and for the nine months ended September 30, 2010 have been restated to correct the errors described in Note 2 “Restatement of Previously Issued Financial Statements”.

The effect of restatements to correct the errors referred to in Note 2 Restatement of Previously Issued Financial Statements and the impact on the quarterly consolidated balance sheets, consolidated statement of stockholders’ equity as of June 30, 2010 and September 30, 2010, respectively, and the consolidated statement of cash flows for the six months ended June 30, 2010 and for the nine months ended September 30, 2010, respectively, are presented below.  The restatements have no impact on the consolidated statement of income and comprehensive income for the six months ended June 30, 2010 and for the nine months ended September 30, 2010, respectively.

The following reclassifications and restatements impact the quarterly financial statements:

a)	Reclassified certain VAT tax overpayments from Accounts Payable and Accrued Expense and presented as a separate VAT Tax Recoverable line item.

b)	Reclassified certain tax payable from Accounts Payables and Accrued Expense line item and included in the Tax Payable line item.
c)	Reclassified the Short-Term Bank Loan into Long-Term Loan. Pursuant to the terms in the loan agreement, the loan is payable upon maturity date, which is January 3, 2013.

d)
Reclassified $3.9 million from Due to Related Parties to Dividend Payable.  The amount related to the payment to shareholders pursuant to the share exchange agreement in connection with the reverse acquisition on May 12, 2010.  The payment was deemed dividend distribution to shareholders.

e)	Reclassified the Minority Interest line item from liabilities to Non-Controlling Interest line item in the equity section

f)
The unaudited consolidated statements of cash flow have been restated by applying the average exchange rates for the period to translate the respective line items from RMB to US Dollar on the statements of cash flow.  Previously the Company incorrectly used the period ended balance sheet spot exchange rate for translate certain items on the statement of cash flows.

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	As of June 30, 2010
	As restated	As previously reported	Changes

Cash	$3,928,055	$3,928,055	$-
Accounts receivable	3,867,939	3,867,939	-
Other receivable, net	191,990	191,990	-
Inventories	1,736,096	1,736,096	-
VAT tax recoverable	91,714	-	91,714
Total current assets	9,815,794	9,724,080	91,714

Property and equipment, net	1,071,748	1,071,748	-
TOTAL ASSETS	10,887,542	10,795,828	91,714

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Account payables and accrued expenses	2,505,767	2,550,128	(44,361)
Taxes payable	348,208	240,059	108,149
Due to related parties	38,661	3,958,861	(3,920,200)
Dividend payable	3,948,125	-	3,948,125
Short-term loan	-	737,307	(737,307)
Total current liabilities	6,840,761	7,486,353	(645,592)

Long term loan	737,307	-	737,307
Minority interest	-	573,695	(573,695)

TOTAL LIABILITIES	7,578,068	8,060,048	(481,980)

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, $.001 par value, 75,000,000 shares authorized, 20,000,000 shares issued and outstanding as of June 30, 2010	20,000	20,000	-
Additional paid-in capital	621,916	621,916	-
Statutory reserve	346,990	346,990	-
Retained earnings	1,337,944	1,337,944	-
Accumulated other comprehensive income	408,930	408,930	-
	2,735,780	2,735,780	-
Non-controlling interest	573,695	-	573,695
Total stockholders’ equity	3,309,475	2,735,781	573,694
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,887,542	$10,795,828	$91,714

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	As of September 30, 2010
	As restated	As previously reported	Changes

Cash	$3,100,131	$3,100,131	$-
Accounts receivable	10,293,640	10,293,640	-
Other receivable, net	166,329	166,329	-
Inventories	3,663,818	3,663,818	-
Total current assets	17,223,918	17,223,918	-

Property and equipment, net	1,069,588	1,069,588	-
TOTAL ASSETS	$18,293,506	$18,293,506	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Account payables and accrued expenses	$4,504,545	$4,901,030	$(396,485)
Taxes payable	1,012,974	722,913	290,061
Short-term bank loan	-	747,255	(747,255)
Dividend payable	3,948,125	-	3,948,125
Due to related parties	117,140	3,958,840	(3,841,700)
Total current liabilities	9,582,783	10,330,038	(747,255)

Long term loan	747,255	-	747,255
TOTAL LIABILITIES	10,330,038	10,330,038	-

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, $.001 par value, 75,000,000 shares authorized, 20,000,000 shares issued and outstanding as of September 30, 2010	20,000	20,000	-
Additional paid-in capital	621,916	621,916	-
Statutory reserve	346,990	346,990	-
Retained earnings	5,698,351	5,698,351	-
Accumulated other comprehensive income	501,353	501,353	-
	7,188,610	7,188,610	-
Non-controlling interest	774,858	774,858	-
Total stockholders’ equity	7,963,468	7,963,468	-
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,293,506	$18,293,506	$-

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

		As of June 30, 2010
	As restated	As previously reported	Changes

Common stock	$20,000	$20,000	$-
Additional paid-in capital	621,916	621,916	-
Statutory surplus reserve	346,990	346,990	-
Retained earnings	1,337,944	1,337,944	-
Accumulated other comprehensive income	408,930	408,930	-
Non-controlling interest	573,695	-	573,695
Total stockholders’ equity	$3,309,475	$2,735,781	$573,694

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the six months ended June 30, 2010
	As restated	As previously reported	Changes

CASH FLOWS FROM OPERATING ACTIVITIES ：
Net income	$5,552,507	$5,418,076	$134,431
Adjustments to reconcile net income to net cash provided by
Operating activities:
Depreciation	82,441	82,441	-
Net income attributed to minority interest minority interest	-	134,431	(134,431)
Changes in assets and liabilities :
Accounts receivable	(1,810,970)	(1,827,851)	16,881
Other receivable, net	(149,869)	(149,869)	-
VAT tax recoverable	755,391	-	755,391
Inventories	3,337,340	3,337,340	-
Account payables and accrued expenses	(3,487,239)	(2,880,878)	(606,361)
Due to related party	-	(18,516)	18,516
Taxes payable	(190,078)	6,868	(196,946)
Net cash provided by operating activities	4,089,523	4,102,041	(12518.45)

CASH FLOWS FROM INVESTING ACTIVITIES ：
Purchase of property & equipment	(138,619)	(138,619)	-
Net cash used in investing activities	(138,619)	(138,619)	-

CASH FLOWS FROM FINANCING ACTIVITIES ：
Proceeds from loan	734,822	737,307	(2485.00)
Proceeds from related party loan	9,224	-	9,224
Dividend payment	(4,392,643)	(4,400,634)	7,991
Net cash used in financing activities	(3,648,597)	(3,663,327)	14,730

Effect of exchange rate changes on cash	20,008	22,220	(2,212)

Net change in cash	322,315	322,315	-
Cash, beginning of period	3,605,741	3,605,741	-
Cash, end of period	$3,928,056	$3,928,055	$-

Supplemental disclosures of cash flow information
Income taxes paid	$938,869	$938,869	$-
Interest paid	$6,327	$6,327	$-

Non-cash financing activities
Dividend declared	$4,392,643	$-	$4,392,643

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30, 2010
	As restated	As previously reported	Changes

CASH FLOWS FROM OPERATING ACTIVITIES ：
Net income	$10,114,076	$9,778,483	$335,593
Adjustments to reconcile net income to net cash provided by
Operating activities:
Depreciation	126,403	126,403	-
Net income attributed to minority interest minority interest	-	335,594	(335,594)
Changes in assets and liabilities :			-
Accounts receivable	(7,746,286)	(7,684,117)	(62,169)
Other receivable	(124,208)	(124,208)	-
VAT tax recoverable	852,452	-	852,452
Inventories	1,409,618	1,409,618	-
Account payables and accrued expense	(1,951,454)	(1,099,411)	(852,043)
Due to related party	-	(18,537)	18,537
Taxes payable	462,074	489,722	(27,648)
Net cash provided by operating activities	3,142,676	3,213,547	(70,871)

CASH FLOWS FROM INVESTING ACTIVITIES ：
Purchase of property & equipment	(180,421)	(180,421)	-
Net cash used in investing activities	(180,421)	(180,421)	-

CASH FLOWS FROM FINANCING ACTIVITIES ：
Proceeds from loan	739,729	747,255	(7,526)
Repayment of related party loan	(18,895)	-	(18,895)
Due to a related party	105,353	-	105,353
Dividend payment	(4,392,643)	(4,400,634)	7,991
Net cash used in financing activities	(3,566,457)	(3,653,379)	86,922

Effect of exchange rate changes on cash	98,593	114,643	(16,050)

Net change in cash	(505,609)	(505,610)	-
Cash, beginning of period	3,605,741	3,605,741	-
Cash, end of period	$3,100,132	$3,100,131	$-

Supplemental disclosures of cash flow information
Income taxes paid	$981,902	$981,902	$-
Interest paid	$11,362	$11,362	$-

Non-cash financing activities
Dividend declared	$4,392,643	$-	$4,392,643

AIVtech International Group Co.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2011

TABLE OF CONTENTS

Condensed Consolidated Balance Sheets as of March 31, 2011 and December 31, 2010	F-48

Condensed Consolidated Statements of Income and Comprehensive Income for the three months ended March 31, 2011 and 2010	F-49

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and 2010	F-50

Notes to Condensed Consolidated Financial Statements	F-51 - F-58

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash	$14,812,649	$7,079,221
Restricted cash	388,087	-
Accounts receivable	5,503,015	7,192,694
Other receivable and prep aid expense	2,869,243	198,553
Inventories	5,546,116	571,602
VAT tax recoverable	600,695	-
Total current assets	29,719,805	15,042,070
Property and equipment: net	1,072,599	1,127,334
TOTAL ASSETS	$30,792,404	$16,169,404

LIABILITIES AND STOCKTIOLDERS’ EQUITY
CURRENT LIABILITIES
Account parables and accrued expense	$6,241,424	$962,099
Taxes payable	438,218	785,636
Due to related parties	1,139,622	529,166
Dividend payable	3,948,125	3,948,125
Warrants liability	176,345	299,492
Total current liabilities	11,943,734	6,524,518
Long term loan	-	757,311
TOTAL LIABILITIES	11,943,734	7,281,829

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock $.001 par value: 75:000,000 shares authorized, 22,515,334 and 22,513,334 shares issued and outstanding as of March 31, 2011 and December 31, 2010: respectively	22,515	22,513
Additional paid-in capital	7,604,455	7,566,593
Stock subscription receivable	-	(7,540,002)
Statutory reserve	482,377	482,377
Retained earnings	8,378,116	6,773,472
Accumulated other comprehensive income	808,938	737,196
Total AIVTECH Stockholders' equity	17,296,401	8,042,149
Non-controlling interest	1,552,269	845,426
Total equity	18,848,670	8,887,575
TOTAL LIABILITIES AND EQUITY	$30,792,404	$16,169,404

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	2011	2010
Net sales	$11,422,544	$19,037,473
Cost of sales	(8,853,045)	(13,976,160)
Gross profit	2,569,499	5,061,313

Operating expenses
Selling expense	(218,106)	(173,355)
General administrative expenses	(484,353)	(501,500)
Total operating expenses	(702,459)	(674,855)

Income from Operations	1,867,040	4,386,458

Other income (expenses)
Change in fair value of warrants liability	123,147	-
Interest income, net	6,310	-
Total other income	129,457	-

Income before income tax	1,996,497	4,386,458
Provision for income taxes	(293,933)	(510,438)
Net income	1,702,564	3,876,020

Less: Net income attributable to non-controlling interest	97,920	77,479
Net income attributable to AIVtech International Group Co.	$1,604,644	$3,798,541

Net income	1,702,564	3,876,020
Foreign currency translation adjustment	71,742	(3,346)
Comprehensive income	1,774,306	3,872,674
Comprehensive income attributable to non-controlling interest	$(21,523)	$1,004

Comprehensive income attributable to AIVtech International Group Co.	$1,752,783	$3,873,678

Basic and diluted income per common share
- basic	$0.07	$0.37
- diluted	$0.07	$0.37
Basic and diluted weighted average common shares outstanding
- basic	22,513,356	10,375,000
- diluted	22,513,356	10,375,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,702,564	$3,876,020
Adjustments to reconcile net income to net cash used in
Operating activities:
Depreciation	63,288	42,033
Stock issued for services	4,000	-
Changes in fair value of warrants liability	(123,147)	-
Changes in assets and liabilities:
Restricted cash	(387,508)	-
Accounts receivable	1,723,609	(14,818,721)
Other receivable and prepaid expense	(2,665,700)	(4,807,169)
VAT tax recoverable	(599,799)	-
Inventories	(4,964,196)	4,791,806
Account payables and accrued expenses	5,438,432	10,014,868
Taxes payable	(350,881)	212,856
Net cash used in operating activities	(159,338)	(688,307)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property & equipment	(2,922)	-
Increase in capital contribution by non-controlling interest	608,923	-
Net cash provided by investing activities	606,001	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase/(Decrease) in loan	(760,019)	732,504
Due to related parties	607,983	(17,939)
Net proceeds from stock subscriptions	7,403,341
Dividends paid	-	(5,609)
Net cash provided by financing activities	7,251,305	708,956

Effect of exchange rate changes on cash	35,460	(3,346)

Net change in cash	7,733,428	17,303

Cash, beginning of period	7,079,221	3,605,741
Cash, end of period	$14,812,649	$3,623,044

Supplemental disclosures of cash flow information
Income taxes paid	$237,402	$297,582
Interest paid	$5,130	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIVTECH INTERNATIONAL GROUP CO. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 - ORGANIZATION

AIVtech International Group Co., (the “Company” or “ECOH”), formerly known as Ecochild, Inc., is a corporation organized under the laws of the State of Nevada. Through its operating subsidiaries in People’s Republic of China (“China”, or the “PRC”), the Company engaged in the design and manufacturing casual furniture audio series, multimedia speakers, and LED business in China.

AIVtech Holding Limited (“AIVtech”) is a corporation organized under the laws of Hong Kong on November 4, 2005, and owns 100% equity interest of Shenzhen AIVtech, a limited liability company organized under the laws of the People’s Republic of China on October 16, 2004. Shenzhen AIVtech owns 70% equity interest of Dongguan AIVtech, a limited liability company organized under the laws of the PRC in December 2009.

In March 2011, the Company’s new subsidiary Henan AIVtech Technology Company, Ltd. (“Henan AIVtech”) was formed by Shenzhen AIVtech, with a registered capital of RMB 50 million (approximate to $7.6 million).  As of March 31, 2011, a total capital contribution of RMB 10 million (approximate to $1.5 million) was contributed to Henan AIVtech,  of which RMB 6 million was contributed by Shenzhen AIVtech and RMB 4 million was contributed by Mr. Jinlin Guo, the Chief Executive Officer of the Company. As a result, the Company now directly controls Henan AIVtech, a limited liability company organized under the laws of the PRC in March 2011.  Henan AIVtech currently has no operations but will start to construct a manufacturing plant in Henan province once local government approves the land use right, which is expected in May 2011.  Accordingly, there were no operating activities reported for Henan AIVtech for the quarter ended March 31, 2011.

On May 12, 2010, the Company executed a Share Exchange Agreement (“Exchange Agreement”) with AIVtech and the shareholders of AIVtech (the “AIVtech Shareholders”), and acquired all of the outstanding shares of AIVtech from the AIVtech Shareholders.

In connection with the acquisition, the Company issued to the AIVtech Shareholders, their designees or assigns, an aggregate of 10,375,000 shares (the “ Shares Component”) of the common stock of the Company, at par value of $0.005 per share, so that upon completion of the Exchange Agreement, the shareholders of AIVtech own approximately 51.88% of the common stock of the Company. In addition, the Company declared dividend and agreed to pay cash (the “Cash Component”) of $3,948,125 to the AIVtech Shareholders.  The Cash Component was originally payable within 12 months after the closing of acquisition transaction and has been subsequently extended to May 12, 2012.  The parties understand and acknowledge that such exchange is based upon an acquisition value of AIVtech at $4,000,000. In addition to the above Shares and Cash component, Jie Zhang, the major shareholder of the Company transferred 3,009,000 shares to two shareholders of AIVtech.  The two shareholders, the directors and officers of AIVtech, are (1) Guo Jinlin, to receive 1,770,000 shares, and (2) Ding Lanbing, through Guo Jin Tong Investment (Hong Kong) Limited, to receive 1,239,000 shares.

Before the closing of the transaction, there were 9,625,000 shares of the Company’s common stock issued and outstanding.  Upon completion of the Share Exchange Transaction, there were 20,000,000 shares of the Company’s common stock issued and outstanding.

As a result of the above mentioned Share Exchange Transaction, AIVtech became the Company’s wholly-owned subsidiary and the Company, through AIVtech, acquired direct control of Shenzhen AIV Electronics Company Limited (“Shenzhen AIVtech”), and DongGuan AIV Electronics Company Limited (“Dongguan AIVtech”). Shenzhen AIVtech and Dongguan AIVtech are each engaged in the design and manufacturing casual furniture audio series, multimedia speakers, and LED business in China.

Subsequently, the Company’s name was changed from “Ecochild, Inc.” to “AIVtech International Group Co.” in order to more effectively reflect the Company’s business and communicate the Company’s brand identity to customers.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles of the United States (“US GAAP”). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. These condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated December 31, 2010 financial statements and footnotes included in the Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 31, 2011. Operating results for the three months ended March 31, 2011 and 2010 may not be necessarily indicative of the results that may be expected for the full years.

The accompanying condensed consolidated financial statements of the Company include the accounts of all directly and indirectly owned subsidiaries listed below. All intercompany transactions have been eliminated upon consolidation.

Name of the entity	Place of Incorporation	Ownership Percentage

AIVtech International Group Co.	Nevada	100%
AIVtech Holding Co., Ltd	Hongkong, China	100%
Shenzhen AIVtech Electronics Co., Ltd. (Shenzhen AIVtech)	Shenzhen, China	100%
Dongguan AIVtech Electronics Co., Ltd. (Dongguan AIVtech)	Dongguan, China	70%
Henan AIVtech Electronics Co., Ltd. (Henan AIVtech)	Henan, China	60%

Non-controlling interest

Non-controlling interest represents one minority shareholder’s 30% ownership interest in Dongguan AIVtech Electronics Co., Ltd and 40% ownership interest in Henan AIVtech Electronics Co., Ltd.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the condensed consolidated financial statements. Estimates are used for, but not limited to, the selection of the useful lives of property and equipment, provision necessary for contingent liabilities and doubtful accounts, realization of deferred tax assets and the fair value of warrants liability. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, inventory, accounts payable and other accrued expenses, tax payable, dividend payable, due to related parties and warrant liability approximate their fair market value based on the short-term maturity of these instruments.

The financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Assets and liabilities measured at fair value on a recurring basis as of March 31, 2011 are summarized as follows:

	Fair value measurement using inputs			As of March 31, 2011
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative instruments − Warrants	$-	$176,345	$-	$176,345
Total	$-	$176,345	$-	$176,345

Foreign Currency Translation

The Company's financial statements are presented in US dollars. In accordance with ASC 830, "Foreign Currency Matters", an entity's functional currency is the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment in which an entity primarily generates and expends cash. Since substantially all operations of the Company are conducted in the PRC, the functional currency of the Company is Renminbi ("RMB"), the currency of the PRC. Transactions at the Company which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People's Bank of China prevailing at the dates of the transactions.

The consolidated financial statements of the Company have been translated into U.S. dollars. The consolidated financial statements are first prepared in RMB and then are translated into U.S. dollars at year-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in shareholders' equity.

	March 31, 2011	December 31, 2010	March 31, 2010
Period end RMB: US$ exchange rate	6.5689	6.6023	6.8259
Average RMB: US$ exchange rate	6.5788	6.7148	6.8274

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation.

Impairment of long-lived assets

ASC 360 requires long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets.  Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. The Company tests long-lived assets, including property and equipment and other assets, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value.  Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets.

The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset.  If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value.  The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments.  The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets as of March 31, 2011 and December 31, 2010, respectively.

Revenue Recognition

The Company recognizes revenues in accordance with ASC 605 Revenue Recognition. Revenue is recognized at the date the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Revenue is not recognized until title and risk of loss is transferred to the customer, which occurs upon delivery of goods, and objective evidence exists that customer acceptance provisions have been met.

The Company sells its products to customers who have passed the Company’s credit check. Sales agreements are signed with each customer. The purchase price of products is fixed in the agreement. The Company makes custom products based on sales agreements, so no sales returns are allowed. The Company accept returns one year from the date of shipment only in the event of defects. Historically, the Company has not experienced significant defects, and replacements for defects have been minimal. For the three month ended March 31, 2011 and 2010, no sales returns and allowances have been recorded. Should returns increase in the future it would be necessary to adjust estimates, in which case recognition of revenues could be delayed.

In the PRC, value added tax (VAT) of 17% of the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Product warranty

The Company provides product warranties to its customers that all products manufactured by it will be free from defects in materials and workmanship under normal use for a period of one year from the date of shipment. The Company's costs and expenses in connection with such warranties has been minimal and, as of March 31, 2011 and December 31, 2010, no product warranty reserve was considered necessary.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-25 prescribes a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There are no material uncertain tax positions as of March 31, 2011 and December 31, 2010, respectively.

As of March 31, 2011, the tax years ended December 31, 2005 through December 31, 2010 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities.

Value Added Taxes

The Company is subject to a value added tax (“VAT”) for selling merchandise. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of the taxes which are determined to be late or deficient, and will be expensed in the period if and when a determination is made by the tax authorities that a penalty is due.

The Company reports revenues net of PRC’s value added tax for all the periods presented in the consolidated statements of operations.

Earnings per share

The Company computes earnings per share (“EPS’) in accordance with ASC 260 “Earnings per Share.”  ASC 260 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

In May 2010, the Company entered into a share exchange transaction which has been accounted for as a reverse acquisition or recapitalization primarily since there has been a change of control. The Company computes the weighted-average number of common shares outstanding in accordance with ASC 805, Business Combinations, which states that in calculating the weighted average shares when a reverse acquisition takes place in the middle of the year, the number of common shares outstanding from the beginning of that period to the acquisition date shall be computed on the basis of the weighted-average number of common shares of the legal acquiree (the accounting acquirer) outstanding during the period multiplied by the exchange ratio established in the merger agreement. The number of common shares outstanding from the acquisition date to the end of that period shall be the actual number of common shares of the legal acquirer (the accounting acquiree) outstanding during that period.

Stock-based compensation

The Company accounts for stock options and other equity based compensation issued to employees in accordance with ASC 718 “Share-Based Payment”. ASC 718 requires companies to recognize an expense in the statement of income at the grant-date of stock options and other equity based compensation issued to employees.

Note 3 – RESTRICTED CASH

On October 18, 2010, the Company entered into a sales contract with one major customer, Guangdong Guanghong Import & Export Company (“Guanghong”), in order to sell TV products and other audio products to Guanghong. Pursuant to the sales contracts, Guuanghong elected to make the purchase payment through Commercial Acceptance Bill. The Company is required to make a restricted cash deposit with Shenzhen Development Bank in order to cash out the Commercial Acceptance Bill before its maturity date.  The restricted cash was held by the bank until the Commercial Acceptance Bill matured on April 18, 2011.  As of March 31, 2011, restricted cash deposited with Shenzhen Development Bank totaled $388,087, and the restricted cash has been released on April 18, 2011.

Note 4 – INVENTORIES

As of March 31, 2011 and December 31, 2010, inventories consisted of the following:

	March 31, 2011	December 31, 2010
Raw materials and supplies	$310,807	$322,935
Work in process	4,913,533	-
Finished goods	321,776	248,667
Totals	$5,546,116	$571,602

Note 5 – RELATED PARTY TRANSACTIONS

As of March 31, 2011 and December 31, 2010, related party transactions consisted of the following:

	March 31, 2011	December 31, 2010
Due to a shareholder (a)	$5,330	$5,335
Loan from a related party (b)	1,134,292	523,831
		-
Total	1,139,622	529,166

(a)
During the normal course of the business, the Company, from time to time, temporarily borrows money from its principal shareholders or officers to finance working capital needs. The amounts are usually unsecured, non-interest bearing and due on demand. The Company had officer loans in the amount of $5,330 and $5,335 as of March 31, 2011 and December 31, 2010, respectively.

(b)
In May 2010, Shenzhen AIVtech entered into an agreement with Shenzhen Top Finance Guaranty Investment Inc., in which Shenzhen Top Finance Guaranty Investment Inc. agreed to pay, on behalf of Shenzhen AIVtech, all legal, audit, consulting and other expense in connection with Shenzhen AIVtech’s efforts of going public in the United States. Total such expenses incurred and paid by Shenzhen Top Finance Guaranty Investment Inc on behalf of Shenzhen AIVtech within 2010 amounted to $220,907.  In addition, on December 31, 2010, Dongguan AIVtech entered into a loan agreement with Shenzhen Top Finance Guaranty Investment Inc. to borrow RMB 2 million (approximate to $302,924) as working capital for six months ( from October 29, 2010 to March 28, 2011). The loan bears average bank interest floating upward 20%. Shenzhen AIVtech repaid the loan in full on February 25, 2011. On March 25, 2011, Dongguan AIVtech entered into an loan agreement with Shenzhen Top Finance Guaranty Investment Inc., to borrow RMB 6 million (approximate to $913,385) to pay the registered capital of newly formed subsidiary Henan AIVtech as further discussed in Note 1. The loan term is three months from March 25, 2011 until June 25, 2011, and bears average bank interest floating upward 20%.  Shenzhen Top Finance Guaranty Investment Inc. is one of the major shareholders of the Company, and owns 10.38% of the total issued and outstanding common shares of the Company. As of March 31, 2011, total related party borrowings from Shenzhen Top Finance Guaranty Investment Inc. amounted to $1,134,292.

Note 6– LONG-TERM LOAN

On January 5, 2010, the Company’s subsidiary Dongguan AIVtech entered into a loan agreement with a third-party Dongguan Shilong Industrial Company for working capital needs.  The loan amount is RMB 5 million (approximate to $757,311) for three years. The loan is guaranteed by the shareholders of Shenzhen AIV Electronics Co., Ltd., with an average interest rate of 2.7% per annum and maturity date of January 3, 2013. The loan has been repaid on March 31, 2011. Interest expenses on the loan amounted to $5,130 and $1,631 for the three months ended March 31, 2011 and 2010, respectively.

Note 7 – DIVIDEND PAYABLE

Pursuant to the Share Exchange Agreement in connection with the reverse acquisition on May 12, 2010, the Company acquired all of the outstanding shares of AIVtech from the AIVtech Shareholders. In addition to the 10,375,000 common stock issued to AIVtech shareholders, the Company also agreed to pay cash of $3,948,125, evidenced by a non-interest bearing promissory note, to AIVtech Shareholders within 12 months after the closing of the transaction. The payment has been accounted for as dividend distribution to shareholders. On May 10, 2011, the Company entered into an agreement with former AIVtech shareholders to extend the dividend payment date to May 12, 2012. (see Note 15. Subsequent Event)

Note 8– TAXES

(a) Corporation income tax (“CIT”)

The Company’s operating subsidiaries Shenzhen AIVtech and Dongguan AIVtech are governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.  Shenzhen AIVtech was formed on May 18, 2006 in a special economic zone in Shenzhen and has been granted a favorable tax treatment by local taxing authority which stipulated a 100% income tax exemption for the first two years and 50% income tax exemption for the following consecutive three years (“tax holiday”). For the years ended December 31, 2010 and 2009, Shenzhen AIVtech enjoyed a favorable tax exemption policy and the effective income tax rate for Shenzhen AIVtech assessed by local tax authority was 11% and 10% for the years ended December 31, 2010 and 2009, respectively. Such favorite tax policy will expire on December 31, 2011.

The estimated tax savings as a result of the Company’s tax holiday for the three months ended March 31, 2011 amounted to $194,004. The net effect on earnings per share had the full statutory income tax rate been applied would decrease basic earnings per share from $0.072 to $0.068 for the three months ended March 31, 2011.   The estimated tax savings as a result of the Company’s tax abatement for the three months ended March 31, 2010 amounted to $595,115. The net effect on earnings per share had the full statutory income tax rate been applied would decrease basic earnings per share from $0.37 to $0.32 for the three months ended March 31, 2010.

The Company’s effective tax rate reflected the combined results for both Shenzhen AIVtech and Dongguan AIVtech. The following table reconciles the Company’s PRC statutory tax rate to its effective tax rate for the three months ended March 31, 2011 and 2010.

	2011	2010
Statutory PRC income tax rate	25.0%	25.0%
China income tax exemption	(10.4)%	(13.4)%
Effective income tax rate	14.6%	11.6%

The parent Company AIVtech International Group Inc (formerly Ecochild Inc.) was incorporated in the United States.  It had net operating loss carry forwards for United States income tax purposes amounted to $145,081 as of March 31, 2011, which may be available to reduce future years' taxable income. These carry forwards will expire in 2030.  However, due to the change in control resulting from the reverse acquisition in 2010 which limits the amount of loss to be utilized each year, management doesn't expect to remit any of its net income back to the United States in the foreseeable future.  Accordingly, the Company recorded a full valuation allowance as of March 31, 2011.

(b) Value Added Taxes

The Company is subject to a value added tax (“VAT”) for selling merchandise. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT).

(c) Taxes payable

As of March 31, 2011 and December 31, 2010, taxes payable consisted of the following:

	March 31, 2011	December 31, 2010

Income tax payable	$294,372	$237,841
VAT tax payable	135,199	536,769
Other tax payable	8,647	11,026
Total taxes payable	$438,218	$785,636

Note 9- WARRANTS

The Company determined the fair value of the warrants at March 31, 2011 was $0.58 per share, totaling $176,345.  The fair value was determined using the Black Scholes Model based on the following assumptions:  dividend yield: 0%; volatility: 54.66%, risk free rate: 2.24%, expected term: 5 years. For the three months ended March 31, 2011 and 2010, the Company recorded a gain of $123,147 and $-0-, respectively, in changes in the fair value of the warrants in profit or loss.

There were no stock warrants issued, terminated/forfeited, or exercised during the three months ended March 31, 2011.

The following table summarizes the shares of the Company’s common stock issuable upon exercise of warrants outstanding at March 31, 2011:

Warrants Outstanding				Warrants Exercisable
Range of Exercise Price	Number Outstanding March 31, 2011	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at March 31, 2011	Weighted Average Exercise Price
$4.00	301,601	5	$4.00	301,601	$4.00
	301,601	5	$4.00	301,601	$4.00

Note 10.  EARNINGS PER SHARE

The following is a reconciliation of the numerators and denominators used in computing basic and diluted net income per share for the three months ended March 31, 2011 and 2010:

	2011	2010
Net income used in computing basis net income per share	$1,604,644	$3,798,541
Less: change in fair value of warrant liability	(123,147)	-
Net income used in computing diluted net income per share	$1,481,497	$3,798,541

Denominator:
Shares used in computation of basic net income per share
(weighted average common stock outstanding)	22,513,356	10,375,000
Dilutive potential common stock (under treasury stock method):
Effect of diluted warrants	301,601	-
Shares used in computation of diluted net income per share	22,814,957	10,375,000

Basic net income per share	$0.07	$0.37
Diluted net income per share	$0.07	$0.37

The Company has outstanding warrants to acquire 301,601 shares of common stock. These warrants are included in diluted weighted average shares calculation for the three month ended March 31, 2011 using the treasury stock method.

Note 11.  REGISTRATION RIGHTS AGREEMENT

Pursuant to the terms of exchange and registration rights agreements entered into in connection with the private placement offering on December 29, 2010, the Company agreed to file a Form S-1 registration statement with the Securities and Exchange Commission to register for resale (i) 100% of the purchased shares and (ii) 100% of the shares of the common stock underlying the warrants, within 30 calendar days following the closing of the offering, and use the Company’s best efforts to have the registration statement declared effective within 180 calendar days after closing of the offering. If the registration Statement was not filed with the SEC by the required filing date or is not declared effective by the required effective date, the Company shall pay to each investor as liquidated damages, a cash payment equal to 2% of the aggregate amount invested by such investor in the offering on the first business day of each thirty (30) day period until the registration statement has been filed or declared effective, or a portion thereof. Such liquidated damages shall not exceed 10% per annum.  The Company filed Form S-1 on January 28, 2011 and Form S-1 Amendment on May 6, 2011 and believed the registration statement will become effective within the next 180 days. As a result, the Company has not recorded any amounts with respect to this registration rights arrangement as of March 31, 2011.

Note 12.  STOCK-BASED COMPENSATION

Pursuant to the agreement signed between the Company and its independent director on August 23, 2010, the Company issue 2,000 shares of common stock, par value of $0.001 on March 31, 2011 to the director for services rendered.  The fair value of compensation expense was determined to be $4,000 based on the closing price of the Company’s common stock traded at $2 on March 31, 2011.

Note 13. NON-CONTROLLING INTEREST

Non-controlling interest represents one minority shareholder’s 30% ownership interest in Dongguan AIVtech Electronics Co., Ltd and 40% ownership interest in Henan AIVtech Electronics Co., Ltd.  As of March 31, 2011 and December 31, 2010, non-controlling interest consisted of the following:

	March 31,	December 31,
	2011	2010
Original paid-in capital	$1,048,187	$439,264
Retained Earnings	482,559	303,413
Accumulated other comprehensive income	21,523	102,749
	$1,552,269	$845,426

Note 14 - CONCENTRATIONS

Major Customers

Three customers accounted for 32%, 24% and 11% of the total sales for the three months ended March 31, 2011, respectively.   The same customers accounted for 20%, 38% and 17% of the total sales for the three months ended March 31, 2010.

As of March 31, 2011, three customers accounted for 32%, 24% and 11% of the total outstanding receivables, respectively.  As of December 31, 2010, two customers accounted for 79.8% and 9% of the total accounts receivable outstanding.

Major suppliers

For the three months ended March 31, 2011, four material suppliers accounted for more than 40% of total purchases, with each supplier individually accounting for 24.7%, 8.6% and 6.6% of the total purchases. For the three months ended March 31, 2010, three material suppliers accounted for more than 44% of total purchases, with each supplier individually accounting for 17.1%, 16.6%, and 10.3% of the total purchases.

Note 15 – SUBSEQUENT EVENT

On May 10, 2011, immediate before the expiration of the promissory note in connection with the reverse merger transaction consummated on May 12, 2010, former shareholders of AIVtech entered into an agreement to extend the payment date of the cash dividend of $3,948,125 from May 12, 2011 to May 12, 2012. Any decision as to the payment of dividends will depend on the available earnings, the capital requirements of the Company, the Company’s general financial condition and other factors deemed pertinent by the Board of Directors.

2,814,935 Common Shares

AIVTECH INTERNATIONAL GROUP CO.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until ___________, 2011, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is:          , 2011

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item. 13 Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$1,015.54
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$1,000
Accounting fees and expenses	$20,000
Legal fees and expense	$35,000
Blue Sky fees and expenses	$0
Miscellaneous	$2,000
Total	$59,015.54

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item. 14 Indemnification Of Directors And Officers.

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)
We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest.  We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)
To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act of 1933.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item. 15 Recent Sales Of Unregistered Securities.

In connection with the private placement that closed on December 29, 2010, we issued an aggregate of (a) 2,513,334 shares of common stock, and (b) five-year Investor Warrants to purchase up to 251,334 shares of common stock at an exercise price of $4.00 per share to the Investors, for aggregate gross proceeds of $7,540,000. Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Rule 506 of Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In connection with the abovementioned private placement, we paid the placement agent a fee of $150,800 and issued to it five-year Placement Agent Warrants to purchase a total of 50,267 shares of common stock at an exercise price of $4.00 per share. Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. We made this determination based on the representations of the placement agent, which included, in pertinent part, that the placement agent was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that the placement agent was acquiring our common stock for investment purposes for its own account and not as a  nomines or agents, and not with a view to the resale or distribution thereof, and that the placement agent understood that the our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Pursuant to the share exchange agreement, on May 12, 2010, we issued an aggregate of 10,375,000 shares of common stock to the AIVtech-HK shareholders, their designees or assigns, in exchange for 100% of the outstanding shares of AIVtech-HK.  Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On July 31, 2009, we issued an aggregate of 3,625,000 shares of common stock at a price of $0.008 per share to 29 non-U.S. investors in a private placement raising aggregate proceeds of $29,000. Such securities were not registered under the Securities Act.  These securities qualified for exemption under Regulation S of the Securities Act since the issuance securities by us did not involve a public offering. We made this determination based on the representations of the investors, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On April 21, 2009, we issued an aggregate of 6,000,000 shares of common stock at a price of $0.001 per share to Galina Birca and Vladimir Enachi, both of whom were our then directors, in a private placement raising aggregate proceeds of $6,000. Such securities were not registered under the Securities Act.  These securities qualified for exemption under Regulation S of the Securities Act since the issuance securities by us did not involve a public offering. We made this determination based on the representations of the investors, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
2.1	Share Exchange Agreement between AIVtech and AIVtech-HK, dated May 12, 2010. (2)
3.1	Certificate of Incorporation of AIVtech International Group Co., dated December 18, 2007. (1)
3.2	Amendment to Certificate of Incorporation, dated May 21, 2010. (3)
3.3	Amended and Restated By-Laws of AIVtech International Group Co. dated September 10, 2010. (5)
4.1	Form of Warrant (6)
5.1	Opinion of Sichenzia Ross Friedman Ference Anslow LLP *
10.1	Subscription Agreement by and between AIVtech International Group Co. and certain investors dated December 29, 2010. (6)
10.2	Amendment Agreement to Subscription Agreement, dated May 31, 2011. (11)
10.3	Director Agreement with James C. Hansel dated August 23, 2010. (4)
10.4	Share Transfer Agreement between Jinlin Guo, Lanbin Ding and AIVtech-HK, dated March 30, 2010. (7)
10.5	Purchase Order by and between Shenzhen Huike Audio Co., Ltd. and Dongguan AIVtech Co., Ltd. dated March 17, 2010. (7)
10.6	Purchase Order by and between Shenzhen YuanMao Electronic Hardware Co., Ltd. and Dongguan AIVtech Co., Ltd. dated March 24, 2010. (7)
10.7	Purchase Order by and between Dongguan AIVtech Co., Ltd. and DaKang Holding Co., Ltd. dated December 30, 2010. (7)
10.8	Purchase Order by and between Shenzhen AIVtech Co., Ltd. and ChaoYa Furniture Co., Ltd. dated December 21, 2010. (7)
10.9	Purchase Order by and between Dongguan AIVtech Co., Ltd. and Guangdong Guanghong Export & Import Co., Ltd. dated December 11, 2010. (7)
10.10	Trust agreement between Mr. Jinlin Guo and Bin Liu, dated May 5, 2010. (8)
10.11	Trust agreement between Mr. Jinlin Guo and Meicui Liu, dated May 5, 2010. (8)
10.12	Trust agreement between Mr. Jinlin Guo and Kai Guo, dated May 5, 2010. (8)
10.13	Trust agreement between Mr. Jinlin Guo and Yujin Zhou, dated May 5, 2010. (8)
10.14	Employment Agreement with Hu Fan, dated April 26, 2011. (9)
10.15	Employment Agreement with Huanzhao Zhu, dated April 26, 2011. (9)
10.16	Agreement between AIVtech International Group Co. and the former shareholders of AIVtech Holding (Hong Kong) Limited (10)
14.1	Code of Ethics and Business Conduct. (7)
21.1	List of Subsidiaries. (11)
23.1	Consent of Friedman LLP. *
23.2	Consent of Acquavella, Chiarelli, Shuster, Berkower & Co., LLP. *
23.2	Consent of Counsel, as in Exhibit 5.1.
99.1	Audit Committee Charter. (7)
99.2	Compensation Committee Charter. (7)
99.3	Nominating Committee Charter. (7)
101	Interactive Data File [incorporated by reference to Exhibit 101 filed with the Company’s quarterly report on Form 10-Q/A for the period ended June 30, 2011 filed on September 13, 2011].

(1) Incorporated by reference to the registration statement on Form S-1 filed with the SEC on September 16, 2009.
(2) Incorporated by reference to the current report on Form 8-K filed with the SEC on May 14, 2010.
(3) Incorporated by reference to the current report on Form 8-K filed with the SEC on June 1, 2010.
(4) Incorporated by reference to the current report on Form 8-K filed with the SEC on August 27, 2010.
(5) Incorporated by reference to the current report on Form 8-K filed with the SEC on September 16, 2010.
(6) Incorporated by reference to the current report on Form 8-K filed with the SEC on December 30, 2010.
(7) Incorporated by reference to the registration statement on Form S-1 filed with the SEC on January 28, 2011.
(8) Incorporated by reference to the annual report on Form 10-K filed with the SEC on March 31, 2011.
(9) Incorporated by reference to the current report on Form 8-K filed with the SEC on May 6, 2011.
(10) Incorporated by reference to the quarter report on Form 10-Q filed with the SEC on May 16, 2011.
(11) Incorporated by reference to the registration statement on Form S-1 filed with the SEC on June 6, 2011.
* Filed herein.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, People’s Republic of China, on September 16, 2011.

AIVTECH INTERNATIONAL GROUP CO.

By:	/s/ Jinlin Guo
Jinlin Guo
President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

September 16, 2011	By:	/s/ Jinlin Guo
Jinlin Guo
President, Chief Executive Officer and Chairman of the Board of Directors

September 16, 2011	By:	/s/ Yilin Shi
Yilin Shi
Chief Financial Officer and Director

September 16, 2011	By:	/s/ Huanchao Zhu
Huanchao Zhu
Chief Operating Officer

September 16, 2011	By:	/s/ Hu Fan
Hu Fan
Secretary

September 16, 2011	By:	/s/ Jian Wang
Jian Wang
Independent Director

September 16, 2011	By:	/s/ Wenbin Wu
Wenbin Wu
Independent Director